     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 28, 1997
                                                     REGISTRATION NO. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------
                       SPLASH TECHNOLOGY HOLDINGS, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         DELAWARE                    3577                    77-0418472
      (STATE OR OTHER    (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
      JURISDICTION OF     CLASSIFICATION CODE NUMBER)  IDENTIFICATION NUMBER)
     INCORPORATION OR
       ORGANIZATION)

                              555 DEL REY AVENUE
                          SUNNYVALE, CALIFORNIA 94086
                                (408) 328-6300
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                             KEVIN K. MACGILLIVRAY
                                   PRESIDENT
                          AND CHIEF EXECUTIVE OFFICER
                       SPLASH TECHNOLOGY HOLDINGS, INC.
                              555 DEL REY AVENUE
                          SUNNYVALE, CALIFORNIA 94086
                                (408) 328-6300
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                  COPIES TO:


         Jeffrey D. Saper, Esq.                  Carla S. Newell, Esq.
          Kurt J. Berney, Esq.                 Christine M. Nakata, Esq.
    WILSON SONSINI GOODRICH & ROSATI,           GUNDERSON DETTMER STOUGH
        Professional Corporation          VILLENEUVE FRANKLIN & HACHIGIAN, LLP
           650 Page Mill Road                    155 Constitution Drive
       Palo Alto, California 94304            Menlo Park, California 94025
             (415) 493-9300                          (415) 321-2400

                               ----------------

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.
                               ----------------
  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
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
                                                                     PROPOSED
                                                      PROPOSED       MAXIMUM
                                       AMOUNT         MAXIMUM       AGGREGATE      AMOUNT OF
     TITLE OF EACH CLASS OF            TO BE       OFFERING PRICE    OFFERING     REGISTRATION
  SECURITIES TO BE REGISTERED      REGISTERED(1)    PER SHARE(2)   PRICE(1)(2)        FEE
----------------------------------------------------------------------------------------------
                                     3,737,500
Common Stock, $0.001 par value.        shares         $37.9375     $141,791,407     $42,967

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

(1) Includes up to 487,500 shares of Common Stock ($18,494,531 aggregate offering price) which may be purchased by the Underwriters to cover over-allotments, if any.
(2) Estimated pursuant to Rule 457(c) solely for the purpose of calculating the registration fee based on the average high and low trading prices for the Common Stock as reported by the Nasdaq National Market on July 22, 1997.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS +
+OF ANY SUCH STATE.                                                            +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                                                           SUBJECT TO COMPLETION
                                                                   JULY 28, 1997

                                3,250,000 Shares

                         [LOGO OF SPLASH APPEARS HERE]
                                     SPLASH
                                  Common Stock

                                   --------

  Of the 3,250,000 shares of Common Stock offered hereby, 1,250,000 shares are being sold by Splash Technology Holdings, Inc. ("Splash" or the "Company") and 2,000,000 shares are being sold by certain Selling Stockholders. The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders. See "Principal and Selling Stockholders." The Company's Common Stock is listed on the Nasdaq National Market under the symbol "SPLH." On July 24, 1997, the last reported sale price of the Common Stock as reported on the Nasdaq National Market was $37.75 per share. See "Price Range of Common Stock."

                                   --------

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 7.

                                   --------

THESE  SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE  COMMISSION  OR   ANY  STATE  SECURITIES  COMMISSION   NOR  HAS  THE
  SECURITIES  AND EXCHANGE  COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION
   PASSED  UPON   THE  ACCURACY   OR  ADEQUACY   OF  THIS   PROSPECTUS.  ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               PRICE         UNDERWRITING        PROCEEDS         PROCEEDS TO
                                TO           DISCOUNTS AND          TO              SELLING
                              PUBLIC        COMMISSIONS(1)     COMPANY(2)(3)    STOCKHOLDERS(3)
-----------------------------------------------------------------------------------------------
Per Share..............         $                 $                 $                 $
-----------------------------------------------------------------------------------------------
Total(3)...............        $                 $                 $                 $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) See "Underwriting" for information relating to indemnification of the Underwriters and other matters.
(2) Before deducting expenses payable by the Company estimated at $400,000.
(3) The Company and certain of the Selling Stockholders have granted the Underwriters a 30-day option to purchase up to 487,500 additional shares of Common Stock solely to cover over-allotments, if any. To the extent that the option is exercised, the Underwriters will offer the additional shares at the Price to Public shown above. If the option is exercised in full, the total Price to Public, total Underwriting Discounts and Commissions, total Proceeds to Company and total Proceeds to Selling Stockholders will be
    $    , $    , $     and $    , respectively. See "Underwriting."

                                   --------

  The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, and subject to the right of the Underwriters to reject any order in whole or in part. It is expected that delivery of the shares of Common Stock will be made at the offices of Alex. Brown & Sons Incorporated, Baltimore, Maryland, on or about
      , 1997.

Alex. Brown & Sons
  INCORPORATED
                             Montgomery Securities

                                                              Piper Jaffray Inc.

                   THE DATE OF THIS PROSPECTUS IS     , 1997.

                             ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 with respect to the shares of Common Stock offered hereby, of which this Prospectus forms a part. In accordance with the rules of the Commission, this Prospectus omits certain information contained in the Registration Statement. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed therewith. Statements contained in this Prospectus concerning the provisions of such documents are necessarily summaries of such documents and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission as an exhibit to the Registration Statement. Copies of the Registration Statement and the exhibits and schedules thereto may be inspected, without charge, at the offices of the Commission, or obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov.

  The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports and other information with the Commission. Reports, proxy statements and other information filed by the Company can be inspected and copied (at prescribed rates) at the Commission's Public Reference Section, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, as well as the New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048, and the Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60601. Quotations relating to the Company's Common Stock appear on the Nasdaq National Market and such reports, proxy statements and other information concerning the Company can also be inspected at the offices of the Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK OF THE COMPANY, INCLUDING ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS OR IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

  IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS (IF ANY) OR THEIR RESPECTIVE AFFILIATES MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH REGULATION M. SEE "UNDERWRITING."

 NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING STOCKHOLDER OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                 ------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Additional Information....................................................    2
Prospectus Summary........................................................    4
Risk Factors..............................................................    7
Use of Proceeds...........................................................   18
Dividend Policy...........................................................   18
Price Range of Common Stock...............................................   18
Splash Acquisition........................................................   18
Capitalization............................................................   19
Selected Consolidated Financial Data......................................   20
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   22
Unaudited Pro Forma Combined Condensed Statements of Operations ..........   32
Business..................................................................   34
Management................................................................   49
Certain Transactions......................................................   55
Principal and Selling Stockholders........................................   56
Description of Capital Stock..............................................   58
Shares Eligible for Future Sale...........................................   60
Underwriting..............................................................   61
Legal Matters.............................................................   62
Experts...................................................................   62
Index to Consolidated Financial Statements................................  F-1

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information, including "Risk Factors" and consolidated financial statements and notes thereto, appearing elsewhere in this Prospectus. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in such forward-looking statements. Factors that may cause such a difference include, but are not limited to, those discussed in "Risk Factors." Unless the context otherwise specifies, references in this Prospectus to "Splash" and the "Company" refer to Splash Technology Holdings, Inc. and its subsidiaries, including its principal operating subsidiary, Splash Technology, Inc., as well as predecessor entities.

                                  THE COMPANY

  Splash develops, produces and markets color servers that provide an integrated link between desktop computers and digital color laser copiers and enable such copiers to provide high quality, high speed, networked color printing and scanning. These hybrid systems, consisting of color servers and digital color laser copiers (referred to as connected or multifunction copiers), support multiple uses including image scanning, image manipulation, printing and photocopying. The Company's products feature advanced color correction, color calibration and separations support, ease of use, time-saving workflow functionality, simulation of many color monitors and printing presses, and automatic correction for certain printing workflow problems.

  Commercial color printing customarily involves multiple iterations of complex, labor-intensive and costly steps, including design and composition, color retouching and other manipulation, color separation, image setting and proofing, and, finally, preparation of printing plates and printing on a large, expensive commercial press. The process involves high fixed costs and considerable time, and historically has been justified only for printing in large volumes. The broader use of desktop color displays, desktop publishing software, and desktop-based color scanners, as well as the increased availability of digital color copiers and networked and desktop color printers, has enabled a greater amount of color design and print preparation to be performed more rapidly and at lower costs than previously possible. Although the quality of both color copiers and desktop color displays has improved in recent years, users hoping to take advantage of such improvements have faced considerable difficulties due to the complexities inherent in color technology, thus creating a need for advanced, integrated, high quality, easy-to-use, and cost-effective color printing solutions.

  Splash servers transform color copiers into effective network-based system solutions for a variety of color printer applications from commercial and short run printing to desktop publishing and office color printing. The Company's products utilize open systems that can be readily integrated with corporate networks, enabling easy access by a broad range of end users. The use of open systems enables the Company to concentrate its development resources on value-added solutions for end users, and provides greater flexibility by allowing use of standard peripheral products and software. The Company believes it was the first among its direct competitors to commercially offer a number of significant features for multifunction copiers, including features in the areas of color calibration, color corrections, color separations and scanning.

  Splash sells its color server products to two of the leading providers of color copiers, Xerox Corporation (including its affiliate in Europe, Rank Xerox) ("Xerox") and Fuji Xerox Company Ltd. ("Fuji Xerox"). These original equipment manufacturers ("OEMs") integrate the Company's color servers with their digital color copiers and sell the connected systems to end users through a worldwide direct distribution network. Users of the Company's color servers include magazine publishers, advertising firms, graphic arts firms, publishing services providers, prepress and printing firms, and Fortune 500 companies with in-house graphics, marketing and advertising and publishing needs.

  On May 28, 1997, Splash acquired Quintar Holdings Corporation ("Quintar"), a company that designs, manufactures and markets embedded controllers for desktop color printers, as well as proprietary servers for high-speed, multifunction monochrome and color printers and copiers. Pursuant to the acquisition agreement, Splash paid to Quintar shareholders an aggregate of approximately $11.5 million in cash at closing, assumed Quintar's outstanding stock options valued at $1.6 million and agreed to pay aggregate contingent earn-out payments of up to $3.2 million, subject to achieving certain net revenue and operating income targets. See "Risk Factors--Risks Associated with Quintar Acquisition; General Risks Associated with Acquisitions," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Combined Condensed Statements of Operations," and "Business--Quintar Acquisition."

  Splash Technology Holdings, Inc. was incorporated in Delaware in December 1995. The Company's business operated as the Color Server Group ("CSG") division of SuperMac Technology, Inc. ("SuperMac") from late 1992 to August 1994, and after the merger of SuperMac into Radius Inc. ("Radius") as the CSG division of Radius from August 1994 until January 1996. In January 1996, the Company was acquired by an investor group led by certain entities affiliated with Summit Partners, L.P. and Sigma Partners, L.P. (the "Splash Acquisition"). The Company's executive offices are located at 555 Del Rey Avenue, Sunnyvale, CA 94086, and its telephone number is (408) 328-6300. See "Splash Acquisition" and "Certain Transactions."

                                  THE OFFERING

 Common Stock offered by the Company..........  1,250,000 shares
 Common Stock offered by the Selling
  Stockholders................................  2,000,000 shares
 Common Stock to be outstanding after the
  offering (the "Offering")...................  13,358,561 shares(1)
 Use of proceeds..............................  For working capital and general corporate purposes. See "Use of
                                                Proceeds."
 Nasdaq National Market symbol................  SPLH

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                                 (IN THOUSANDS)

                            PREDECESSOR
                             BUSINESS      SPLASH TECHNOLOGY HOLDINGS, INC.
                          --------------- ----------------------------------
                                                            NINE  MONTHS
                                                        --------------------
                            YEAR ENDED
                           SEPTEMBER 30,   YEAR ENDED      ENDED     ENDED
                          --------------- SEPTEMBER 30,  JUNE 30,   JUNE 30,
                           1994    1995      1996(2)      1996(3)     1997
                          ------- ------- ------------- ----------- --------
                                           (PRO FORMA)  (PRO FORMA)
                                                            (UNAUDITED)
CONSOLIDATED STATEMENT
 OF OPERATIONS DATA:
Net revenue.............  $16,354 $30,472   $ 47,721     $ 31,334   $51,227
Cost of net revenue.....   12,068  20,723     27,808       19,882    24,864
Gross profit............    4,286   9,749     19,913       11,452    26,363
Operating expenses:
 Research and
  development...........    1,999   3,295      4,125        3,122     3,972
 Sales and marketing....      562   2,076      2,444        1,494     4,126
 General and
  administrative........      377     891      1,563          955     1,945
 Amortization and write-
  off of technology.....       --      --     22,803       22,729    11,039
Income (loss) from
 operations.............    1,348   3,487    (11,022)     (16,848)    5,281
Other income............       --      --         --           --      (600)
Interest (income)
 expense, net...........       --      --        593          406      (379)
Income (loss) before
 provision for income
 taxes..................    1,348   3,487    (11,615)     (17,254)    6,260
Provision for (benefit
 from) income taxes.....       99   1,395     (4,673)      (6,929)    6,447
Net income (loss).......  $ 1,249 $ 2,092   $ (6,942)    $(10,325)  $  (187)

                                                              JUNE 30, 1997
                                                          ----------------------
                                                          ACTUAL  AS ADJUSTED(4)
                                                          ------- --------------
CONSOLIDATED BALANCE SHEET DATA:
Working capital.......................................... $10,010    $54,438
Total assets.............................................  40,051     84,479
Total liabilities........................................  16,099     16,099
Total stockholders' equity...............................  23,952     68,380

--------
(1) Based on the number of shares outstanding as of June 30, 1997. Excludes an aggregate of approximately 802,000 shares of Common Stock issuable on the exercise of options outstanding as of June 30, 1997 at a weighted average exercise price of $15.17 per share; approximately 21,000 shares of Common Stock issuable on the exercise of options granted after June 30, 1997; approximately 1,749,000 shares of Common Stock reserved for future grants under the Company's 1996 Stock Option Plan as of the date of this Prospectus; and approximately 125,000 shares of Common Stock reserved for issuance under the Company's 1996 Employee Stock Purchase Plan. See "Use of Proceeds," "Management--Compensation Plans" and Note 8 of Notes to Consolidated Financial Statements.
(2) Represents the results of operations of CSG for the four months ended January 31, 1996 plus the results of operations of the Company for the eight months ended September 30, 1996. There were no material pro forma adjustments.
(3) Represents the results of operations of CSG for the four months ended January 31, 1996 plus the results of operations of the Company for the five months ended June 30, 1996. There were no material pro forma adjustments.
(4) Adjusted to reflect the sale of 1,250,000 shares of Common Stock offered by the Company hereby at an assumed public offering price of $37.75 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses. See "Capitalization."
                                ----------------

  This Prospectus includes trademarks and trade names of the Company and other corporations.

                                ----------------

  Except as otherwise indicated, all information in this Prospectus (i) assumes no exercise of the Underwriters' over-allotment option and (ii) gives effect to the 3.5-for-1 split of the Common Stock that occurred in connection with the Company's initial public offering in October 1996. See "Underwriting."

                                 RISK FACTORS

  This Prospectus contains forward-looking statements that involve risks and uncertainties. The statements contained in this Prospectus that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, including without limitation statements regarding the Company's expectations, beliefs, intentions or strategies regarding the future. All forward-looking statements included in this document are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Prospectus. In evaluating the Company's business, prospective investors should consider carefully the following factors in addition to the other information set forth in this Prospectus.

  Short Period of Independent Operations; No Assurance of Future Profitability. Prior to the Splash Acquisition in January 1996, the business of the Company had been operated as a division of Radius and, prior to the merger of SuperMac into Radius, as a division of SuperMac. Moreover, Splash was dependent on Radius through May 1996 for certain financial and administrative services and related support functions. Accordingly, the Company has had limited experience operating as an independent entity. Moreover, the Company only began implementing independent accounting systems, financial, operational and management controls, and reporting systems and procedures in February 1996. The Company believes that further improvements in financial, management and operational controls will continue to be needed to manage any expansion of the Company's operations. The failure to implement such improvements could have a material adverse effect upon the Company's business, operating results and financial condition.

  Although the Company's net revenue has increased each year since fiscal 1994, the Company's limited history of operations as an independent entity makes reliable predictions of future operating results difficult or impossible. In particular, the Company's recent revenue growth should not be considered indicative of future results. There can be no assurance that any of the Company's business strategies will be successful or that the Company will be able to sustain growth on a quarterly or annual basis. Although the Company was profitable for the first eight months of independent operations through September 30, 1996 and for the first nine months of fiscal 1997, before purchase accounting adjustments, there can be no assurance that the Company will continue to be profitable on an annual or quarterly basis in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Fluctuations in Operating Results; Seasonal Purchasing Patterns. The Company's operating results have fluctuated and will likely continue to fluctuate in the future on a quarterly and annual basis as a result of a number of factors, many of which are outside the Company's control. These fluctuations are in part due to the purchasing patterns of the Company's two customers, Xerox and Fuji Xerox. These customers have historically made a significant portion of their purchases of the Company's products in the second half of the Company's fiscal year. As a result, the Company's sales have historically been lower, and are expected to continue to be lower, in the first quarter of the Company's fiscal year than in the immediately preceding fourth quarter. However, in the event that these customers change their purchasing patterns in the future, this seasonality may change which could affect the Company's quarterly operating results. In addition, any increases in inventories by the Company's customers could also result in variations in the timing of purchases by such customers. For example, in May 1996, as the Company transitioned from its Power Series line of products to its Professional Color Imaging ("PCI") Series line of products, Xerox informed Splash that it held in its inventory a substantial quantity of Power Series products accumulated since January 1996. As a result of the Company's product transition and Xerox's accumulation of inventory of these products, sales of Power Series products shipped to Xerox between January 1996 and April 1996 were generally recorded as net revenue when Xerox sold these products to end users. All other product sales are recorded as net revenue upon shipment to the OEM customer. There can be no assurance that the Company will receive sufficient inventory information from its OEM customers over time or that the Company will be able to prevent a recurrence of a similar problem in the future. In addition, announcements by the Company or its competitors of new products and technologies could cause customers to defer purchases of the Company's existing products. In the event that anticipated orders from end users fail to materialize, or delivery schedules are deferred or canceled as a result of the above factors or other unanticipated factors, it would materially and adversely affect the Company's business, operating results and financial condition.

  Results in any period could also be affected by changes in market demand, competitive market conditions, sales promotion activities by the Company, its OEM customers or its competitors, market acceptance of new or existing products, sales of color copiers with which the Company's products are compatible, the cost and availability of components, the mix of the Company's customer base and sales channels, the amount of any third party funding of development expenses, the mix of products sold, the Company's ability to effectively expand its sales and marketing organization, the Company's ability to attract and retain key technical and managerial employees, and general economic conditions. As a result, the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indicative of future performance. Due to all of the foregoing factors, the Company's operating results in one or more future periods may be subject to significant fluctuations. In the event this results in the Company's financial performance being below the expectations of public market analysts and investors, the price of the Company's Common Stock would be materially and adversely affected.

  The Company's gross margin is affected by a number of factors, including product mix, product pricing, and manufacturing and component costs. The average selling price of the Company's products has decreased in the past primarily as a result of competitive market pressures, the introduction of lower priced products and, in certain cases, in response to new product introductions by the Company's customers. The Company expects this trend to continue. In this regard, the Company lowered pricing for new versions of its products which were introduced in June 1997. See "Business--Products and Technology--New Version Offerings." In the event of significant price competition in the market for color copier servers or competitive systems, the Company could be at a significant disadvantage compared to its competitors, many of which have substantially greater resources or lower product costs than the Company and therefore could more readily withstand an extended period of downward pricing pressure. Any decline in average selling prices of a particular product which is not offset by a reduction in production costs or by sales of other products with higher gross margins would decrease the Company's overall gross margin and adversely affect the Company's operating results. The Company establishes its expenditure levels for product development and other operating expenses based on projected sales levels and margins, and expenses are relatively fixed in the short term. Moreover, the Company's overall expense level is expected to increase as the Company continues to build corporate infrastructure and to support expansion of operations. Accordingly, if sales are below expectations in any given period, the adverse impact of the shortfall on the Company's operating results may be increased by the Company's inability to adjust spending in the short term to compensate for the shortfall. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Emerging Color Server Market. The market for the Company's color server products has only recently begun to develop. Because the markets for digital color copiers and connected color servers are relatively new, and because current and future competitors are likely to continue to introduce competing solutions, it is difficult to predict the rate at which these markets will grow, if at all. If the color server market fails to grow, or grows more slowly than anticipated, the Company's business, operating results and financial condition will be adversely affected. The Company intends to continue to spend resources educating potential customers about color servers. However, there can be no assurance that such expenditures will enable the Company's products to achieve any additional degree of market acceptance. Moreover, the Company has historically focused on certain segments of the market (the prepress and graphic arts segments) and has had only limited penetration to date into the broader office segment or other market segments. There can be no assurance that the Company will be able to maintain or increase its presence in its existing market segments or to successfully penetrate such additional market segments. See "Business--Industry Background," "--Markets and Customers" and "-- Competition."

  Dependence on Xerox and Fuji Xerox. The Company's products operate only with certain color laser copiers offered by Xerox and Fuji Xerox, and the Company currently sells its products solely to Xerox and Fuji Xerox, which resell the Company's products on an OEM basis to their color copier end users. Sales to Xerox in fiscal 1994, 1995 and 1996 accounted for approximately 40%, 41% and 43%, respectively, of the Company's net revenue, and sales to Fuji Xerox in such periods accounted for approximately 60%, 59% and 57%, respectively, of net revenue. As a result, sales of the Company's products have been and will continue to be heavily influenced by the market acceptance of the Xerox and Fuji Xerox color copiers with which the Company's products operate and the sales efforts of Xerox and Fuji Xerox with respect to Splash products. Xerox and Fuji Xerox face substantial competition from other manufacturers of color copiers, including Canon Inc. ("Canon"), which the Company believes has the largest share of the worldwide market for color copiers. If sales of the color copiers of Xerox and Fuji Xerox with which Splash's products are compatible decrease, the Company's business, operating results and financial condition would be materially and adversely affected. Similarly, if Xerox or Fuji Xerox were to introduce color copiers that are not compatible with the Company's products, or if Xerox or Fuji Xerox were to introduce color copiers that already contain a significant portion of the functionality of the Company's products so as to render the Company's products unnecessary, the Company's business, operating results and financial condition would be materially and adversely affected. In addition, Fuji Xerox color copiers are produced in a single location in Japan, and any disruption of production at such facility could materially and adversely affect the Company's business, operating results and financial condition.

  As a result of its reliance on Xerox and Fuji Xerox, the Company currently has a relatively small sales and marketing organization and has limited experience with direct sales efforts. Any change in the sales and marketing efforts of Xerox or Fuji Xerox with respect to Splash's products, including any reduction in the size or effectiveness of the Xerox or Fuji Xerox sales and marketing forces, or changes in incentives for Xerox or Fuji Xerox salespersons to sell Splash products or color servers produced by competitors of Splash, could have a material adverse effect on the Company's business, operating results and financial condition.

  Xerox currently sells a substantial number of color servers made by companies other than Splash, including those of the Company's principal competitor, Electronics for Imaging, Inc. ("EFI"). The Company is the principal supplier of color servers to Fuji Xerox. However, Fuji Xerox has increased the number of color servers sold to end users that were manufactured by companies other than Splash, including EFI. In addition, the Company is required to permit testing by Xerox and Fuji Xerox of the beta release of the Company's products and cannot begin shipping any version to Xerox or Fuji Xerox until such version meets their respective quality standards. Either Xerox or Fuji Xerox may choose to promote the use of color servers manufactured by competitors of the Company to the detriment of sales of the Company's products, may choose to manufacture color servers themselves, may choose to manufacture only color copiers that are not compatible with Splash products, or may otherwise reduce, delay or cease purchases and sales of Splash color servers. The Company does not have contracts with Xerox and Fuji Xerox with respect to its products and is currently operating on a purchase order basis with these customers. There can be no assurance that the Company will continue to receive orders from Xerox or Fuji Xerox. Any decrease in the level of sales to Xerox or Fuji Xerox would have a material adverse effect on the Company's business, operating results and financial condition.

  Inventory Risks. Xerox and Fuji Xerox may from time to time carry excess inventory of Splash color servers, inaccurately project future demand for Splash products or fail to optimally manage their ordering of Splash products, any of which could result in a significant decrease in orders from such customers in subsequent periods. For example, in May 1996, as the Company transitioned from its Power Series line of products to its PCI Series line of products, Xerox informed Splash that it held in its inventory a substantial quantity of Power Series products accumulated since January 1996. Xerox indicated to Splash that, to eliminate this inventory and to permit Xerox to introduce the PCI Series products, Xerox substantially reduced the selling prices of the Power Series products beginning in June 1996. Sales by Xerox of the Power Series products at a discount may have resulted in reduced sales of the Company's PCI Series products. Moreover, Xerox had difficulty selling color server kits for the Power Series products, which do not include a computer platform, because these units require the use of an Apple Power Macintosh based upon the NuBus architecture no longer used in Apple Power Macintosh computers. Thus, a purchaser of the earlier generation color server kit was required to purchase or already own a NuBus based Apple Power Macintosh. There can be no assurance that the Company will receive sufficient information from Xerox, Fuji Xerox or other customers over time or that the Company will in any event be able to prevent the recurrence of a similar problem in the future. As a result, Splash's customers, among other things, may be required to discount excess inventory, may experience difficulty in selling excess inventory, may experience reduced sales of new products or may become dissatisfied with their relationship with Splash. Although customers have no commercial right of return with respect to the Company's products, there can be no assurance that the Company will not elect to make accommodations to significant customers. Reduced sales of Splash products by Xerox or Fuji Xerox or any financial or other accommodation made to Xerox or Fuji Xerox could have a material adverse effect on the business, operating results and financial condition of Splash. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Dependence on Adobe Systems Incorporated. The Company's products depend on the PostScript page description language software developed by Adobe Systems Incorporated ("Adobe") and licensed by the Company from Adobe on a non-exclusive basis. Any delay in the release of future versions of PostScript by Adobe or in the upgrade of the Company's products to be compatible with current or future versions of PostScript, or any material defects in any versions of PostScript software (including defects identified in connection with upgrades of the Company's products), could have a material adverse effect on the Company's business, operating results and financial condition. The Company is required to pay a royalty for each copy of PostScript that is incorporated in Splash products, which royalty constitutes a substantial portion of the total manufactured cost of the Company's products. In addition, the Company is required to permit testing by Adobe of the beta release version of the Company's products, and the Company cannot begin shipping any version until such version meets Adobe's quality standards. The license agreement between the Company and Adobe expires in September 1997, subject to renewal upon mutual consent. There can be no assurance that Adobe will continue to enjoy its leadership position in the market, renew the current license at the end of its term or license future versions of PostScript to Splash on terms favorable to Splash or at all. If the license agreement between Adobe and the Company is terminated for any reason or the Company's relationship with Adobe is impaired, the Company could be required to change to an alternative page description language which would require the expenditure of significant resources and time and could significantly limit the marketability of the Company's products. Any increase in royalties payable to Adobe also could have a material adverse effect on the Company's operating results. In addition, the Adobe PostScript software is incorporated in the products of certain of the Company's competitors. The Company's business could be materially and adversely affected if Adobe were to make available to the Company's competitors future versions of Adobe PostScript software that include enhancements to the Adobe PostScript software that were originally developed or implemented by Splash. See "Business--Competition" and "--Intellectual Property."

  Dependence on Apple Computer, Inc. Substantially all of the Company's current products require the use of an Apple Power Macintosh computer as a computer platform. Apple has experienced, and continues to experience, significant financial difficulties and losses in market acceptance, and its products have particularly low levels of market acceptance in the office color printing market into which the Company is seeking to expand. In addition, Apple has experienced significant changes in management. If Apple were to discontinue production of the Power Macintosh models with which Splash products operate or were unable to provide or otherwise cease to provide an acceptable level of end user customer support, the Company's business, operating results and financial condition would be materially and adversely affected. For example, Apple phased out the manufacture of Power Macintosh products based on the NuBus architecture in the second half of calendar 1995 in favor of Power Macintosh products based on the PCI bus architecture. As a result, the Company had to expend significant resources and faced substantial risk of technological failure or lack of market acceptance in developing and introducing its PCI-based products. In addition, the Company has experienced sourcing difficulties related to Apple's delay in the release of new models. There can be no assurance that the Company will not experience similar difficulties in the future. Any extended delay between the discontinuation of an existing model and the release of an enhanced model by Apple could have a material adverse effect on the Company's business, financial condition and results of operations. Any efforts of the Company to migrate its products to a different computer platform would require a substantial expenditure of resources and time, and there can be no assurance that any such products can be successfully developed or introduced in a timely fashion and at competitive cost or otherwise achieve widespread market acceptance. See "Business-- Manufacturing."

  Dependence on Single Product Line. Substantially all of Splash's current shipments consist, and are expected to continue to consist, of the Company's color server products. Because of this product concentration, a significant decline in demand for or pricing of these products would have a material adverse effect on the Company's business, operating results and financial condition, whether as a result of a decline in sales of complementary Xerox and Fuji Xerox copiers; a further decline in the market for Apple Power Macintosh computers; increased sales by Xerox or Fuji Xerox of color servers offered by competitors of the Company or developed internally by Xerox or Fuji Xerox; new product introductions by competitors; price competition; or technological change. Any decline in the market for this product line or any failure to timely produce new and enhanced products would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Products and Technology."

  Rapid Technological Change; Dependence on New Product Introductions. The graphics and color reproduction, color processing and personal computing markets are characterized by rapid changes in customer requirements, frequent introductions of new and enhanced products, and continuing and rapid technological advancement. To compete successfully, the Company must continue to design, develop, manufacture and sell new products that provide increasingly higher levels of performance and reliability, take advantage of technological advancements and changes and respond to new customer requirements. The Company's success in designing, developing, manufacturing and selling new products will depend on a variety of factors, including the identification of market demand for new products, product selection, timely implementation of product design and development, product performance, cost-effectiveness of current products and products under development, effective manufacturing processes and the success of promotional efforts.

  There can be no assurance that any of the Company's future products will achieve widespread market acceptance. In addition, the Company has in the past experienced delays in the development of new products and the enhancement of existing products, and such delays may occur in the future. If the Company is unable, due to resource constraints or technological or other reasons, to develop and introduce new products or versions in a timely manner, or if such new products or releases do not achieve timely and widespread market acceptance, it would have a material adverse effect on the Company's business, operating results and financial condition. See "Business--Products and Technology" and "--Research and Development."

  Competition. The markets for the Company's products are characterized by intense competition and rapid change. The Company competes directly with other independent manufacturers of color servers and with copier manufacturers, and indirectly with printer manufacturers and others. The Company has a number of direct competitors for color server products, the most significant of which is EFI. Splash also faces competition from copier manufacturers that offer internally developed color server products, such as a non-PostScript color server offered by Fuji Xerox, or that incorporate color server features into their copiers. In addition, the Company faces competition from desktop color laser printers that offer increasing speed and color server capability. As component prices decrease and the processing power and other functionality of copiers, printers and computers increases, it becomes more likely that copier, printer and computer manufacturers will continue to add color server functionality to their systems, which could reduce the market for the Company's existing line of products.

  The Company also competes indirectly with manufacturers of electronic color prepress systems, which offer similar functionality for the short-run and commercial printing market as is provided by the Company's products. The Company also competes indirectly with providers of color separation, color editing and page layout software. While such software typically is complementary to the Company's systems, such software can also be competitive with the Company's systems and may become increasingly competitive to the extent that the providers of such software extend the functionality of their products in future releases.

  Many of the Company's current and potential direct and indirect competitors have longer operating histories, are substantially larger, and have substantially greater financial, technical, manufacturing, marketing and other resources than Splash. A number of these current and potential competitors also have substantially greater name recognition and a significantly larger installed base of products than the Company, which could provide leverage to such companies in their competition with Splash. The Company expects competition to increase to the extent the color server market grows, and such increased competition may result in price reductions, reduced gross margins and loss of market share, any of which could materially adversely affect the Company's business, operating results and financial condition. As a result of their greater resources, many of such competitors are in a better position than Splash to withstand significant price competition or downturns in the economy. There can be no assurance that Splash will be able to continue to compete effectively, and any failure to do so would have a material adverse effect upon the Company's business, operating results and financial condition. See "Management Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Competition."

  Risks Associated with Quintar Acquisition; General Risks Associated with Acquisitions. On May 28, 1997, the Company acquired Quintar. In addition to the risks generally associated with an acquisition (including those specified in the following paragraph), there are specific risks associated with the Quintar acquisition, including those specified below. First, Quintar's technology is currently under development. There can be no assurance that Quintar's technology can be successfully developed on a timely basis or at all, or that products based on this technology will receive widespread market acceptance. Moreover, there can be no assurance that the Company can successfully integrate Quintar's technology. Second, Quintar has experienced net losses in the past, including the last three years. There can be no assurance that Quintar will not continue to incur net losses, which the Company would be required to fund. Third, Quintar's target market, the low-end and mid-range market for color servers, is characterized by intense competition and rapid change. Quintar's principal competitor is EFI, the Company's most significant competitor. Fourth, the Company is currently planning to distribute Quintar's low-end color servers, if successfully developed, through the reseller channel. Neither Quintar nor the Company has previously sold into the reseller channel or has a sales and marketing force capable of servicing this channel. There can be no assurance that the Company will be able to successfully sell products into this distribution channel or that it will be able to develop the sales and marketing force required to service this channel. See "Unaudited Pro Forma Combined Condensed Statements of Operations" and "Business--Quintar Acquisition."

  The Company frequently evaluates potential acquisitions of complementary businesses, products and technologies. As part of the Company's expansion plans, the Company may acquire companies that have an installed base of products not yet offered by the Company, have strategic distribution channels or customer relationships, or otherwise present opportunities which management believes may enhance the Company's competitive position. The success of any acquisition could depend not only upon the ability of the Company to acquire such businesses, products and technologies on a cost-effective basis, but also upon the ability of the Company to integrate the acquired operations or technologies effectively into its organization, to retain and motivate key personnel of the acquired businesses, and to retain the significant customers of the acquired businesses. Any acquisition, depending upon its size, could result in the use of a significant portion of the Company's cash, or if such acquisition is made utilizing the Company's securities, could result in significant dilution to the Company's stockholders. Moreover, such transactions involve the diversion of substantial management resources and evaluation of such opportunities requires substantial diversion of engineering and technological resources. In addition, such transactions could result in large one-time write-offs or the creation of goodwill or other intangible assets that would result in amortization expenses. For example, in connection with the Quintar acquisition, Splash recorded an expense related to purchased in-process research and development of approximately $11.0 million. To date, other than the Splash Acquisition, the Company's only acquisition transaction has been the Quintar acquisition. The failure to successfully evaluate, negotiate and effect acquisition transactions could have a material adverse effect on the Company's business, operating results and financial condition.

  Management of Expanding Operations. The growth in the Company's business has placed, and any further expansion would continue to place, a significant strain on the Company's limited personnel, management and other resources. The Company's ability to manage any future expansion effectively will require it to attract, train, motivate and manage new employees successfully, to integrate new management and employees into its overall operations and to continue to improve its operational, financial and management systems. In this regard, the Company currently does not have, but is seeking to identify and recruit, a Vice President, Sales and Marketing. Moreover, the Company expects to continue to increase the size of its domestic and international sales support staff and the scope of its sales and marketing activities, and to hire additional research and development personnel. The Company's failure to manage any expansion effectively, including any failure to integrate new management and employees or failure to continue to implement and improve financial, operational and management controls, systems and procedures, could have a material adverse effect on the Company's business, operating results and financial condition.

  Dependence on Third Party Manufacturers. The Company outsources the manufacture of its products to third party subcontract manufacturers including Manufacturing Services, Ltd. ("MSL"), located in Sunnyvale, California and Logistix Incorporated ("Logistix") located in Fremont, California. MSL purchases the components used in Splash boards from its component suppliers and performs double-sided active surface mount assembly, in-circuit test, functional test and system test of the printed circuit boards used in the Company's products, on a turnkey basis. MSL also performs in-warranty and out-of-warranty repair of failed boards for the Company's products. The Company directly purchases Apple Power Macintosh computers, monitors and memory, and furnishes these components, as well as the MSL-assembled boards, to Logistix for final assembly. Logistix directly purchases a small portion of the components used in Splash color servers and does all final assembly and system configuration.

  While the Company's subcontract manufacturers conduct quality control and testing procedures specified by the Company, the Company has from time to time experienced manufacturing quality problems. Although the Company does not believe any such problem had a material adverse effect on the Company's business, there can be no assurance that quality problems will not occur again in the future or that any such problem would not have a material adverse effect on the Company's business, operating results and financial condition.

  If the Logistix, MSL or other third party manufacturing facilities utilized by the Company become unavailable to the Company, or if the manufacturing operations at these facilities are slowed, interrupted or terminated, the Company's business, operating results and financial condition could be adversely affected. Although the Company believes that there are a variety of companies available with the capability to provide the Company with such services, there can be no assurance that the Company would be able to enter into alternative third party manufacturing arrangements on terms satisfactory to the Company, in a timely fashion, or at all. See "Business--Manufacturing."

  Dependence on Component Availability and Cost. The Company purchases components comprising a significant portion of the total cost of its color servers. The balance of the inventory required to manufacture the Company's products is purchased by Logistix. The Company currently sources most of its Power Macintosh computers that serve as the platforms for its color servers from Apple. The Company is currently operating on a purchase order basis with Apple.

  Certain components necessary for the manufacture of the Company's products are obtained from a sole supplier or a limited group of suppliers. These include Apple Power Macintosh computers, certain ASICs and other semiconductor components. The Company does not maintain any long-term agreements with any of its suppliers of components. Because the purchase of certain key components involves long lead times, in the event of unanticipated increases in demand for the Company's products, the Company could be unable to manufacture certain products in a quantity sufficient to meet end user demand. The Company has experienced difficulties related to Apple's delay in the release of new systems. There can be no assurance that the Company will not experience similar difficulties in the future. The Company also purchases memory modules from a single supplier. Although other sources are available, a change in memory supplier could require time to effect and could impact production. This risk would be exacerbated in times of memory supply shortages. Any inability to obtain adequate deliveries of any of the components or any other circumstance that would require the Company to seek alternative sources of supply could affect the Company's ability to ship its products on a timely basis, which could damage relationships with current and prospective customers and could therefore have a material adverse effect on the Company's business, financial condition and operating results. Moreover, there can be no assurance that alternative sources of supply would be available on reasonably acceptable terms, on a timely basis, or at all. The Company has from time to time experienced shortages in deliveries of ASICs from Toshiba Corporation, which shortages have impacted production volume capabilities. In order to attempt to mitigate the risk of such shortages in the future, the Company has increased its inventory of components for which the Company is dependent upon sole or limited source suppliers. As a result, the Company is subject to an increasing risk of inventory obsolescence, which could materially and adversely affect its operating results and financial condition.

  The market prices and availability of certain components, particularly memory, other semiconductor components and Apple Power Macintosh computers, which collectively represent a substantial portion of the total manufactured cost of the Company's products, have fluctuated significantly in the past. Significant fluctuations in the future could have a material adverse effect on the Company's operating results and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Manufacturing."

  Dependence on Proprietary Technology; Reliance on Third Party Licenses. The Company relies in part on trademark, copyright and trade secret law to protect its intellectual property in the United States and abroad. The Company seeks to protect its software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection and there can be no assurances that the steps taken by the Company will prevent misappropriation of its technology. The Splash software included as a part of the Company's products is sold pursuant to "shrink wrap" licenses that are not signed by the end user and, therefore, may be unenforceable under the laws of certain jurisdictions. The Company does not own any issued patent. There can be no assurance that any trademark or copyright owned by the Company, or any patent, trademark or copyright obtained by the Company in the future, will not be invalidated, circumvented or challenged, that the rights granted thereunder will provide competitive advantages to the Company or that any of the Company's pending or future patent applications will be issued with the scope of the claims sought by the Company, if at all. In addition, the laws of some foreign countries do not protect the Company's proprietary rights as fully as do the laws of the United States. Thus, effective intellectual property protection may be unavailable or limited in certain foreign countries. There can be no assurance that the Company's means of protecting its proprietary rights in the United States or abroad will be adequate or that others will not independently develop technologies that are similar or superior to the Company's technology, duplicate the Company's technology or design around any patent of the Company. Moreover, litigation may be necessary in the future to enforce the Company's intellectual property rights, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. Such litigation could result in substantial costs and diversion of management time and resources and could have a material adverse effect on the Company's business, operating results and financial condition.

  There have been substantial amounts of litigation in the computer and related industries regarding intellectual property rights, and there can be no assurance that third parties will not claim infringement by the Company of their intellectual property rights. In particular, EFI filed suit against Radius in November 1995, alleging infringement of an EFI patent by Splash's predecessor, CSG, and requesting unspecified monetary damages and injunction relief. The technology which is the subject of the patent claim was acquired in the Splash Acquisition, and EFI could add Splash as a defendant to this suit at any time. Although a portion of the purchase price in the Splash Acquisition was placed in escrow pending resolution of the EFI litigation, there can be no assurance that any such litigation against Splash would not have a material adverse effect on the Company's business, operating results and financial condition. The addition of Splash as a defendant in the EFI suit or any other claims that the Company is infringing on proprietary rights of others, with or without merit, could be time-consuming to defend, result in costly litigation, divert management's attention and resources, and cause product shipment delays. If the Company were found to be infringing on the intellectual property rights of any third party, the Company could be subject to liabilities for such infringement, which liabilities could be material, and could be required to seek licenses from other companies or to refrain from using, manufacturing or selling certain products or using certain processes. Although holders of patents and other intellectual property rights often offer licenses to their patent or other intellectual property rights, no assurance can be given that licenses would be offered or that the terms of any offered license would be acceptable to the Company. Any need to redesign the products or enter into any royalty or licensing agreement could have a material adverse effect on the Company's business, operating results and financial condition.

  The Company relies upon certain software licensed from third parties. There can be no assurance that the software licensed by the Company will continue to provide competitive features and functionality or that licenses for software currently utilized by the Company or other software which the Company may seek to license in the future will be available to the Company on commercially reasonable terms. The loss of, or inability to maintain, existing licenses could result in shipment delays or reductions until equivalent software or suitable alternative products could be developed, identified, licensed and integrated, and the inability to license key new software that may be developed, on commercially reasonable terms, would have a material adverse effect on the Company's competitive position. Any such event would materially adversely affect the Company's business, operating results and financial condition. See "Splash Acquisition," "Business--Intellectual Property" and "Certain Transactions."

  Need for Additional Capital. The Company believes that in order to remain competitive it may require additional financial resources over the next several years for working capital, research and development, expansion of sales and marketing resources, capital expenditures and potential acquisitions. Although the Company believes that it will be able to fund planned expenditures for at least the next twelve months from a combination of the proceeds of the Offering, cash flow from operations, existing cash balances and the Company's bank line of credit, there can be no assurance that the Company will be able to obtain any additional financing which may be required in the future on acceptable terms or at all. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  Risk of Product Defects. The Company's products consist of hardware and software developed by Splash and others. Products such as those of the Company may contain undetected errors when first introduced or when new versions are released, and the Company has in the past discovered software and hardware errors in certain of its new products after their introduction. Although the Company has not experienced material adverse effects resulting from any errors to date, there can be no assurance that errors would not be found in new versions of Splash products after commencement of commercial shipments, or that any such errors would not result in a loss of or delay in market acceptance and have a material adverse effect upon the Company's business, operating results and financial condition. In addition, errors in the Company's products (including errors in licensed third party software) detected prior to new product release could result in delay in the introduction of new products and incurring of additional expense, which also could have a material adverse effect upon the Company's business, operating results and financial condition. See "Business--Products and Technology."

  International Sales. All sales to Fuji Xerox are international sales. As a result, international sales accounted for approximately 60%, 59%, and 57% of net revenue in fiscal 1994, 1995 and 1996, respectively. In addition, although substantially all sales to Xerox are accounted for as U.S. sales, Xerox has a significant international customer base, and the Company believes that a significant portion of Splash products purchased by Xerox are resold outside the United States. The Company expects that direct and indirect international sales will continue to represent a substantial portion of its net revenue for the foreseeable future. While the Company's international sales are generally denominated in U.S. dollars, fluctuations in currency exchange rates could cause the Company's products to become relatively more expensive to end users in a particular country, leading to pressure to reduce the U.S. dollar denominated price to the Company's OEM customers, which could in turn result in a reduction in net revenue and profitability. In addition, to the extent that an increased portion the Company's sales are denominated in foreign currencies, the Company could be exposed to currency exchange risks. The Company's business, operating results and financial condition would be materially adversely affected if foreign markets do not continue to develop. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Sales and Marketing."

  Financial Difficulties of a Certain Stockholder; Potential Sales of Common Stock. Radius, which will beneficially own approximately 6.5% (or 5.6% if the Underwriters' over-allotment option is exercised in full) of the outstanding shares of the Common Stock immediately following the Offering, has faced, and continues to face, significant financial difficulties. Radius has certain rights to demand that the Company register Radius' shares of Common Stock under the Securities Act of 1933, as amended (the "Securities Act"), which registration would permit the sale by Radius of the shares registered in the public market. In addition, under certain circumstances, IBM Credit Corporation may require Radius to use its best efforts to dispose of its Splash Common Stock. See "Shares Eligible for Future Sale." If Radius were to voluntarily or involuntarily enter bankruptcy, Radius might have the ability to sell a substantial portion of its holdings of Common Stock in the public market without regard to requirements for registration of such shares under the Securities Act or the requirements of Rule 144 promulgated under the Securities Act and may have the ability to avoid its obligations under the lock-up agreement with respect to Common Stock held by it. Sales of substantial amounts of the shares of Common Stock held by Radius in the public market or the prospect of such a sale could adversely affect the market price of the Company's Common Stock. See "Principal and Selling Stockholders."

  Dependence on Key Personnel. Because of the nature of the Company's business, the Company is highly dependent on the continued service of, and on its ability to attract and retain, qualified technical, marketing, sales and managerial personnel, including senior members of management. The competition for such personnel is intense, and the loss of any of such persons, as well as the failure to recruit additional key technical and sales personnel in a timely manner, would have a material adverse effect on the Company's business and operating results. There can be no assurance that the Company will be able to continue to attract and retain the qualified personnel necessary for the development of its business. The Company currently does not have employment contracts with any of its employees and does not maintain key person life insurance policies on any of its employees. See "Business--Employees" and "Management."

  Control By Principal Stockholders, Officers and Directors; Antitakeover Effects of Certificate of Incorporation and Delaware Law. Immediately following the Offering, the Company's principal stockholders, officers, directors and their affiliates will beneficially own approximately 48.8% (or 47.1% if the Underwriters' over-allotment option is exercised in full) of the outstanding shares of the Common Stock. As a result, such persons, acting together, would have the ability to control all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. In addition, the Board of Directors has the authority to issue up to 5,000,000 shares of undesignated Preferred Stock, to determine the powers, preferences and rights and the qualifications, limitations or restrictions granted to or imposed upon any unissued series of undesignated Preferred Stock, and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by the Company's stockholders. The Preferred Stock could be issued with voting, liquidation, dividend and other rights superior to the rights of the Common Stock. The concentration of ownership and the issuance of Preferred Stock under certain circumstances could have the effect of delaying or preventing a change in control of the Company. The Company's Certificate of Incorporation also provides for a classified board of directors such that only approximately one-third of the board is selected at each annual meeting of stockholders. A classified board may have the effect of deferring or discouraging a change in control of the Company. The Company's Certificate of Incorporation also eliminates cumulative voting in the election of directors. See "Principal and Selling Stockholders" and "Description of Capital Stock."

  Benefit of Transaction to Existing Stockholders. The Offering will result in the receipt of a significant amount of proceeds by the Company's existing stockholders. Two million shares of Common Stock are being sold by certain Selling Stockholders, including Radius and certain entities affiliated with Summit Partners, L.P. The Company will not receive any of the proceeds from the sale of such shares.

  Stock Price Volatility. The trading price of the Common Stock has been subject to significant fluctuation to date, and could be subject to wide fluctuations in the future in response to quarterly variations in operating results, announcements of new products by the Company or its competitors, general conditions in the markets for the Company's products or the color server industry, changes in earnings estimates by analysts, general economic or stock market conditions or other events or factors. In addition, the public stock markets have experienced extreme price and trading volume volatility in recent months. This volatility has significantly affected the market prices of securities of many companies, in particular technology companies, for reasons frequently unrelated to operating performance. The broad market fluctuations may adversely affect the market price of the Company's Common Stock.

  Shares Eligible for Future Sale. Sales of substantial numbers of shares of Common Stock into the public market after this Offering could adversely affect the prevailing market price of the Common Stock. In addition to the 3,250,000 shares of Common Stock offered hereby, an aggregate of approximately 4,300,000 shares of Common Stock currently outstanding, issuable on exercise of outstanding options or issuable pursuant to the Company's 1996 Employee Stock Purchase Plan will be eligible for sale on or prior to the date of this Prospectus and approximately 6,800,000 additional shares of Common Stock currently outstanding, issuable on exercise of outstanding options or issuable pursuant to the Company's 1996 Employee Stock Purchase Plan will become eligible for sale 90 days after the date of this Prospectus upon expiration of certain lock-up agreements with the Company or the Underwriters, subject in certain cases to certain volume and other resale restrictions under Rule 144. See "Shares Eligible for Future Sale" and "--Financial Difficulties of a Certain Stockholder; Potential Sales of Common Stock."

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the 1,250,000 shares of Common Stock offered by the Company hereby, after deducting underwriting discounts and commissions and estimated offering expenses, will be $44.4 million ($53.2 million if the Underwriters' over-allotment option is exercised in full) (based upon an assumed public offering price of $37.75 per share). The Company expects that such net proceeds will be used for working capital and general corporate purposes. A portion of the net proceeds may also be used for investments in or acquisitions of complementary businesses, products or technologies. The Company frequently evaluates potential acquisitions of complementary businesses, products and technologies. However, the Company does not have any agreements or understandings, and there are currently no active negotiations, with respect to such transactions. Pending such uses, the Company expects to invest the net proceeds in short-term, interest-bearing securities. See "Risk Factors--Risks Associated with Quintar Acquisition; General Risks Associated with Acquisitions."

                                DIVIDEND POLICY

  The Company has never declared or paid cash dividends on its Common Stock. The Company currently intends to retain any earnings for use in its business and does not anticipate paying any cash dividends on its Common Stock in the foreseeable future. In addition, the Company's borrowing arrangements, including the Company's line of credit prohibit the payment of cash dividends without the lender's prior written consent.

                          PRICE RANGE OF COMMON STOCK

  The Company's Common Stock is listed on the Nasdaq National Market under the symbol "SPLH." The following table lists the high and low closing prices since the Company's Common Stock began trading on the Nasdaq National Market on October 9, 1996:

   FISCAL 1997:                                                  HIGH     LOW
   ------------                                                 ------- --------
   Period beginning October 9, 1996 and ending December 31,
    1996......................................................  $26 1/2 $10 3/8
   Period beginning January 1, 1997 and ending March 31, 1997.  $39     $21
   Period beginning April 1, 1997 and ending June 30, 1997....  $36 1/8 $21
   Period beginning July 1, 1997 and ending July 24, 1997.....  $43 7/8 $33 1/8

  On July 24, 1997, the closing price of the Company's Common Stock as reported by the Nasdaq National Market was $37.75 per share. As of June 30, 1997, the Company's Common Stock was held by approximately 61 stockholders of record (including nominees and brokers holding street accounts).

                               SPLASH ACQUISITION

  On January 30, 1996, the Company was acquired by an investor group (the "Acquisition Group") led by certain entities affiliated with Summit Partners, L.P. and certain entities affiliated with Sigma Partners, L.P. The Splash Acquisition was effected through the following series of transactions: (i) the Acquisition Group formed and capitalized a new corporation, the Company, called Splash Technology Holdings, Inc., a Delaware corporation; (ii) the Company formed and capitalized a new wholly-owned subsidiary, Splash Merger Company, Inc., a Delaware corporation; (iii) Radius created a new corporation, Splash Technology, Inc., a Delaware corporation, into which Radius placed substantially all of the assets and liabilities of its Color Server Group in exchange for all of the capital stock of Splash Technology, Inc.; and (iv) Splash Merger Company, Inc. was merged with and into Splash Technology, Inc., thereby effecting the Splash Acquisition. As a result of these transactions, the surviving corporation in the merger was Splash Technology, Inc., a wholly-owned subsidiary of the Company, which in turn was owned principally by the Acquisition Group. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Certain Transactions" and "Principal and Selling Stockholders."

                                 CAPITALIZATION

  The following table sets forth as of June 30, 1997: (i) the actual capitalization of the Company, and (ii) the capitalization of the Company as adjusted to give effect to the sale by the Company of 1,250,000 shares of Common Stock offered by the Company hereby at an assumed public offering price of $37.75 per share (after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by the Company).

                                                                   JUNE 30, 1997
                                                                  -----------------
                                                                              AS
                                                                  ACTUAL   ADJUSTED
                                                                  -------  --------
                                                                   (IN THOUSANDS)
   Stockholders' equity
   Preferred Stock: Authorized: 5,000,000 shares                  $    --  $    --
   Common Stock, par value $0.001 per share: Authorized:
    50,000,000 shares; issued and outstanding: 12,108,561 shares
    actual and 13,358,561 shares as adjusted(1)..................      13       14
   Additional paid-in capital....................................  33,048   77,475
   Accumulated deficit...........................................  (9,109)  (9,109)
                                                                  -------  -------
     Total stockholders' equity..................................  23,952   68,380
                                                                  -------  -------
       Total capitalization...................................... $23,952  $68,380
                                                                  =======  =======

--------
(1) Excludes an aggregate of approximately 802,000 shares of Common Stock issuable on the exercise of options outstanding as of June 30, 1997; approximately 21,000 shares of Common Stock issuable on the exercise of options granted after June 30, 1997; approximately 1,749,000 shares of Common Stock reserved for future grants under the Company's 1996 Stock Option Plan as of the date of this Prospectus; and approximately 125,000 remaining shares of Common Stock reserved for issuance under the Company's 1996 Employee Stock Purchase Plan. See "Use of Proceeds," "Management-- Compensation Plans" and Note 8 of Notes to Consolidated Financial Statements.

                      SELECTED CONSOLIDATED FINANCIAL DATA

  The selected consolidated statement of operations data presented below for the years ended September 30, 1994 and 1995, the four months ended January 31, 1996, the five months ended June 30, 1996, the eight months ended September 30, 1996, and the selected consolidated balance sheet data as of September 30, 1995 and 1996 are derived from, and are qualified by reference to, the audited consolidated financial statements and notes thereto included elsewhere in this Prospectus. The selected consolidated statement of operations data for the nine months ended June 30, 1997 and the selected consolidated balance sheet data as of June 30, 1997 are derived from unaudited consolidated financial statements included elsewhere in this Prospectus and have been prepared on the same basis as the annual consolidated financial statements and, in the opinion of management, contain all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of the operating results and financial position for such periods and as of such dates. The consolidated operating results for the nine months ended June 30, 1997 are not necessarily indicative of the results to be expected for the full year or any other future period.

  The financial statements for the periods prior to January 31, 1996 reflect the operations of the CSG division of Radius and SuperMac, adjusted to reflect operations as a separate corporation. The financial statements after January 31, 1996 reflect the consolidated operations of the Company after accounting for the Splash Acquisition using the purchase method of accounting. Operating results subsequent to January 31, 1996 reflect (i) interest on the debt incurred in connection with the Splash Acquisition, (ii) non-recurring, non-cash charges relating to the write-off of in-process research and development projects and the amortization of purchased technology, and (iii) an income tax benefit from the net operating loss associated with the Splash Acquisition.

  The data set forth on the following page are qualified in their entirety by, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements, notes thereto and other financial and statistical information appearing elsewhere in this Prospectus.

                                                          SPLASH                         SPLASH
                                                        TECHNOLOGY   PREDECESSOR       TECHNOLOGY
                             PREDECESSOR BUSINESS     HOLDINGS, INC.  BUSINESS       HOLDINGS, INC.
                          --------------------------- -------------- ----------- -----------------------
                            FISCAL YEAR
                               ENDED      FOUR MONTHS  EIGHT MONTHS  FOUR MONTHS FIVE MONTHS NINE MONTHS
                           SEPTEMBER 30,     ENDED        ENDED         ENDED       ENDED       ENDED
                          --------------- JANUARY 31, SEPTEMBER 30,  JANUARY 31,  JUNE 30,    JUNE 30,
                           1994    1995      1996          1996         1996        1996        1997
                          ------- ------- ----------- -------------- ----------- ----------- -----------
                                                                                             (UNAUDITED)
                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT
 OF OPERATIONS DATA:
Net revenue.............  $16,354 $30,472   $13,008      $ 34,713      $13,008    $ 18,326     $51,227
Cost of net revenue.....   12,068  20,723     8,427        19,381        8,427      11,455      24,864
                          ------- -------   -------      --------      -------    --------     -------
Gross profit............    4,286   9,749     4,581        15,332        4,581       6,871      26,363
                          ------- -------   -------      --------      -------    --------     -------
Operating expenses:
  Research and
   development..........    1,999   3,295     1,498         2,627        1,498       1,624       3,972
  Sales and marketing...      562   2,076       688         1,756          688         806       4,126
  General and
   administrative.......      377     891       287         1,276          287         668       1,945
  Amortization and
   write-off of
   technology...........       --      --        --        22,803           --      22,729      11,039
                          ------- -------   -------      --------      -------    --------     -------
    Total operating
     expenses...........    2,938   6,262     2,473        28,462        2,473      25,827      21,082
                          ------- -------   -------      --------      -------    --------     -------
Income (loss) from
 operations.............    1,348   3,487     2,108       (13,130)       2,108     (18,956)      5,281
Other income............       --      --        --            --           --          --        (600)
Interest (income)
 expense, net...........       --      --        18           575           18         388        (379)
                          ------- -------   -------      --------      -------    --------     -------
Income (loss) before
 provision for income
 taxes..................    1,348   3,487     2,090       (13,705)       2,090     (19,344)      6,260
Provision for (benefit
 from) income taxes.....       99   1,395       836        (5,509)         836      (7,765)      6,447
                          ------- -------   -------      --------      -------    --------     -------
Net income (loss).......  $ 1,249 $ 2,092   $ 1,254      $ (8,196)     $ 1,254    $(11,579)    $  (187)
                          ======= =======   =======      ========      =======    ========     =======
Net income (loss) per
 share(1)...............                                 $  (0.93)                $  (1.25)    $ (0.02)
                                                         ========                 ========     =======
Shares used in computing
 per share amounts(1)...                                    9,583                    9,580      11,903
                                                         ========                 ========     =======

                                                           SPLASH
                                     PREDECESSOR         TECHNOLOGY
                                      BUSINESS         HOLDINGS, INC.
                                    ------------- -------------------------
                                    SEPTEMBER 30, SEPTEMBER 30,  JUNE 30,
                                        1995          1996         1997
                                    ------------- ------------- -----------
                                                                (UNAUDITED)
                                                  (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Working capital....................    $2,318        $ 8,771      $10,010
Total assets.......................     9,688         31,232       40,051
Long term debt.....................        --          8,600           --
Total liabilities..................     6,985         20,322       16,099
Total stockholders' equity.........     2,703         10,910       23,952

--------
(1) See Note 2 of Notes to Consolidated Financial Statements for an explanation of the method used to determine the number of shares used to compute per share amounts.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  This Management's Discussion and Analysis of Financial Condition and Results of Operations and other parts of this Prospectus contain forward-looking statements that involve risks and uncertainties. All forward-looking statements included in this document are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in "Risk Factors" and elsewhere in this Prospectus.

OVERVIEW

  The Company operated as the CSG division of SuperMac from late 1992 to August 1994 and, after the merger of SuperMac into Radius, as the CSG division of Radius from August 1994 until January 1996. In January 1996, Splash was acquired by an investor group in a leveraged transaction. See "Splash Acquisition" and "Certain Transactions." References below to the results of operations for the fiscal year ended September 30, 1996 refer to the results of operations of CSG for the four months ended January 31, 1996 plus the results of operations of the Company for the eight months ended September 30, 1996, and the results of operations for the nine months ended June 30, 1996 refer to the results of operations of CSG for the four months ended January 31, 1996 plus the results of operations of the Company for the five months ended June 30, 1996.

  The Company sells pre-configured color server systems and board-level server kits to two OEM customers, Xerox and Fuji Xerox, which integrate the Company's color servers with their color copiers and sell such connected systems on a worldwide basis. Sales to Xerox accounted for approximately 40%, 41% and 43% of net revenue in 1994, 1995 and 1996, respectively. Sales to Fuji Xerox accounted for approximately 60%, 59% and 57% of net revenue in fiscal 1994, 1995 and 1996, respectively. The Company expects that sales to Xerox and Fuji Xerox will continue to account for all or a substantial portion of its net revenue for the foreseeable future. As a result, sales of the Company's products have been and will continue to be heavily influenced by the market acceptance of the Xerox and Fuji Xerox color copiers with which the Company's products operate and the sales efforts of Xerox and Fuji Xerox with respect to Splash products. See "Risk Factors--Dependence on Xerox and Fuji Xerox."

  Substantially all net revenue has been derived from the sale of systems and color server kits. The Company's policy is to recognize revenue at the time of shipment of its products to its OEM customers, which have no right to return products. From inception to September 30, 1993, the Company was engaged principally in research and development, and recorded approximately $1.3 million of net revenue from product shipments and $1.6 million of research and development costs. The Company began shipping board-level color server kits in fiscal 1993 and pre-configured color server systems in fiscal 1995. In May 1996, the Company made the transition from its Power Series products to its new PCI Series products, and continues to offer Power Series products only as server kits in limited quantities and as warranty and replacement parts. In May 1996, Xerox informed Splash that it held in its inventory a substantial quantity of Power Series products accumulated since January 1996. As a result of the Company's product transition and Xerox's accumulation of inventory of these products, sales of Power Series products shipped to Xerox between January and April 1996 were generally recorded as net revenue when Xerox sold these products to end users. In addition, the Company evaluated the carrying value of the Power Series product inventory and the related deferred revenue on a quarterly basis and, as of June 30, 1997, net revenue relating to the Power Series products was fully recognized. All other product sales are recorded upon shipment to the OEM customer.

  On May 28, 1997, the Company acquired Quintar, which designs, manufactures and markets embedded controllers for desktop color printers, as well as proprietary servers for high-speed, multifunction monochrome and color printers and copiers. For fiscal year 1997, Splash does not expect Quintar to have a material impact on net revenue or net income (excluding the related write-off of in-process research and development). Pursuant to the acquisition agreement, Splash paid to Quintar shareholders an aggregate of approximately $11.5 million in cash at closing, assumed Quintar's outstanding stock options valued at $1.6 million and agreed to pay aggregate contingent earn-out payments of up to $3.2 million, subject to achieving certain net revenue and operating income targets. Splash wrote off $11.0 million of the purchase price as in-process research and development in the third quarter of fiscal 1997 in connection with the Quintar acquisition. The pro forma effect of the Quintar acquisition, as if the acquisition had occurred at the beginning of fiscal 1996, is described under "Unaudited Pro Forma Combined Condensed Statements of Operations." See "Business--Quintar Acquisition."

  The Company has achieved significant growth in net revenue and operating income each year since fiscal 1994, before purchase accounting adjustments. However, there can be no assurance that the Company will continue to grow at similar rates in the future, if at all. In addition, the Company's overall expense level is expected to increase as the Company continues to build corporate infrastructure and expand its operations. Accordingly, the Company believes that period-to-period comparisons of its financial results should not be relied upon as an indication of future performance. Although the Company was profitable for the eight months of independent operations through September 30, 1996 and the first nine months of fiscal 1997, before purchase accounting adjustments, there can be no assurance that the Company will continue to be profitable on an annual or quarterly basis in the future.

  The Company establishes its expenditure levels for operating expenses based on projected sales levels and margins, and expenses are relatively fixed in the short term. Moreover, the Company expects to continue to expand its sales and marketing, technical and customer support, research and product development and administrative activities. Accordingly, if sales are below expectations in any given quarter, the adverse impact of the shortfall in revenues on operating results may be increased by the Company's inability to adjust spending in the short term to compensate for the shortfall.

RESULTS OF OPERATIONS

  The following table sets forth consolidated statement of operations data as a percentage of net revenue for the periods indicated.

                               PREDECESSOR          SPLASH TECHNOLOGY
                                BUSINESS              HOLDINGS, INC.
                              -------------   -------------------------------
                               YEAR ENDED                   NINE MONTHS ENDED
                              SEPTEMBER 30,    YEAR ENDED       JUNE 30,
                              -------------   SEPTEMBER 30, -----------------
                              1994     1995       1996         1996      1997
                              ----     ----   ------------- -----------  ----
                                               (PRO FORMA)  (PRO FORMA)
                                                              (UNAUDITED)
Net revenue.................   100%     100%       100%         100%      100%
Cost of net revenue.........    74       68         58           63        49
                               ---      ---        ---          ---       ---
Gross margin................    26       32         42           37        51
                               ---      ---        ---          ---       ---
Operating expenses:
  Research and development..    12       11          9           10         8
  Sales and marketing.......     3        7          5            5         8
  General and
   administrative...........     3        3          3            3         4
  Amortization and write-off
   of technology............    --       --         48           73        21
                               ---      ---        ---          ---       ---
Total operating expenses....    18       21         65           91        41
                               ---      ---        ---          ---       ---
Income (loss) from
 operations.................     8       11        (23)         (54)       10
Other income................    --       --         --           --        (1)
Interest (income) expense,
 net........................    --       --          1            1        (1)
                               ---      ---        ---          ---       ---
Income (loss) before
 provision for income taxes.     8       11        (24)         (55)       12
Provision for (benefit from)
 income taxes...............    --        4        (10)         (22)       12
                               ---      ---        ---          ---       ---
Net income (loss)...........     8%       7%       (14)%        (33)%       0%
                               ===      ===        ===          ===       ===

  Net Revenue. The Company's net revenue increased 86% to $30.5 million in fiscal 1995 from $16.4 million in fiscal 1994, and increased 56% to $47.7 million in fiscal 1996 from fiscal 1995. The Company's net revenue increased 64% to $51.2 million in the nine months ended June 30, 1997 from $31.3 million in the nine months ended June 30, 1996. These increases were primarily attributable to higher unit sales of systems and color server kits due to increasing market acceptance of the Company's PCI Series products and sales of the new DC Series products (first introduced in September 1996). In addition, the Company has experienced a shift toward higher priced, pre-configured color server systems from lower priced color server kits, particularly in the third quarter of fiscal 1995 with the introduction of the Company's Power Series product line and in the third quarter of fiscal 1996 with the introduction of the Company's PCI Series product line. For example, since the Company's introduction of the PCI Series product line, Fuji Xerox has shifted its product purchases from substantially all kits to substantially all pre-configured systems. There can be no assurance that Fuji Xerox or Xerox will not change its mix of product purchases again in the future. Any sales mix shift toward kits would result in lower average selling prices and adversely impact net revenue. Net revenue has also been and may continue to be impacted by the Company's sales mix of systems and kits in greater or lesser memory configurations.

  Through April 1996, the Company derived substantially all of its revenue from color server products designed for NuBus-based Apple Macintosh computers, including the Power Series product line originally introduced in fiscal 1995 and the Company's original Splash color server kit products introduced in fiscal 1993. Beginning in mid-calendar 1995, Apple began to transition from a NuBus architecture in its high end Power Macintosh products to a PCI bus architecture. Accordingly, Splash developed its initial PCI bus-based product line, the PCI Series, and commenced shipment of such product line in May 1996. The sales of Power Series products have not represented a material portion of net revenue since May 1996 (other than net revenue recognized from the sale to end users of the remaining Power Series products held by Xerox). See "-- Overview" and "Risk Factors --
 Dependence on Xerox and Fuji Xerox."

  All sales to Fuji Xerox are international sales. As a result, international sales accounted for 60%, 59% and 57% of net revenue in fiscal 1994, 1995 and 1996, respectively. In addition, although substantially all sales to Xerox are accounted for as U.S. sales, Xerox has a significant international customer base and the Company believes that a significant portion of Splash products purchased by Xerox are resold outside the United States. The Company expects that direct and indirect international sales will continue to represent a substantial portion of its net revenue for the foreseeable future. While the Company's international sales are generally denominated in U.S. dollars, fluctuations in currency exchange rates could cause the Company's products to become relatively more expensive to end users in a particular country, leading to pressure to reduce the U.S. dollar denominated price to the Company's OEM customers, which could in turn result in a reduction in net revenue and profitability. See "Risk Factors -- International Sales."

  Gross Margin. Cost of net revenue consists primarily of the costs of Apple Power Macintosh computers (in the case of pre-configured systems), memory, and royalties for Adobe PostScript software, plus, to a lesser extent, the cost of other components, additional third party software license fees and royalties, and manufacturing services. Gross margins were 26%, 32% and 42% in fiscal 1994, 1995 and 1996, respectively. Gross margins increased to 51% in the nine months ended June 30, 1997 from 37% in the nine months ended June 30, 1996. The increases in gross margin were primarily due to economies of scale derived from higher sales volumes, and reductions in component costs achieved through new product designs and favorable component pricing, partially offset by a sales shift toward certain lower margin pre-configured server models. The Company expects that gross margins will fluctuate from period to period and may decrease in future periods. Gross margin is affected by a number of factors, including product mix, product pricing and manufacturing and component costs. The average selling price of the Company's products has decreased in the past primarily as a result of competitive market pressures, the introduction of lower priced products and, in certain cases, in response to new product introductions by the Company's customers. The Company expects this trend to continue in the future. In this regard, the Company lowered pricing for new versions of its products which were introduced in June 1997. See "Business--Products and Technology--New Version Offerings." Any decline in average selling prices of a particular product which is not offset by a reduction in production costs or by sales of other products with higher gross margins would decrease the Company's overall gross margin and adversely affect the Company's operating results.

  Research and Development. Research and development expenses consist primarily of compensation and related costs, consulting fees and depreciation of equipment. Research and development expenses increased 65% to $3.3 million in fiscal 1995 from $2.0 million in fiscal 1994, and increased 24% to $4.1 million fiscal 1996 from fiscal 1995. Research and development increased 29% to $4.0 million for the nine months ended June 30, 1997 from $3.1 million in the nine months ended June 30, 1996. As a percentage of net revenue, however, research and development decreased to 11% in fiscal 1995 from 12% in fiscal 1994, and 9% of net revenue in fiscal 1996 from 11% in fiscal 1995 and decreased from 10% in the nine months ended June 30, 1996 to 8% in the nine months ended June 30, 1997. The increases in the absolute dollar amount of these expenses in fiscal 1995 and 1996 and for the nine months ended June 30, 1997 were primarily attributable to increased staffing and associated support required to enhance the Company's product line and to introduce the Company's Power Series, PCI Series and DC Series product lines, respectively. In addition, the increase in research and development expenses in the third quarter of fiscal 1997 reflects the addition of Quintar's engineering resources. Except for charges related to the Splash Acquisition, all research and development costs to date have been expensed as incurred. In view of current projects under development and contemplated, research and development expenses are expected to increase in absolute dollars and as a percentage of net revenue in future periods. See "Business--Research and Development," "Unaudited Pro Forma Combined Condensed Statements of Operations" and "Business--Quintar Acquisition."

  Sales and Marketing. Sales and marketing expenses consist primarily of salaries and related costs, consulting fees, trade show costs and marketing materials. Sales and marketing expenses increased 269% to $2.1 million in fiscal 1995 from $562,000 in fiscal 1994 and increased 14% to $2.4 million in fiscal 1996 from fiscal 1995. Such expenses represented 7%, 3% and 5% of net revenue for such respective periods. Sales and marketing expenses increased 173% to $4.1 million in the nine months ended June 30, 1997 from $1.5 million in the nine months ended June 30, 1996, representing 8% and 5% of net revenue for such respective periods. The increases in the absolute dollar amount of these expenditures were primarily related to expansion of the Company's sales support and marketing staff and associated costs (primarily to increase the Company's level of support for Xerox's sales organization), the implementation of promotional programs designed to improve name and product recognition in the end user community and the Company's increased participation in industry trade shows. Sales and marketing expenses are expected to increase in absolute dollars in future periods, although they may vary as a percentage of net revenue.

  General and Administrative. General and administrative expenses prior to January 31, 1996 consisted primarily of an allocation of overhead expenses by Radius and SuperMac based on headcount. Since February 1, 1996, general and administrative expenses have consisted primarily of compensation and related costs, and consulting and professional fees. General and administrative expenses increased 136% to $891,000 in fiscal 1995 from $377,000 in fiscal 1994 and increased 80% to $1.6 million in fiscal 1996 from fiscal 1995, representing 3% of net revenue in all respective periods. General and administrative expenses increased 90% to $1.9 million in the nine months ended June 30, 1997 from $1.0 million in the nine months ended June 30, 1996, representing 4% and 3% of net revenue from such respective periods. The increase from fiscal 1994 to fiscal 1995 was primarily due to increased salary and related costs due to increased headcount. The subsequent increases were primarily related to the Company's efforts to enhance its corporate infrastructure to replace services provided by Radius prior to the Splash Acquisition, to support expansion of the Company's operations and, in addition, in the nine months ended June 30, 1997, to cover costs related to being a public company. The Company believes that its general and administrative expenses will increase in absolute dollars in the foreseeable future as it continues to implement additional management and operational systems, expands its administrative staff and incurs additional costs relating to being a public company.

  Acquisition-Related and Non-Operating Expenses. In fiscal 1996, the Company recorded certain costs related to the Splash Acquisition, including a write-off of $19.3 million of in-process research and development, and the amortization in full through May 1996 of $3.4 million of purchased technology. These in-process research and development projects were related to the development of the Company's PCI Series product line. Substantially all the research and development costs incurred from the Splash Acquisition through May 1996 (the time of the PCI Series product launch) were for the development of the PCI Series products. Through September 30, 1996, the Company had incurred interest costs pursuant to the subordinated notes and line of credit established in connection with the Splash Acquisition, offset in part by interest earned on short-term investments.

  In the nine months ended June 30, 1997, the Company acquired Quintar and wrote-off approximately $11.0 million of in-process research and development in connection with such acquisition. These in-process research and development activities which, related to projects for the development of Quintar's embedded controllers and low-end color servers, have no alternative future uses and have not reached technological feasibility. See "Unaudited Pro Forma Combined Condensed Statements of Operations" and "Business--Quintar Acquisition."

  Other Income. The Splash Acquisition was recorded under the purchase method of accounting. Concurrent with the Splash Acquisition, the Company issued subordinated promissory notes with an aggregate face value of $8.0 million. The valuation of the subordinated debt by an independent third party resulted in an assigned value of $8.6 million. In October 1996, the Company utilized $8.0 million of the proceeds of its initial public offering to repay the subordinated promissory notes payable and recorded $600,000 of other income to eliminate the face value of the subordinated debt from the consolidated balance sheet. See "Certain Transactions."

  Provision for Income Taxes. The Company accounts for income taxes in accordance with the Financial Accounting Standards Board's Statement of Financial Accounting Standard No. 109 "Accounting for Income Taxes." For fiscal 1994, 1995 and 1996, the Company estimated a provision for income taxes as if CSG had been operating as a separate company. In addition, as a result of the Splash Acquisition (a taxable event), the Company recorded a deferred tax asset of approximately $9.1 million and realized a corresponding credit to the provision for income taxes, arising from the difference in treatment of acquired intangible assets for tax and financial reporting purposes. In connection with the Quintar acquisition (a non-taxable event for the Company), the Company recorded $3.3 million of deferred tax assets relating to Quintar's net operating loss carryforwards. These net operating loss carryforwards are subject to certain limitations. The Company has not reduced the deferred tax assets by a valuation allowance as it is more likely than not that all of the deferred tax assets will be realized through future taxable income. The Company's effective tax rate (excluding the purchase accounting adjustments relating to the Quintar acquisition) was 37% for the nine months ended June 30, 1997. See Note 10 of Notes to Consolidated Financial Statements.

QUARTERLY RESULTS

  The following tables set forth consolidated statements of operations data for the eleven quarters in the period ended June 30, 1997, both in dollar amounts and as percentages of net revenue. This information has been derived from unaudited financial statements that, in the Company's opinion, reflect all normal recurring adjustments that the Company considers necessary to present a fair statement of the results of operations in the quarterly periods. The data set forth should be read in conjunction with the financial statements and notes thereto appearing elsewhere in this Prospectus. The operating results for any quarter are not necessarily indicative of results for future quarters. The following tables set forth consolidated statements of operations data.

                                                               QUARTER ENDED
                    ---------------------------------------------------------------------------------------------------------
                    DEC. 31, MAR. 31, JUNE 30, SEPT. 30, DEC. 31, MAR. 31,   JUNE 30,  SEPT. 30, DEC. 31,  MAR. 31,  JUNE 30,
                      1994     1995     1995     1995      1995     1996       1996      1996      1996      1997      1997
                    -------- -------- -------- --------- -------- --------   --------  --------- --------  --------  --------
                                                               (IN THOUSANDS)
Net revenue........  $4,559   $6,346   $9,438   $10,129   $7,206  $ 10,791   $13,337    $16,387  $15,372   $16,053   $19,802
Cost of net
 revenue...........   3,042    4,171    6,524     6,986    4,847     6,871     8,164      7,926    7,511     7,683     9,671
                     ------   ------   ------   -------   ------  --------   -------    -------  -------   -------   -------
 Gross profit......   1,517    2,175    2,914     3,143    2,359     3,920     5,173      8,461    7,861     8,370    10,131
                     ------   ------   ------   -------   ------  --------   -------    -------  -------   -------   -------
Operating expenses
 Research and
  development......     372      825      837     1,261    1,256       884       982      1,003    1,140     1,145     1,687
 Sales and
  marketing........     281      504      720       571      568       438       488        950      953     1,478     1,694
 General and
  administrative...     222      223      222       224      236       188       531        608      740       651       554
 Amortization and
  write-off of
  technology.......      --       --       --        --       --    21,027     1,702         74       --        --    11,039
                     ------   ------   ------   -------   ------  --------   -------    -------  -------   -------   -------
   Total operating
    expenses.......     875    1,552    1,779     2,056    2,060    22,537     3,703      2,635    2,833     3,274    14,974
                     ------   ------   ------   -------   ------  --------   -------    -------  -------   -------   -------
Income (loss) from
 operations........     642      623    1,135     1,087      299   (18,617)    1,470      5,826    5,028     5,096    (4,843)
Other income.......      --       --       --        --       --        --        --         --     (600)       --        --
Interest (income)
 expense, net......      --       --       --        --       --       197       209        187      (83)     (150)     (145)
                     ------   ------   ------   -------   ------  --------   -------    -------  -------   -------   -------
Income (loss)
 before income
 taxes.............     642      623    1,135     1,087      299   (18,814)    1,261      5,639    5,711     5,246    (4,698)
Provision for
 (benefit from)
 income taxes......     257      249      454       435      120    (7,550)      501      2,256    2,170     1,993     2,283
                     ------   ------   ------   -------   ------  --------   -------    -------  -------   -------   -------
 Net income
  (loss)...........  $  385   $  374   $  681   $   652   $  179  $(11,264)  $   760     $3,383  $ 3,541   $ 3,253   $(6,981)
                     ======   ======   ======   =======   ======  ========   =======    =======  =======   =======   =======
                                                       AS A PERCENTAGE OF NET REVENUE
                    ---------------------------------------------------------------------------------------------------------
                    DEC. 31, MAR. 31, JUNE 30, SEPT. 30, DEC. 31, MAR. 31,   JUNE 30,  SEPT. 30, DEC. 31,  MAR. 31,  JUNE 30,
                      1994     1995     1995     1995      1995     1996       1996      1996      1996      1997      1997
                    -------- -------- -------- --------- -------- --------   --------  --------- --------  --------  --------
Net revenue........     100%     100%     100%      100%     100%      100%      100%       100%     100%      100%      100%
Cost of net
 revenue...........      67       66       69        69       67        64        61         48       49        48        49
                     ------   ------   ------   -------   ------  --------   -------    -------  -------   -------   -------
 Gross profit......      33       34       31        31       33        36        39         52       51        52        51
                     ------   ------   ------   -------   ------  --------   -------    -------  -------   -------   -------
Operating expenses
 Research and
  development......       8       13        9        12       18         8         7          6        7         7         8
 Sales and
  marketing........       6        8        8         6        8         4         4          6        6         9         9
 General and
  administrative...       5        3        2         2        3         2         4          4        5         4         3
 Amortization and
  write-off of
  technology.......      --       --       --        --       --       195        13        --        --        --        56
                     ------   ------   ------   -------   ------  --------   -------    -------  -------   -------   -------
   Total operating
    expenses.......      19       24       19        20       29       209        28         16       18        20        76
                     ------   ------   ------   -------   ------  --------   -------    -------  -------   -------   -------
Income (loss) from
 operations........      14       10       12        11        4      (173)       11         36       33        32       (25)
Other income.......      --       --       --        --       --        --        --         --       (4)       --        --
Interest (income)
 expense, net......      --       --       --        --       --         2         1          1       --        --        (1)
                     ------   ------   ------   -------   ------  --------   -------    -------  -------   -------   -------
Income (loss)
 before income
 taxes.............      14       10       12        11        4      (175)       10         35       37        32       (24)
Provision for
 (benefit from)
 income taxes......       6        4        5         5        2       (71)        4         14       14        12        11
                     ------   ------   ------   -------   ------  --------   -------    -------  -------   -------   -------
 Net income
  (loss)...........       8%       6%       7%        6%       2%     (104)%       6%       21%       23%       20%      (35)%
                     ======   ======   ======   =======   ======  ========   =======    =======  =======   =======   =======

  The Company's net revenue increased on a sequential quarterly basis from the first quarter of fiscal 1995 to the fourth quarter of fiscal 1995, and the same pattern was followed for the sequential quarters of fiscal 1996. Increases within each year reflected higher unit sales quarter to quarter due to increasing market acceptance of the Company's products. In addition, the Company has experienced shifts in sales to its higher-priced color server systems from its lower-priced color server kits, particularly beginning in the third quarters of fiscal 1995 and 1996 with the introductions of the Power Series and PCI Series product lines, respectively. The gross margins decreased in the second half of fiscal 1995 primarily due to a sales shift toward certain lower margin pre-configured server systems. The subsequent increases in gross margins for each of the quarters in fiscal 1996 and the first two quarters of fiscal 1997 were primarily due to the reductions in component costs achieved through redesigns of the Power Series boards, new product line designs, continued economies of scales from higher sales volumes and favorable component pricing, particularly computers and memory. Gross margins decreased slightly in the third quarter of fiscal 1997 due to the reduction in pricing for new versions of the Company's PCI Series products introduced in June 1997. Memory prices have experienced significant fluctuations in the past and there can be no assurances that current pricing trends will continue. The Company expects that gross margins will fluctuate quarter to quarter and may decrease in the future. See "Risk Factors--Fluctuations in Operating Results; Seasonal Purchasing Patterns."

  Research and development expenses have fluctuated from quarter to quarter due in part to periodic third party funding of development efforts, which totaled approximately $337,000, $543,000 and $814,000 in fiscal 1994, 1995 and 1996 respectively, ranging from $0 to approximately $300,000 per quarter in the periods presented. Third party funding of development is included in net revenue and costs of net revenue for such products. In addition, research and development spending generally increased quarter to quarter in fiscal 1995 as the Company expanded its development efforts, and decreased in the second and third quarters of fiscal 1996 due to the elimination of overhead charges by Radius following the Splash Acquisition. There can be no assurance that the Company will continue to receive third party funding of any of its future development projects. The increase in research and development expenses in the third quarter of fiscal 1997 reflects the addition of Quintar's engineering resources and the Company's continued hiring efforts. Sales and marketing expenses increased in the third quarter of fiscal 1995 and third quarter of fiscal 1996 due to marketing efforts in connection with the introduction of Splash's Power Series and PCI Series products, respectively, and increased in the fourth quarter of fiscal 1996 and the first three quarters of fiscal 1997 due to the expansion of the Company's sales support and marketing staff and associated costs (primarily to increase the Company's level of support for Xerox's sales organization), the implementation of promotional programs designed to improve name and product recognition in the end user community and the Company's increased participation in industry trade shows. General and administrative expenses decreased in the second quarter of fiscal 1996 as the Company discontinued use of Radius' administrative services and increased in the third quarter of fiscal 1996 as the Company began adding its own administrative infrastructure. The increase in general and administrative expenses for the first and second quarters of fiscal 1997 are primarily due to the initial additional costs of being a public company, including the production of the Company's first annual report and the preparation and filing of the Company's public disclosure documents.

  The Company's operating results have fluctuated and will likely continue to fluctuate in the future on a quarterly and annual basis as a result of a number of factors, many of which are outside the Company's control. These fluctuations are in part due to the purchasing patterns of the Company's two customers, Xerox and Fuji Xerox. These customers have historically made a significant portion of their purchases of the Company's products in the second half of the Company's fiscal year. As a result, the Company's sales have historically been lower, and are expected to continue to be lower, in the first quarter of the Company's fiscal year than the immediately preceding fourth quarter. However, in the event that these customers change their purchasing patterns in the future, this seasonality may change which could affect the Company's quarterly operating results. In addition, any increases in inventories by the Company's customers could also result in variations in the timing of purchases by such customers. In addition, announcements by the Company or its competitors of new products and technologies could cause customers to defer purchases of the Company's existing products. In the event that anticipated orders from end users fail to materialize, or delivery schedules are deferred or canceled as a result of the above factors or other unanticipated factors, it would materially and adversely affect the Company's business, operating results and financial condition. See "Risk Factors--Fluctuations in Operating Results; Seasonal Purchasing Patterns."

  Results in any period could also be affected by changes in market demand, competitive market conditions, sales promotion activities by the Company, its OEM customers or its competitors, market acceptance of new or existing products, sales of color copiers with which the Company's products are compatible, the cost and availability of components, the mix of the Company's customer base and sales channels, the amount of any third party funding of development expenses, the mix of products sold, the Company's ability to effectively expand its sales and marketing organization, the Company's ability to attract and retain key technical and managerial employees, and general economic conditions. As a result, the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indicative of future performance. Due to all of the foregoing factors, the Company's operating results in one or more future periods may be subject to significant fluctuations. In the event this results in the Company's financial performance being below the expectations of public market analysts and investors, the price of the Company's stock would be materially and adversely affected.

LIQUIDITY AND CAPITAL RESOURCES

  From fiscal 1994 until the Splash Acquisition in January 1996, the Company satisfied its liquidity requirements through cash flow generated from operations. The Company had limited cash balances following the Splash Acquisition and satisfied its cash needs through a $4.0 million revolving line of credit and cash flow from operations.

  As of June 30, 1997, the Company had $6.6 million of cash and cash equivalents and had no borrowings under its $5.0 million bank line of credit. Borrowings under the line of credit bear interest at the prime rate and are available under the line of credit based on a percentage of eligible accounts receivable. The line of credit expires on January 1, 1998.

  For fiscal 1996, the Company generated $6.7 million in cash from operations, primarily due to increases in accounts payable, other accrued liabilities, deferred revenue and income taxes payable and decreases in accounts receivable partially offset by a decrease in royalties payable. The Company's operating activities provided $8.6 million in cash in the nine months ended June 30, 1997, primarily due to increases in accounts payable, and other accrued liabilities, offset in part by an increase in accounts receivable and a decrease in deferred revenue.

  The accounts receivable balance increased to $6.6 million at September 30, 1996 as the Company increased net revenue from fiscal 1995, partially offset by improved cash collection procedures which were implemented after the Splash Acquisition. The accounts receivable balance was $11.7 million at June 30, 1997 due primarily to increased quarter-end shipment activity relating to the launch of the Company's new products in June 1997. Trade accounts payable, other accrued liabilities and royalties payable increased from $5.6 million at September 30, 1995 to $5.8 million at September 30, 1996.

  Investing activities used $24.0 million in cash in fiscal 1996 and used $11.8 million in cash in the nine months ended June 30, 1997. These amounts resulted primarily from $23.4 million in cash used in connection with the Splash Acquisition and $11.2 million in cash used in the Quintar acquisition, respectively.

  Financing activities provided $23.6 million in cash in fiscal 1996, consisting primarily of financing related to the Splash Acquisition, and provided $3.6 million in cash in the nine months ended June 30, 1997. Financing activities in fiscal 1997 included the Company's initial public offering from which the Company received net proceeds of $26.6 million. From these net proceeds, the Company redeemed all of its Series A Preferred Stock for $15.4 million and repaid outstanding promissory notes payable to stockholders of $8.0 million. The remaining net proceeds from the Company's initial public offering are being used for working capital and general corporate purposes. The Company has no material financing commitments other than the obligations under operating leases. See Note 6 to Notes to Consolidated Financial Statements.

  The Company believes that the proceeds of the Offering received by the Company, cash flow from operations, existing cash balances and the Company's bank line of credit will be sufficient to satisfy the Company's cash requirements for at least the next twelve months. See "Use of Proceeds," "Capitalization," and "Certain Transactions."

        UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS

  The Company consummated the Quintar acquisition on May 28, 1997. The accompanying unaudited pro forma combined condensed statement of operations for the year ended September 30, 1996 includes the historical consolidated statement of operations of the Company's predecessor business for the four months ended January 31, 1996, the historical consolidated statement of operations of the Company for the eight months ended September 30, 1996 and the historical consolidated statements of operations of Quintar for the year ended December 31, 1996, as if the acquisition had occurred on October 1, 1995. The accompanying unaudited pro forma combined condensed statements of operations for the nine months ended June 30, 1997 includes the historical consolidated statements of operations of the Company and of Quintar for the nine months ended June 30, 1997, as if the acquisition had occurred on October 1, 1995. The unaudited pro forma combined condensed statements of operations give effect to the Quintar acquisition using the purchase method of accounting, and are based upon allocation of the Quintar purchase price, and includes the adjustments described in the notes set forth below.

  The unaudited pro forma combined condensed statements of operations do not purport to represent what the Company's results of operations would have been had the Quintar acquisition occurred on the date indicated or for any future period or date. The pro forma adjustments give effect to available information and assumptions that the Company believes are reasonable. The unaudited pro forma combined condensed statements of operations should be read in conjunction with the Company's historical consolidated financial statements and the historical consolidated financial statements of Quintar and the notes thereto included elsewhere herein.

                        SPLASH TECHNOLOGY HOLDINGS, INC.
             PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS
                         YEAR ENDED SEPTEMBER 30, 1996
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                     QUINTAR
                          PREDECESSOR      SPLASH TECHNOLOGY         HOLDINGS
                           BUSINESS         HOLDINGS, INC.        CORPORATION(1)
                          ----------- --------------------------- --------------
                          FOUR MONTHS EIGHT MONTHS    PRO FORMA                  PRO FORMA ADJUSTMENTS
                             ENDED        ENDED      YEAR ENDED     YEAR ENDED   --------------------------
                          JANUARY 31, SEPTEMBER 30, SEPTEMBER 30,  DECEMBER 31,
                             1996         1996          1996           1996        AMOUNT        COMBINED
                          ----------- ------------- ------------- -------------- ----------     -----------
Net revenue.............    $13,008     $ 34,713      $ 47,721       $ 5,383                    $    53,104
Cost of revenue.........     (8,427)     (19,381)      (27,808)       (3,895)                       (31,703)
                            -------     --------      --------       -------                    -----------
 Gross profit...........      4,581       15,332        19,913         1,488                         21,401
Research and
 development............     (1,498)      (2,627)       (4,125)       (1,293)                        (5,418)
Selling, general and
 administrative
 expenses...............       (975)      (3,032)       (4,007)       (1,714)                        (5,721)
Amortization and write-
 off of technology......        --       (22,803)      (22,803)          --                         (22,803)
                            -------     --------      --------       -------                    -----------
Income (loss) from
 operations.............      2,108      (13,130)      (11,022)       (1,519)                       (12,541)
Interest income
 (expense), net.........        (18)        (575)         (593)           17     $     (690)(2)      (1,266)
                            -------     --------      --------       -------     ----------     -----------
 Income (loss) before
  provision for income
  taxes.................      2,090      (13,705)      (11,615)       (1,502)          (690)        (13,807)
Benefit from (provision
 for) income taxes......       (836)       5,509         4,673            --            604 (3)       5,277
                            -------     --------      --------       -------     ----------     -----------
Net income (loss).......    $ 1,254     $ (8,196)     $ (6,942)      $(1,502)    $      (86)    $    (8,530)
                            =======     ========      ========       =======     ==========     ===========
Net income (loss) per                                                                           $     (0.89)
 share..................                                                                        ===========
Shares used in computing                                                                              9,583
 per share amount.......                                                                        ===========

                        NINE MONTHS ENDED JUNE 30, 1997
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                  SPLASH                       PRO FORMA
                                TECHNOLOGY    QUINTAR         ADJUSTMENTS
                                HOLDINGS,     HOLDINGS    --------------------
                                   INC.    CORPORATION(1) AMOUNT      COMBINED
                                ---------- -------------- -------     --------
Net revenue....................  $ 51,227     $ 2,595                 $ 53,822
Cost of revenue................   (24,864)     (1,819)                 (26,683)
                                 --------     -------                 --------
 Gross profit..................    26,363         776                   27,139
Research and development.......    (3,972)     (1,329)                  (5,301)
Selling, general and
 administrative................    (6,071)       (895)                  (6,966)
Write-off of in-process
 technology....................   (11,039)        --      $11,039(4)       --
                                 --------     -------     -------     --------
Income (loss) from operations..     5,281      (1,448)     11,039       14,872
Interest and other income
 (expense), net................       979        (539)       (346)(2)       94
                                 --------     -------     -------     --------
 Income (loss) before provision
  for income taxes.............     6,260      (1,987)     10,693       14,966
Benefit from (provision for)
 income taxes..................    (6,447)        --          869(3)    (5,578)
                                 --------     -------     -------     --------
 Net income (loss).............  $   (187)    $(1,987)    $11,562     $  9,388
                                 ========     =======     =======     ========
Net income (loss) per share....  $  (0.02)                            $   0.77
                                 ========                             ========
Shares used in computing per       11,903                               12,251
 share amounts.................  ========                             ========

-------
(1)The purchase price of Quintar Holdings Corporation is as follows:

       Cash consideration............................................. $11,519
       Value of stock options granted.................................   1,588
       Other acquisition costs........................................     425
                                                                       -------
                                                                       $13,532
                                                                       =======
       Net liabilities................................................ $  (807)
       Purchased in-process technology................................  11,039
       Deferred tax asset.............................................   3,300
                                                                       -------
                                                                       $13,532
                                                                       =======

(2) To record effect on interest income as a result of cash used to purchase Quintar.
(3) To record tax benefit of Quintar Holdings Corporation loss.
(4) The Company recorded the expense related to purchased in-process technology of approximately $11.0 million upon the consummation of the Quintar acquisition. This amount has been eliminated from the pro forma statements of operations due to its non-recurring nature.

                                   BUSINESS

  This Business section and other parts of this Prospectus contain forward-looking statements that involve risks and uncertainties. All forward-looking statements included in this document are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in "Risk Factors" and elsewhere in this Prospectus.

  Splash develops, produces and markets color servers that provide an integrated link between desktop computers and digital color laser copiers and enable such copiers to provide high quality, high speed, networked color printing and scanning. These hybrid systems, consisting of color servers and digital color laser copiers (referred to as connected or multifunction copiers), support multiple uses including image scanning, image manipulation, printing and photocopying. The Company's products feature advanced color correction, color calibration and separations support, ease of use, time-saving workflow functionality, simulation of many color monitors and printing presses, and automatic correction for certain printing workflow problems. Splash's color servers are commonly accessed by users across networks of Windows-based personal computers, Apple personal computers and UNIX-based computers.

  On May 28, 1997, Splash consummated its acquisition of Quintar, which designs, manufactures and markets embedded controllers for desktop color printers, as well as proprietary servers for high-speed, multifunction monochrome and color printers and copiers. See "Risk Factors--Risks Associated with Quintar Acquisition; General Risks Associated with Acquisitions," "Unaudited Pro Forma Combined Condensed Statements of Operations" and "-- Quintar Acquisition."

INDUSTRY BACKGROUND

  The use of color in communications media is becoming ubiquitous. Just as photography, television, computer monitors and newspapers have migrated from black and white to color, a similar transition is occurring in electronic printing. Advances in computer-based color graphics, printing and imaging technology are fueling increased demand for the ability to produce color printed materials more easily, more frequently, in smaller batches, and at lower cost.

  Commercial color printing customarily involves a number of complex, labor intensive and costly steps. Accordingly, color largely has been reserved for high end and high volume applications, and printing of commercial quality materials such as magazines, catalogs, brochures and sales material has been performed primarily by professional independent printing companies. The images to be printed are typically designed and composed by an end user's in-house staff or a design house or advertising agency. The images are passed to a service bureau for prepress preparation, which involves input by a high-quality scanner (or, more recently, acceptance in electronic file format from the designer) and other preparation for printing. Preparation for printing includes color retouching and other manipulation and then separation into the four colors--cyan, magenta, yellow and black ("CMYK")--utilized by large, four-color commercial presses. The separated CMYK files are transferred electronically to an imagesetter which generates a separate CMYK film for each color. These films are then used to print a pre-proof via a film proofer. Color separation and proofing are typically performed by service bureaus or, at times, by commercial printers. These steps are often repeated several times to ensure that the proof matches the end user's expectations. Once the proof is approved by the end user, the commercial printer utilizes the CMYK films to prepare printing plates and then prints the job on a large, expensive commercial press. Each step in the proofing and prepress process is technically complex, time consuming, labor intensive and costly, and multiple cycles are often required. Accordingly, the process involves high fixed costs and considerable time, and historically has been justified only for printing in large volumes.

  The following diagram depicts the steps involved in a typical commercial printing process, showing the repetition of certain of the key steps prior to the final print run.


                            [DIAGRAM APPEARS HERE]

  The broad use of high quality desktop color displays, desktop publishing software such as Adobe Photoshop and QuarkXPress, and desktop-based color scanners, as well as the increased availability of digital color copiers and networked and desktop color printers, has enabled a greater amount of the color design and production workflow to be performed more rapidly and at lower costs than was previously possible. As a result, the different organizations in the traditional printing workflow have begun to broaden their service offerings, with resultant overlap of roles. For example, end users and designers are seeking to perform a greater degree of color preparation and to review a greater number of design proofs earlier in the process, and service bureaus are seeking to expand their service offerings with faster and lower cost color alternatives. End users, service bureaus and traditional commercial printers are all seeking to expand their internal capabilities for inexpensive, low volume, high quality color printing of final output. In the emerging end user office market in particular, the improvements in color copier technology make possible inexpensive production of a broad range of color materials, including sales brochures, product literature and internal communications.

  The use of color printing has historically been limited because color printing involves significantly greater complexities and requires substantially more memory and processing power than black and white printing. For example, accurate printed replication of an electronic color image displayed on a monitor is difficult to achieve because the monitor creates color by projecting light in the three display colors of red, green and blue ("RGB")--an additive process of light creation--while printed output is created through the mixing of the four CMYK ink colors on paper--a subtractive process of light absorption. Each display, scanning and printing device has unique color properties that must be managed and adjusted during production, and each device must be continually recalibrated over time. The variety of papers, ink and printing processes also results in variations, as do changes in temperature and humidity. In addition, different applications and devices may combine multiple color and file formats when producing an image, resulting in issues of compatibility and consistency.

  The complexities inherent in color reproduction and printing have created a need for advanced, easy-to-use and cost-effective color printing solutions. As a result, digital laser color copiers and associated color servers are becoming increasingly prevalent across a broader printing market. However, the different segments of the broader market demand a variety of different capabilities. In the commercial printer segment, printing companies are seeking means to broaden their market through high quality solutions that can be offered at lower cost; in design houses and service bureaus, color professionals require both superior color quality and tools that enhance productivity in color production workflow; and in the office market, ease of use is as critical as high quality results, to make technology accessible to a broad range of end users with limited special expertise in color. Accordingly, as color servers become more prevalent and broadly used, there is a demand for solutions that offer more powerful features and more accurate color capabilities with greater ease of use.

THE SPLASH SOLUTION

  Splash color servers provide an integrated link between computers and color copiers and address the demand for high performance, cost effective digital color printing. The Company's color servers turn a color copier into an effective network-based solution for a variety of color printing applications from commercial and short-run printing to desktop publishing and office color printing. The Company's products feature advanced color correction, color calibration and separations support, ease of use, time-saving workflow functionality, simulation of many color monitors and printing presses, and automatic correction for certain workflow problems.

  The diagram below is an example of how Splash color servers and connected digital color copiers can eliminate certain costly and time consuming steps in the printing workflow.



                            [DIAGRAM APPEARS HERE]

  Splash servers utilize open systems that can be readily integrated with corporate networks enabling easy access by a broad range of end users. The Company's products use Adobe PostScript and are based on the Apple Power Macintosh computer, both of which are widely used by color graphics professionals. The Company's servers support popular network protocols. Open systems enable the Company to concentrate its development resources on value-added solutions for end users, including improved color quality, workflow and overall productivity, while being able to leverage ongoing enhancements in hardware, software and computer performance from IBM, Motorola, Apple and Adobe. Open systems also provide users with greater flexibility by allowing the use of standard peripheral products and software. The Company believes that its open systems approach and color expertise have enabled it to provide innovative, high performance products.

  The diagram below reflects the connection between a Splash color server and a color copier and a network containing Windows PCs, Mac OS computers and UNIX workstations via the use of Novell, AppleTalk and TCP/IP network protocols.

                      [PICTURE OF COMPUTERS APPEARS HERE]

STRATEGY

  Splash's objective is to extend its position as a leading provider of innovative, high quality color server solutions. To achieve this objective, the Company's business strategy includes the following key elements:

  Leverage Technology Expertise. Splash seeks to leverage its expertise in color technology, application workflow, software and hardware design and computer systems integration to continue to offer innovative, easy-to-use, color server products. The Company believes that its technological leadership has permitted it to offer a number of significant features for multifunction copiers prior to its direct competitors. For example, Splash was first to market with a number of key features in the areas of color calibration, color correction, CMYK separation and mixed RGB/CMYK printing.

  Support Open Systems. Splash intends to continue to utilize standards-based open systems to enable it to bring new products to market more quickly and to permit operation with a wide variety of computer networks, devices and complementary software. Splash provides color servers based on open systems and popular networking protocols in order to focus the Company's development efforts on advanced software and hardware designs that optimize color quality and consistency, workflow efficiency and ease of use.

  Broaden Markets and Product Lines. Splash intends to continue to pursue the markets for connected copiers in pre-proof and prepress applications and to migrate its products to additional computer platforms in order to address both the high end of the color server market and the broader, office color printing market. The Company also intends to develop color servers for a wider range of Xerox and Fuji Xerox color copiers in order to provide systems with different feature sets across a range of price points and may consider offering color servers for the systems of additional copier manufacturers.

  Expand Sales and Marketing Organizations. Splash intends to continue to expand its sales and marketing organizations on a worldwide basis in order to support its Xerox and Fuji Xerox OEM relationships. The Company believes that such expansion will allow it to better leverage the resources offered by Xerox, Fuji Xerox and their affiliates, which are among the leading providers of digital color copiers and have extensive worldwide sales organizations. Splash is seeking to further develop sales through these channels in Europe and other geographic regions in which the Company has had lower market penetration.

PRODUCTS AND TECHNOLOGY

 Product Lines

  Splash offers both pre-configured color server systems and board-level server kits. The pre-configured color server systems include a Splash copier interface board and frame buffer installed in an Apple Power Macintosh computer and feature Splash software, a color display, a keyboard and an interface cable. The server kits do not include the computer, display and keyboard, thereby allowing the customer or reseller to install the Splash color server on a locally procured or existing compatible system. Splash products are sold under the Splash brand worldwide except in Japan, where they are sold under the SM ICS brand name of Fuji Xerox. The fundamental architectures of the SM ICS and Splash products are substantially identical other than localization differences for user interface and documentation.

  Splash's primary product lines are the Splash Professional Color Imaging ("PCI") Series, first introduced in May 1996, and the Splash for DocuColor ("DC Series"), first introduced in September 1996. These products generally use Apple Power Macintosh computers and are compatible with the PCI bus architecture. The Splash Power Series product line, based on a design originally launched in 1993 and updated over the years with successive software releases, uses the NuBus architecture found in earlier Apple Power Macintosh computers. The Company continues to offer Power Series products in limited quantities, primarily board level kits and spare parts. The retail prices to end users of Splash products vary by geographical region, model and configuration. For example, depending on the model and configuration, the retail prices to end users of PCI Series products currently range from $13,000 to $28,000 in the United States and (Yen)1.6 million to (Yen)3.19 million in Japan. The retail price to end users of the one DC Series product marketed in the United States is $50,000 and the retail prices to end users of the three DC Series products marketed in Japan range from (Yen)4.15 million to (Yen)6.8 million. See "Risk Factors--Dependence on Xerox and Fuji Xerox" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  The Company's products vary primarily by available frame buffer memory. Memory configuration impacts print quality, scan resolution and the ability to scan images of larger sizes. The Company's principal products are as follows:

                                                                     FRAME
        PRODUCT                COMPUTER HARDWARE        DISPLAY      BUFFER
        -------                -----------------        -------      ------
PCI Series Servers
  Splash PCI 1280 Server   PowerPC 604/180 MHz         149 color   128 MB RAM
  Splash PCI 640 Server    PowerPC 604/180 MHz         149 color    64 MB RAM
  Splash PCI 320 Server    PowerPC 604/180 MHz         149 color    32 MB RAM
  Splash PCI-E Server      PowerPC 604/132 MHz         149 color    32 MB RAM
PCI Series Kits(1)
  Splash PCI 1280 Kit      *                           *           128 MB RAM
  Splash PCI 640 Kit       *                           *            64 MB RAM
  Splash PCI 320 Kit       *                           *            32 MB RAM
DC Series Servers
  Splash DC 256            PowerPC 604/200 MHz         149 color   256 MB RAM
  Splash DC 128            PowerPC 604/200 MHz         149 color   128 MB RAM
  Splash DC 64             PowerPC 604/200 MHz         149 color    64 MB RAM
Power Series Servers
  Splash P105 Pro          PowerPC 601/100 MHz NuBus   179 color   128 MB RAM
  Splash P85               PowerPC 601/80 MHz NuBus    179 color    72 MB RAM
  Splash P70               PowerPC 601/66 MHz NuBus    149 color    72 MB RAM
Power Series Kits(2)
  Splash Power Kit Pro     *                           *           128 MB RAM
  Splash Power Kit         *                           *            72 MB RAM

--------
*  Customer supplied.
(1) Compatible hosts for PCI Series Kits include: Apple Power Macintosh 7200, 7300, 7500, 7600, 8500, 9500.
(2) Compatible hosts for Power Series Kits are: Apple Power Macintosh 7100, 8100 (non-AV configurations).

 Product Features and Technology

  Splash servers are based on open systems, enabling the Company to leverage the development efforts of computer and operating system suppliers, and thereby concentrate its development resources in those areas specific to the concerns of color users. This open systems approach has provided an advantage in bringing innovative color and workflow solutions to the market rapidly. It has also enabled the Company to provide its customers with performance increases by taking advantage of improvements in industry standard computers.

  The Company's products include a Splash-designed copier interface board integrated with a standard computer system and Splash software written for the server and its networked clients. The Splash copier interface board uses double-sided surface mount technology and includes a number of advanced design features such as a proprietary application specific integrated circuit (ASIC), certain other custom ASICs and a large frame buffer--all in a single-slot PCI form factor.

  Splash software includes: driver software written for several different types of client workstations; server software including network interface, spooling, and imaging engine modules that reside on the standard computer system; and server software including print interface and device control modules that reside on the Splash board itself. These software modules are layered on a standard computer operating system to provide compatibility with a variety of off-the-shelf peripherals and third-party software applications.

  Technical innovations first introduced to market by Splash include techniques that enhance color quality, such as accurate printing of RGB monitor blues (avoiding the common blue to purple shift upon printing); techniques that enhance print quality, such as traps and overprints (as described below); and features that enhance productivity workflow, such as advanced color calibration capabilities and the ability to interpret and print multiple RGB formats or mixed RGB and CMYK formats from the same electronic file.

  The following describes these and other key features offered by Splash.

  CMYK Separation Support. Splash's CMYK separation capability enables users to employ page layout and publishing software to print pre-proofs from color copiers that incorporate overprinting (overlapping mixing of colors) and Desktop Color Separations (high-resolution separation files). This feature allows the printing of high quality pre-proofs and thereby saves professional color publishing end users time and money by reducing the number of cycles of film proofs required for the design and production process.

  Splash Match. Splash Match is a unique color management solution that permits rapid, automatic and accurate color correction of image files. The user can select among a variety of color profiles--including RGB monitor matching and CMYK press matching--through "check box" selections within a printing window in the graphical user interface from a networked client.

  Splash ColorCal. Splash ColorCal is a fast, easy-to-use calibration utility that utilizes a unique randomized calibration target and a copier's built-in digital scanning capability for calibration. By making calibration fast and simple and eliminating the need for separate, expensive densitometers, Splash provides a mechanism for frequent calibration that assures reproducible, consistent color. All Splash Match color profiles (RGB and CMYK) are updated simultaneously upon completion of calibration. Splash Match also provides an "expert mode" of operation that allows the user to customize a copier's output to the unique print characteristics of a given press intended for final printing.

  Splash AccuColor. Splash AccuColor, implemented as part of Splash Match, allows for more accurate translation and printing of monitor blues without the significant purple shift that occurs with almost all other printing alternatives. This is a performance advantage in printing applications where the desired goal is producing output that comes as close as possible to matching the RGB colors on a user's display. Splash AccuColor allows for screen-to-press matching through the use of one of several Splash press profiles selectable in Adobe Photoshop.

  Splash IntelliColor. Splash IntelliColor compensates for mistakes commonly made during the design process such as mixing different RGB file formats or combining RGB and CMYK formats in the same document. Images combined in the same file are separately and accurately color corrected. This capability is independent of the end user's application or computer workstation.

  Splash Scan and Splash Print. Both Splash Scan and Splash Print are Adobe Photoshop Plug-in modules that provide 400-dpi, 24-bit color scanning from the copier and ultra high-speed bit map printing to a copier, respectively. In this way, scans can be made, retouched and printed locally without tying up the network.

  Splash Colortone. Splash Colortone enhances the print quality of color servers that have limited frame buffer memory. Splash Colortone delivers true, continuous tone (contone) or near-contone quality output optimized to the available frame buffer memory. Splash Colortone is automatically engaged whenever the Splash server has too little memory to print a given page size with full color quality. The Splash Colortone feature can print with either a 2:1 memory savings, yielding near-contone quality, or a 4:1 memory savings, yielding prints with some but often minimal degradation. Splash automatically switches back to true contone printing when sufficient memory is available.

  Splash Edit. Splash Edit is a utility that enables the user to change certain print settings at the Splash server after the print job has been sent by the user across the network. Changeable print settings include number of copies, tray selection, color correction choice, page range and sorter. Because these settings can be changed at the Splash server next to the copier, the user saves time by not having to return to the client computer to resend the file.

 New Version Offerings

  In June 1997, the Company released new versions of its PCI Series and DC Series products which offer the following additional features as well as a variety of other features.

  Spot Color Matching. Spot Color Matching allows the printing of spot colors (within the color gamut of the copier) without converting them to process color and without interrupting the user's existing workflow.

  Progressives. The Progressives feature enables the printing of any of the four CMYK plates, in any combination, and in the resulting color of that combination. Proofing four-color work on a two-color press is one of the many uses of Progressives.

  Further Enhanced Calibration (ColorCal). The ColorCal feature enhances the ability to store up to 10 custom color profiles. In addition, ColorCal works with Fuji Xerox DocuColor 40 copiers and Xerox DocuColor 4040 copiers through the use of desktop scanners.

  World Wide Web/Internet/Intranet Printing. The Web Server option allows users to print or manage a print job from any workstation on an intranet or the Internet.

SALES AND MARKETING

  Splash sells its color server products to two of the leading providers of color copiers, Xerox and Fuji Xerox. These OEMs integrate the Company's color servers with their digital color copiers and sell the connected systems to end users through a worldwide direct distribution network. Xerox sells primarily in North America, South America and (through its affiliate, Rank Xerox) Europe, while Fuji Xerox sells primarily in Japan and the Asia Pacific region. Xerox and Fuji Xerox each provide primary customer service through their worldwide networks, while Splash provides backup support to Xerox and Fuji Xerox. These relationships allow Splash to provide strong customer support at the local level as well as providing Splash with a valuable source of input for product enhancement. Splash believes that the strength of Xerox and Fuji Xerox in the office equipment market provides the Company with a significant opportunity to expand its presence in the end user office printing market.

  Xerox and Fuji Xerox sell Splash products as well as competing color servers. The Company does not have contracts with Xerox and Fuji Xerox with respect to its PCI Series and DC Series products and is currently operating on a purchase order basis with these customers. There can be no assurance that the Company will continue to receive orders from Xerox or Fuji Xerox. Any decrease in the level of sales to Xerox or Fuji Xerox would have a material adverse effect on the Company's business, operating results and financial condition. See "Risk Factors--Dependence on Xerox and Fuji Xerox."

  As of June 30, 1997, the Company employed 30 people in sales and marketing. These people support Xerox's sales force while Fuji Xerox is supported by its own personnel. Splash's sales and marketing personnel typically provide support to Xerox and Fuji Xerox through sales literature, periodic training, customer symposia, pre-sales support and joint sales calls. The Company also participates in industry trade shows and conferences, distributes sales and product literature and has a public relations plan intended to generate coverage of the Company's products and technology by editors of trade journals.

  Splash believes that in order to increase its market penetration and enhance brand awareness, it must continue to expand its sales and marketing efforts. The Company plans to recruit and hire additional field personnel in Europe, the United States, the Asia Pacific region and Latin America, as well as to expand its marketing programs. There can be no assurance that the Company will be able to hire additional personnel, expand its marketing programs or that the Company will be able to increase its market penetration.

MARKETS AND CUSTOMERS

  Splash products are employed by users in five principal markets: commercial and short-run printing, prepress and photo labs, graphic arts and professional color publishing, print-for-pay and office color printing. The Company to date has focused principally on the prepress and graphic arts markets, where end users who are discerning about color and print quality require high quality innovative color server solutions. The Company believes that the emerging use of color in a variety of printing applications is creating an opportunity for the Company's products in the other market segments. Below is a diagram showing the five markets in which Splash products are sold.

                            [DIAGRAM APPEARS HERE]

  Commercial and Short-Run Printing. The commercial printing market represents the highest quality and highest volume color printing production. Firms in this market typically have their roots in traditional offset press printing, in which output is developed in-house at businesses and other organizations, prepared for printing by service bureaus and trade shops (which often perform prepress services as described below) and then delivered to the commercial printer for printing on large, expensive printing presses. In recent years, many firms in the commercial printing market have begun to expand into prepress and short-run printing services. These firms use color server-based printing devices to more rapidly and less expensively produce pre-proofs of color output. In addition, many of these firms have begun to use color server-based printing devices as a less expensive alternative for printing in smaller quantities. End users of Splash products in this segment include Applied Computer Services, Inc. and R.R. Donnelley & Sons Company.

  Prepress and Photo Labs. The prepress market consists of service bureaus and trade shops which handle complex color production for end users that intend to send print jobs to short-run and commercial printing firms for high quality or high volume printing, as well as photo labs which provide high-end photographic services. Prepress firms work closely with end users and the local commercial printers that perform the print jobs. Prepress firms provide high end scanning, image retouching, imagesetter output of color separation films for proofing and, in some cases, the production of contract proofs which serve as the standard for the commercial print run. Firms in this market are utilizing color server-based printing devices as a means to reduce the cost and turnaround time for image design, modification and pre-proofing. End users of Splash products in this segment include the Digital Cafe, a wholly-owned subsidiary of Boston Photo Imaging and smaller, local operators.

  Graphic Arts and Professional Color Publishing. The graphic arts and professional color publishing market consists of in-house creative staffs and advertising agencies and design firms. These creative professionals perform extensive color design and layout, but historically have not performed print production. Users typically utilize networked personal computers and workstations for color design and use color server-based printing devices for conceptual and comprehensive designs as well as pre-proofs. Users typically compose the color image to be printed utilizing applications such as Adobe Photoshop, Adobe Illustrator, QuarkXPress, Adobe PageMaker, Corel Corp Corel, Corel Ventura Publisher, MetaTools Live Picture and Macromedia Freehand. End users of Splash products in this segment include DRC Advertising, Hearst Magazines and Gibson Greetings, Inc.

  Print-for-Pay. Print-for-pay firms provide a broad range of walk-in services including faxing, copying and desktop publishing. Recently these firms have begun to use connected color copiers to offer expanded color printing and copier services. Users in this market segment range from franchised and local storefronts traditionally focused on black and white copying services to specialized firms. End users of Splash products in this segment include PIP Printing.

  Office Color Printing. The office color printing market consists of networked office printing and central reproduction departments in businesses and other organizations. These organizations, which have typically used black and white laser printers and desktop color ink jet printers for production of word processed documents, spreadsheets and presentations, are increasingly using connected copiers to produce materials such as product brochures and internal communications. This market segment is still emerging, but the Company believes the ability of color servers to operate across corporate networks will help expand this market.

MANUFACTURING

  The Company outsources the manufacture of its products to third party subcontract manufacturers including MSL, located in Sunnyvale, California, and Logistix, located in Fremont, California. MSL purchases the components used in Splash boards from its suppliers and performs double-sided active surface mount assembly, in-circuit test, functional test and system test of the printed circuit boards used in the Splash PCI Series products, on a turnkey basis. MSL also performs in-warranty and out-of-warranty repair of failed boards for the Splash PCI Series products. The Company purchases Apple Power Macintosh computers, monitors and memory, and furnishes these components as well as the MSL-assembled boards to Logistix for final assembly. Logistix directly purchases a small portion of the components used in Splash color servers and does all final assembly and system configuration. Other subcontract manufacturers perform similar services with respect to the Splash Power Series product line.

  While the Company's subcontract manufacturers conduct quality control and testing procedures specified by the Company, the Company has from time to time experienced manufacturing quality problems. Although the Company does not believe any such problem had a material adverse effect on its business, there can be no assurance that quality problems will not occur again in the future or that any such problem will not have a material adverse effect on its business, operating results and financial condition.

  If the Logistix, MSL or other third party manufacturing facilities utilized by the Company become unavailable to the Company, or if the manufacturing operations at these facilities are slowed, interrupted or terminated, the Company's business, operating results and financial condition could be materially and adversely affected. Although the Company believes that there are other companies available with the capability to provide the Company with such services, there can be no assurance that the Company would be able to enter into alternative third party arrangements on terms satisfactory to the Company, on a timely basis, or at all. See "Risk Factors-- Dependence on Third Party Manufacturers."

  Certain components necessary for the manufacture of the Company's products are obtained from a sole supplier or a limited group of suppliers. These include Apple Power Macintosh computers, certain ASICs and other semiconductor components. The Company does not maintain any long-term agreements with any of its suppliers of components. Because the purchase of certain key components involves long lead times, in the event of unanticipated increases in demand for the Company's products, the Company could be unable to manufacture certain products in a quantity sufficient to meet end user demand. In addition, Apple has experienced and continues to experience significant financial difficulties and losses in market acceptance, and its products have particularly low levels of market acceptance in the office color printing market into which the Company is seeking to expand. The Company has also experienced difficulties related to Apple's delay in the release of new models. If Apple were to continue to experience such delays or discontinue production of the Power Macintosh models with which Splash products operate or were unable to provide or otherwise ceased to provide an acceptable level of end user customer support, the Company's business, operating results and financial condition would be materially and adversely affected. The Company also purchases memory modules from a single supplier. Although other sources are available, a change in memory supplier could require time to effect and could impact production. This risk would be exacerbated in times of short memory supply. Any inability to obtain adequate deliveries of any of the components or any other circumstance that would require the Company to seek alternative sources of supply could affect the Company's ability to ship its products on a timely basis, which could damage relationships with current and prospective customers and could therefore have a material adverse effect on the Company's business, financial condition and operating results. Moreover, there can be no assurance that alternative sources of supply would be available on reasonably acceptable terms, on a timely basis, or at all. The Company has from time to time experienced shortages in deliveries of ASICs from Toshiba Corporation, which shortages have impacted production volume capabilities. In order to attempt to mitigate the risk of such shortages in the future, the Company increased its inventory of components for which the Company is dependent upon sole or limited source suppliers. As a result, the Company may be subject to an increasing risk of inventory obsolescence in the future, which could materially and adversely affect the operating results and financial condition. See "Risk Factors-- Dependence on Component Availability and Cost" and "--Dependence on Apple Computer, Inc."

  The market prices and availability of certain components, particularly memory and other semiconductor components and Apple Power Macintosh computers, which collectively represent a substantial portion of the total manufactured cost of the Company's products, have fluctuated significantly in the past. Significant fluctuations in the future could have a material adverse effect on the Company's business, operating results and financial condition. See "Risk Factors--Fluctuations in Operating Results; Seasonal Purchasing Patterns," "-- Dependence on Component Availability and Cost" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RESEARCH AND DEVELOPMENT

  Splash's research and development efforts are focused on color science, application workflow, ASIC and board design, software and computer systems integration and the continued development of new and enhanced products. The Company also works closely with key technology partners including Adobe, Apple, Fuji Xerox and Xerox.

  The Company has historically devoted a significant amount of its resources to research and development. As of June 30, 1997, the Company had 48 employees engaged in research and development. Research and development expenses in fiscal 1994, 1995 and 1996 and the first nine months of fiscal 1997 were $2.0 million, $3.3 million, $4.1 million and $4.0 million, respectively.

  The graphics and color reproduction, color processing and personal computing markets are characterized by rapid changes in customer requirements, frequent introductions of new and enhanced products, and continuing and rapid technological advancement. To compete successfully, the Company must continue to design, develop, manufacture and sell new products that provide increasingly higher levels of performance and reliability, take advantage of technological advancements and changes and respond to new customer requirements. The Company's success in designing, developing, manufacturing and selling new products will depend on a variety of factors, including the identification of market demand for new products, product selection, timely implementation of product design and development, product performance, cost-effectiveness of products under development, effective manufacturing processes and the success of promotional efforts.

  There can be no assurance that any future products will achieve widespread market acceptance. In addition, the Company has in the past experienced delays in the development of new products and the enhancement of existing products, and such delays may occur in the future. If the Company is unable, due to resource constraints or technological or other reasons, to develop and introduce new products or versions in a timely manner, or if such new products or releases do not achieve timely and widespread market acceptance, it would have a material adverse effect on the Company's business, operating results and financial condition. See "Risk Factors--Rapid Technological Changes; Dependence on New Product Introductions."

COMPETITION

  The markets for the Company's products are characterized by intense competition and rapid change. The Company competes directly with other independent manufacturers of color servers and with copier manufacturers, and indirectly with printer manufacturers and others. Splash has a number of direct competitors for color server products, the most significant of which is EFI. Splash also faces competition from copier manufacturers that offer internally developed color server products, such as a non-PostScript color server offered by Fuji Xerox, or that incorporate color server features into their copiers. In addition, the Company faces competition from desktop color laser printers that offer increasing speed and color capability. As component prices decrease and the processing power and other functionality of copiers, printers and computers increase, it becomes more likely that copier, printer and computer manufacturers will continue to add color server functionality to their systems, which could reduce the market for the Company's existing line of products.

  The Company also competes indirectly with manufacturers of electronic color prepress systems, which offer similar functionality for the short-run and commercial printing market as is provided by the Company's products. The Company also competes indirectly with providers of color separation, color editing and page layout software. While this software typically is complementary to the Company's systems, it may also be competitive and may become increasingly competitive to the extent that the providers of such software extend the functionality of their products in future releases. See "Risk Factors--Dependence on Adobe Systems Incorporated."

  The Company believes that the principal competitive factors in its markets are product features, functionality and performance; strength of distribution channels, including sales capability and after-market support; brand name recognition and market share; and price. The Company believes that it competes favorably with respect to product features, functionality and performance, including color and print quality and the open architecture of the Company's systems. Splash was the first to introduce a number of significant features to the multifunction color copier market, and its products currently provide certain features and functionality not offered by competitors. However, Splash's competitors also offer certain unique features and functionality that are not offered by the Company. EFI also has substantially greater name recognition and a significantly larger installed base than the Company, its products operate with a broader range of color photocopier systems and its products are generally priced less than those of Splash. EFI has historically had higher operating margins than Splash which could allow EFI to increase pricing pressure on Splash or to respond more effectively to any third party pricing pressures. The Company also believes that it competes favorably in many distribution channels addressed by Xerox and Fuji Xerox, but the Company's products do not support the range of products from different manufacturers supported by EFI and other competitors, and the Company's relationship with the Xerox distribution channel is currently not as strong in certain geographical areas, such as Europe, where the Company historically has had a smaller market presence and lesser support capabilities.

  Many of the Company's current and potential direct and indirect competitors have longer operating histories, are substantially larger, and have substantially greater financial, technical, manufacturing, marketing and other resources than Splash. A number of these current and potential competitors also have substantially greater name recognition and a significantly larger installed base of products than the Company, which could provide leverage to such companies in their competition with Splash. The Company expects competition to increase to the extent the color server market grows, and such increased competition may result in price reductions, reduced gross margins and loss of market share, any of which could materially adversely affect the Company's business, operating results and financial condition. As a result of their greater resources, many of such competitors are in a better position than Splash to withstand significant price competition or downturns in the economy. There can be no assurance that Splash will be able to continue to compete effectively, and any failure to do so would have a material adverse effect upon the Company's business, operating results and financial condition. See "Risk Factors--Competition."

INTELLECTUAL PROPERTY

  The Company relies in part on trademark, copyright and trade secret law to protect its intellectual property in the United States and abroad. The Company seeks to protect its software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection and there can be no assurance that the steps taken by the Company will prevent misappropriation of its technology. The Splash software included as a part of the Company's products is sold pursuant to "shrink wrap" licenses that are not signed by the end user and, therefore, may be unenforceable under the laws of certain jurisdictions. The Company does not own any issued patent. There can be no assurance that any trademark or copyright owned by the Company, or any patent, trademark or copyright obtained by the Company in the future, will not be invalidated, circumvented or challenged, that the rights granted thereunder will provide competitive advantages to the Company or that any of the Company's pending or future patent applications will be issued with the scope of the claims sought by the Company, if at all. In addition, the laws of some foreign countries do not protect the Company's proprietary rights as fully as do the laws of the United States. Thus, effective intellectual property protection may be unavailable or limited in certain foreign countries. There can be no assurance that the Company's means of protecting its proprietary rights in the United States or abroad will be adequate or that competition will not independently develop technologies that are similar or superior to the Company's technology, duplicate the Company's technology or design around any patent of the Company. Moreover, litigation may be necessary in the future to enforce the Company's intellectual property rights, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. Such litigation could result in substantial costs and diversion of management time and resources and could have a material adverse effect on the Company's business, operating results and financial condition.

  There have been substantial amounts of litigation in the computer and related industries regarding intellectual property rights, and there can be no assurance that third parties will not claim infringement by the Company of their intellectual property rights. In particular, EFI filed suit against Radius in November 1995, alleging infringement of an EFI patent by Splash's predecessor, CSG and requesting unspecified monetary damages and injunctive relief. The technology which is the subject of the patent claim was acquired in the Splash Acquisition, and EFI could add Splash as a defendant to the suit at any time. Although a portion of the purchase price in the Splash Acquisition was placed in escrow pending resolution of the EFI litigation, there can be no assurance that any such litigation against Splash would not have a material adverse effect on the Company's business, operating results and financial condition. The addition of Splash as a defendant in this suit or any other third party claims that the Company is infringing on proprietary rights of others, with or without merit, could be time consuming to defend, result in costly litigation, divert management's attention and resources, and cause product shipment delays. If the Company were found to be infringing on the intellectual property rights of any third party, the Company could be subject to liabilities for such infringement, which liabilities could be material, and could be required to seek licenses from other companies or to refrain from using, manufacturing or selling certain products or using certain processes. Although holders of patents and other intellectual property rights often offer licenses to their patent or other intellectual property rights, no assurance can be given that licenses would be offered or that the terms of any offered license would be acceptable to the Company. Any need to redesign the products or enter into any royalty or licensing agreement could have a material adverse effect on the Company's business, operating results and financial condition. See "Certain Transactions."

  The Company has been required to place the source code for certain of its software in escrow for the benefit of Xerox, and such software will be released to Xerox in the event that the Company either files bankruptcy and as a result is unable to deliver products for the thirty (30) days of the previously committed date, or ceases operations.

  The Company relies upon certain software licensed from third parties. There can be no assurance that the software licensed by the Company will continue to provide competitive features and functionality or that licenses for software currently utilized by the Company or other software which the Company may seek to license in the future will be available to the Company on commercially reasonable terms. The loss of, or inability to maintain, existing licenses could result in shipment delays or reductions until equivalent software or suitable alternative products could be developed, identified, licensed and integrated, and the inability to license key new software that may be developed, on commercially reasonable terms, would have a material adverse effect on the Company's competitive position. Any such event would materially adversely affect the Company's business, operating results and financial condition. See "Risk Factors--Dependence on Proprietary Technology; Reliance on Third Party Licenses" and "--Dependence on Adobe Systems Incorporated."

EMPLOYEES

  As of June 30, 1997, the Company employed 100 people, including 48 in research and development, 7 in operations, 30 in sales and marketing, and 15 in a general and administrative capacity. The Company also employs a number of temporary employees and consultants on a contract basis. None of the Company's employees is represented by a labor union with respect to his or her employment by the Company. The Company has not experienced any work stoppages and considers its relations with its employees to be good.

  The Company's future success will depend, in part, upon its ability to attract and retain qualified personnel. Competition for qualified personnel in the Company's industry is intense, and there can be no assurance that the Company will be successful in retaining its key employees or that it will be able to attract skilled personnel necessary for the development of its business. See "Risk Factors--Dependence on Key Personnel."

FACILITIES

  The Company's principal operations are located in a leased facility of approximately 24,000 square feet in Sunnyvale, California. The lease on this building expires in 2001, and the Company has an option to extend the lease for a period of up to five additional years. The Company also leases three office suites in Paris, France, primarily for sales and marketing efforts in Europe. The initial lease term on these offices expires in April 1998, and the lease is automatically renewed every three months after April 1998 unless one of the parties to the lease gives prior notice of termination. The Company also leases office space in Torrance, California. This lease expires in August 1998. The Company believes that its existing facilities are adequate to meet its needs for the near term and is evaluating its future facility needs.

QUINTAR ACQUISITION

  On May 28, 1997, the Company acquired Quintar. Pursuant to the acquisition agreement, Splash paid to Quintar shareholders approximately $11.5 million in cash at closing, assumed Quintar's outstanding stock options valued at $1.6 million and agreed to provide for aggregate contingent earn-out payments of up to $3.2 million, subject to achieving certain net revenue and operating income targets. The contingent payments will be payable, if at all, as of December 31, 1997 and June 30, 1998.

  Quintar designs, manufacturers and markets embedded controllers for desktop color printers, as well as proprietary servers for high-speed, multifunction monochrome and color printers and copiers. The Quintar acquisition is expected to enable the Company to better address the market for certain low-end and mid-range embedded controllers and color servers. In addition, the Quintar acquisition increased the Company's engineering resources. Quintar is currently developing products which are expected to be sold through the reseller channel. The Company may also seek to offer additional products through this channel in the future. In recent years, Quintar has incurred net losses. See "Unaudited Pro Forma Combined Condensed Statements of Operations."

  In addition to the risks generally associated with an acquisition (including those specified in the paragraph below), there are specific risks associated with the Quintar acquisition, including those specified below. First, Quintar's technology is currently under development. There can be no assurance that Quintar's technology can be successfully developed on a timely basis or at all, or that products based on this technology will receive widespread market acceptance. Moreover, there can be no assurance that the Company can successfully integrate Quintar's technology. Second, Quintar has experienced net losses in the past, including the last three years. There can be no assurance that Quintar will not continue to incur net losses, which the Company would be required to fund. Third, Quintar's target market, the low-end and mid-range market for color servers, is characterized by intense competition and rapid change. Quintar's principal competitor is EFI, the Company's most significant competitor. Fourth, the Company is currently planning to distribute Quintar's low-end color servers, if successfully developed, through the reseller channel. Neither Quintar nor the Company has previously sold into the reseller channel or has a sales and marketing force capable of servicing this channel. There can be no assurance that the Company will be able to successfully sell products into this distribution channel or that it will be able to develop the sales and marketing force required to service this channel.

  The Company frequently evaluates potential acquisitions of complementary businesses, products and technologies. Any acquisition would subject the Company to numerous risks, including risks associated with integration into the Company of new employees and technology. In addition, such acquisitions could result in large one-time writeoffs or the creation of goodwill or other intangible assets that would result in amortization expenses. For example, in connection with the Quintar acquisition, Splash recorded an expense related to purchased in-process research and development of approximately $11.0 million. See "Risk Factors--Risks Associated with Quintar Acquisition; General Risks Associated with Acquisitions."

                                  MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY PERSONNEL

  The following table sets forth certain information regarding the executive officers, directors and other key personnel of the Company as of June 30, 1997:

              NAME               AGE                  POSITION
              ----               ---                  --------
Kevin K. Macgillivray***........ 38  President, Chief Executive Officer and
                                      Director
Joan P. Platt................... 43  Chief Financial Officer and
                                      Vice President, Finance and Administration
Timothy D. Kleffman............. 39  Vice President, Business Development and
                                      Product Planning
Christine A. Beheshti........... 35  Vice President, Software Engineering
Gregory M. Avis(1)***........... 38  Director
Charles W. Berger(1)**.......... 43  Director
Peter Y. Chung(2)*.............. 29  Director
Lawrence G. Finch(2)**.......... 63  Director
Richard A. Falk................. 38  Chief Scientist

--------
(1) Member of the Compensation Committee.
(2) Member of the Audit Committee.
*  Class I Director
** Class II Director
*** Class III Director

  Kevin K. Macgillivray has served as President, Chief Executive Officer and a director of the Company since January 1996. From April 1995 until the Splash Acquisition, Mr. Macgillivray was Vice President and General Manager of the Publishing Division of Radius Inc., a manufacturer of computer video cards and display products. From May 1993 to April 1995, Mr. Macgillivray held other managerial positions within Radius Inc. and SuperMac Technology, Inc., which merged into Radius Inc. in 1994. From May 1991 to May 1993, Mr. Macgillivray was Vice President and General Manager of Oce Graphics USA, a computer peripherals manufacturer. Mr. Macgillivray received a B.S. in Mechanical Engineering from Stanford University.

  Joan P. Platt joined the Company in March 1996 as Vice President, Finance and Administration and Chief Financial Officer. From October 1986 to March 1996, Ms. Platt was a general practice partner at Coopers & Lybrand L.L.P., a public accounting firm. Prior to 1986, Ms. Platt was a staff accountant and manager in the business advisory, accounting and audit practice of Coopers & Lybrand L.L.P. Ms. Platt received a B.S. in Business Administration from The Pennsylvania State University.

  Timothy D. Kleffman has served as Vice President, Business Development and Product Planning since July 1997 and served as Vice President Engineering Operations from the Splash Acquisition to June 1997. Mr. Kleffman was Director of Printer Systems within the CSG at Radius and SuperMac from October 1992 until the Splash Acquisition. From August 1985 to October 1992, Mr. Kleffman held various management positions at ROLM Corporation. Mr. Kleffman received a B.S. in Electrical and Computer Engineering from the University of California, Davis.

  Christine A. Beheshti has served as Vice President, Software Engineering of the Company since the Splash Acquisition. From March 1993 until the Splash Acquisition, Ms. Beheshti held various engineering management positions with Radius and SuperMac. From December 1990 to March 1993, Ms. Beheshti worked for ROLM Corporation, where she held various software development, management and engineering positions. Ms. Beheshti received a B.S. in Computer Science from the University of Wisconsin.

  Gregory M. Avis has been a director of the Company since its formation in December 1995. Mr. Avis has served as a General Partner of Summit Partners, L.P., a venture capital partnership, since 1987 and has served as a Managing Partner of Summit Partners, L.P. since 1990. Mr. Avis is also a director of CMG Information Services, Inc., a direct marketing service provider, Digital Link Corporation, a manufacturer of digital access linear power products for wide area networks, and Powerwave Technologies, Inc., a designer and manufacturer of amplifiers for wireless communications.

  Charles W. Berger has been a director of the Company since January 1996. Mr. Berger has been Chairman and Chief Executive Officer of IMGIS, Inc. since July 1997. Mr. Berger has also been Chairman of the Board of Directors of Radius Inc. since March 1994 and was Chief Executive Officer for Radius Inc. from March 1993 until July 1997. From April 1992 until he joined Radius Inc., Mr. Berger was Senior Vice President, Worldwide Sales, Operations and Support for Claris Corporation, a software subsidiary of Apple Computer, Inc., a personal computer manufacturer, that develops and markets application software. From March 1989 to April 1992, Mr. Berger held various executive positions at Sun Microsystems, Inc. and its subsidiaries.

  Peter Y. Chung has been a director of the Company since its formation in December 1995. Mr. Chung has served as a Vice President at Summit Partners, L.P., a venture capital partnership, since December 1996. From August 1994 to December 1996, Mr. Chung served as a Senior Associate at Summit Partners, L.P. From August 1989 to July 1992, Mr. Chung was employed by Goldman, Sachs & Co., an investment banking firm.

  Lawrence G. Finch has been a director of Splash since January 1996. Mr. Finch has served as a General Partner of Sigma Partners, L.P., a venture capital firm, since January 1989. Mr. Finch is also a director of International Network Services, a networking services company, and Phoenix Technologies Ltd., a developer of computer firmware and software.

  Richard A. Falk has served as Splash's Chief Scientist since the Splash Acquisition in January 1996. From October 1992 until the Acquisition, Mr. Falk served in various engineering positions with SuperMac and Radius. From August 1983 to October 1992, Mr. Falk worked for ROLM Corporation in a variety of development, engineering and management positions. Mr. Falk received a B.A. in Physical Sciences and an M.B.A. from the University of California, Berkeley.

  The Company's Board of Directors is divided into three classes. The term of the Class I director expires at the Company's annual meeting of stockholders in 2000, the term of the Class II directors expires at the Company's annual meeting of stockholders in 1998, and the term of the Class III directors expires at the Company's annual meeting of stockholders in 1999. Thereafter, the term of each class of directors shall be three years. All directors hold office until the annual meeting of stockholders at which their respective class is subject to re-election and until their successors are duly elected and qualified, or until their earlier resignation or removal. Officers serve at the discretion of the Board and are elected annually. There are no family relationships among the directors or officers of the Company.

BOARD COMMITTEES

  The Board of Directors has had a Compensation Committee and an Audit Committee since July 1996. The Compensation Committee makes recommendations to the Board concerning salaries and incentive compensation for the Company's officers and employees and administers the Company's 1996 Stock Option Plan and 1996 Employee Stock Purchase Plan. The Audit Committee aids management in the establishment and supervision of the Company's financial controls, evaluates the scope of the annual audit, reviews audit results, consults with management and the Company's independent auditors prior to the presentation of financial statements to stockholders and, as appropriate, initiates inquiries into aspects of the Company's financial affairs.

DIRECTOR COMPENSATION

  Directors receive no cash remuneration for serving on the Board of Directors, although directors are reimbursed for all reasonable expenses incurred by them in attending Board and Committee meetings. Non-employee directors are eligible to receive stock options under the 1996 Stock Option Plan. See "--Compensation Plans."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee of the Board of Directors currently consists of Messrs. Avis and Berger. Neither of these individuals were at any time since the formation of the Company, an officer or employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

EMPLOYMENT CONTRACTS AND CHANGE OF CONTROL ARRANGEMENTS

  The Company does not currently have any employment contract in effect with its Chief Executive Officer or any other Named Executive Officer (as defined below).

EXECUTIVE COMPENSATION

  The following table sets forth a summary of (i) the compensation paid by Radius Inc., the Company's predecessor business, during the fiscal year ended September 30, 1995 and (ii) the compensation paid by Radius Inc. for the four months ended January 31, 1996 and paid by the Company for the eight months ended September 30, 1996 to the Company's Chief Executive Officer and the Company's three other most highly compensated executive officers (collectively, the "Named Executive Officers") for services rendered in all capacities to Radius Inc. and the Company:

                           SUMMARY COMPENSATION TABLE

                                                    LONG TERM
                                                   COMPENSATION
                               ANNUAL COMPENSATION    AWARDS
                               ------------------- ------------
                                                    SECURITIES
   NAME AND PRINCIPAL                    INCENTIVE  UNDERLYING     ALL OTHER
        POSITION          YEAR SALARY(1)   BONUS    OPTIONS(2)  COMPENSATION(3)
   ------------------     ---- --------- --------- ------------ ---------------
Kevin K. Macgillivray.... 1996 $163,232  $184,100     48,124         $691
 President, Chief         1995  135,711    44,845        --           --
 Executive Officer and
 Director
Joan P. Platt(4)......... 1996   68,019    32,875     96,659          476
 Vice President, Finance  1995      --        --         --           --
 and Administration and
 Chief Financial Officer
Timothy D. Kleffman...... 1996  131,616   123,240     48,124          696
 Vice President,          1995  127,285    36,000        --           --
 Business Development and
  Product Planning
Christine A. Beheshti.... 1996  131,616    65,500     48,124          671
 Vice President,          1995  117,596    33,750        --           --
 Software Engineering

-------
(1) Includes compensation deferred by the employee under the Company's qualified 401(k) retirement plan.
(2) Consists of options to purchase shares of the Company's Common Stock under the Company's 1996 Stock Option Plan.
(3) Consists of vested contributions made by the Company under its qualified 401(k) retirement plan.
(4) The Company hired Ms. Platt on March 29, 1996.

OPTION GRANTS AND EXERCISES IN LAST FISCAL YEAR

  The following tables set forth information regarding stock options granted to and exercised by the Named Executive Officers during fiscal 1996, as well as options held by such officers as of September 30, 1996, the last day of the Company's 1996 fiscal year:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                        POTENTIAL REALIZABLE
                                      INDIVIDUAL GRANTS(1)                VALUE AT ANNUAL
                         ---------------------------------------------- RATES OF STOCK PRICE
                         NUMBER OF       % OF                               APPRECIATION
                         SECURITIES TOTAL OPTIONS                        FOR OPTION TERM(2)
                         UNDERLYING   GRANTED TO   EXERCISE             --------------------
                          OPTIONS     EMPLOYEES      PRICE   EXPIRATION
          NAME            GRANTED   IN FISCAL YEAR PER SHARE    DATE       5%        10%
          ----           ---------- -------------- --------- ---------- --------- ----------
Kevin K. Macgillivray...   48,124         5.5%       $0.14    2/21/06   $   4,237 $   10,738
Joan P. Platt...........   96,659        11.1         0.29    3/29/06      17,629     44,674
Timothy D. Kleffman.....   48,124         5.5         0.14    2/21/06       4,237     10,738
Christine A. Beheshti...   48,124         5.5         0.14    2/21/06       4,237     10,738


--------
(1) Each of these options was granted pursuant to the 1996 Plan, as defined below, and is subject to the terms of such plan.

(2) In accordance with the rules of the Securities and Exchange Commission (the "Commission"), shown are the hypothetical gains or "options spreads" that would exist for the respective options. These gains are based on assumed rates of annual compounded stock price appreciation of 5% and 10% from the date the option was granted over the full option term. The 5% and 10% assumed rates of appreciation are mandated by the rules of the Commission and do not represent the Company's estimate or projection of future increases in the price of its Common Stock.

         AGGREGATED OPTION EXERCISES IN FISCAL 1996 AND YEAR-END VALUES

                                                NUMBER OF SECURITIES
                                               UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                                                     OPTIONS AT          IN-THE-MONEY OPTIONS AT
                                                 SEPTEMBER 30, 1996        SEPTEMBER 30, 1996
                           SHARES             ------------------------- -------------------------
                          ACQUIRED    VALUE
          NAME           ON EXERCISE REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           ----------- -------- ----------- ------------- ----------- -------------
Kevin K. Macgillivray...   48,124    $41,387      --           --          $ --         $ --
Joan P. Platt...........   96,659     68,628      --           --            --           --
Timothy D. Kleffman.....   48,124     41,387      --           --            --           --
Christine A. Beheshti...   48,124     41,387      --           --            --           --

COMPENSATION PLANS

 1996 Stock Option Plan

  The Company's 1996 Stock Option Plan (the "1996 Plan") was adopted in January 1996 and amended in July 1996. The 1996 Plan provides for the grant to employees of the Company (including officers and employee directors) of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and for the grant of nonstatutory stock options to employees and consultants of the Company. The 1996 Plan is administered by the Board of Directors or a Committee of the Board of Directors (the "Administrator"), which selects the optionees, determines the number of shares to be subject to each option and determines the exercise price of each option. The 1996 Plan authorizes the issuance of an aggregate of up to 3,150,000 shares of Common

Stock. As of June 30, 1997, approximately 599,000 shares had been issued under the 1996 Plan, options for approximately 802,000 shares were outstanding, and approximately 1,749,000 shares remained available for future grants. The exercise price of all incentive stock options granted under the 1996 Plan must be at least equal to the fair market value of the Common Stock on the date of grant. The exercise price of all nonstatutory stock options granted under the 1996 Plan shall be determined by the Administrator. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of stock of the Company, the exercise price of any incentive stock option granted must equal at least 110% of the fair market value on the grant date and the maximum term of the option must not exceed five years. The term of all other options granted under the 1996 Plan may not exceed ten years.

  In the event of a merger of the Company with or into another corporation or a sale of substantially all the Company's assets, the 1996 Plan requires that each outstanding option be assumed or an equivalent option substituted by the successor corporation; provided, however, that in the event the successor corporation refuses to assume or substitute for the outstanding options, such options will become fully vested and exercisable for a period of fifteen days after notice from the Administrators. Unless terminated sooner, the 1996 Plan will terminate ten years from its effective date. The Board has authority to amend or terminate the 1996 Plan, provided that no such action may impair the rights of the holder of any outstanding options without the written consent of such holder.

 1996 Employee Stock Purchase Plan

  The Company's 1996 Employee Stock Purchase Plan (the "Purchase Plan") was adopted in July 1996 and became effective upon the closing of the Company's initial public offering. A total of 175,000 shares of Common Stock has been reserved for issuance under the Purchase Plan. As of June 30, 1997, approximately 50,000 shares of Common Stock had been issued under the Purchase Plan. The Purchase Plan is intended to qualify under Section 423 of the Code. Offering periods may be up to 24 months in duration and may include several purchase periods as determined by the Board. The initial offering period commenced on the date of the Company's initial public offering and will end on the last business day on or prior to April 30, 1997, and subsequent offering periods are initially expected to be May 1 to October 31 and November 1 to April 30 of each year. Employees are eligible to participate if they are regularly employed by the Company for at least twenty hours per week and more than five months in any calendar year.

  The Purchase Plan permits eligible employees to purchase Common Stock through payroll deductions, which may not exceed 10% of an employee's base compensation (20% in the first offering period), including commissions, bonuses and overtime, at a price equal to 85% of the fair market value of the Common Stock at the beginning of each offering period or the purchase date, whichever is lower. In the event of certain changes in control of the Company, the Purchase Plan provides that the Board of Directors will shorten the offering period by setting a new purchase date to occur before the change in control event. Unless terminated sooner, the Purchase Plan will terminate ten years after its effective date. The Board of Directors has authority to amend or terminate the Purchase Plan provided no such action may adversely affect the rights of any participant.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

  The Company's Amended and Restated Certificate of Incorporation limits the liability of directors to the fullest extent permitted by the Delaware General Corporation Law (the "Delaware Law"). Under the Delaware Law, a director's liability to a company or its stockholders may not be limited with respect to
(i) any breach of his duty of loyalty to the company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payments or dividends or unlawful stock repurchases or redemptions, or (iv) transactions from which the director derived an improper personal benefit.

  The Company's Bylaws provide that the Company shall indemnify its officers and directors and may indemnify its employees and other agents to the fullest extent permitted under the Delaware Law. The Company has also entered into agreements to indemnify its directors and executive officers, in addition to the indemnification provided for in the Company's Bylaws. The Company believes that these provisions and agreements are necessary to attract and retain qualified directors and executive officers. The Company's Bylaws also permit it to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions, regardless of whether the Delaware Law would permit indemnification.

  There is no pending litigation or proceeding involving any director, officer, employee or agent of the Company where indemnification will be required or permitted. The Company is not aware of any pending or threatened litigation or proceeding that might result in a claim for such indemnification.

                              CERTAIN TRANSACTIONS

  On January 30, 1996, the Company was acquired by an investor group (the "Acquisition Group") led by certain entities affiliated with Summit Partners, L.P. and certain entities affiliated with Sigma Partners, L.P. The Splash Acquisition was effected through the following series of transactions: (i) the Acquisition Group formed and capitalized a new corporation, the Company, called Splash Technology Holdings, Inc., a Delaware corporation; (ii) the Company formed and capitalized a new wholly-owned subsidiary, Splash Merger Company, Inc., a Delaware corporation; (iii) Radius created a new corporation, Splash Technology, Inc., a Delaware corporation, into which Radius placed substantially all of the assets and liabilities of its Color Server Group in exchange for all of the capital stock of Splash Technology, Inc.; and (iv) Splash Merger Company, Inc. was merged with and into Splash Technology, Inc., thereby effecting the Splash Acquisition. As a result of these transactions, the surviving corporation in the merger was Splash Technology, Inc., a wholly-owned subsidiary of the Company, which in turn was owned principally by the Acquisition Group. As a result of these transactions, Radius received (i) a payment of approximately $21.9 million in cash on January 30, 1996 (approximately $2.35 million of which remains in escrow for the benefit for the Company and its stockholders, as described below), (ii) an aggregate of 4,282 shares of Series B Preferred Stock of the Company, which was converted into a total of 1,741,129 shares of Common Stock of the Company (representing approximately 19% of the outstanding Common Stock of the Company prior to the Company's initial public offering) and (iii) a payment of approximately $1.5 million in cash on June 9, 1996. None of the entities within the Acquisition Group which are affiliated with Summit Partners, L.P. or Sigma Partners, L.P. were affiliated with Radius immediately prior to the Splash Acquisition. Entities affiliated with Sigma Partners, L.P. collectively held more than 5% of the outstanding capital stock of SuperMac until January 1993 and Lawrence G. Finch was a director of Radius until October 1995.

  The Splash Acquisition was funded by the purchase of approximately $15.5 million of Series A Preferred Stock and Common Stock by entities associated with Summit Partners, L.P. and entities associated with Sigma Partners, L.P. and the purchase of $8.0 million of subordinated promissory notes by entities associated with Summit Partners, L.P. The following table shows the aggregate amount of Common Stock, Series A Preferred Stock and subordinated promissory notes acquired by each of the principal parties in connection with the initial capitalization of Splash Technology Holdings, Inc. and the amount and type of consideration contributed therefor.

                                                                    PRINCIPAL
                                    PURCHASE            PURCHASE    AMOUNT OF
                                     PRICE   SHARES OF  PRICE FOR  SUBORDINATED
                          SHARES OF   FOR    SERIES A   SERIES A    PROMISSORY
                           COMMON    COMMON  PREFERRED  PREFERRED     NOTES
                            STOCK    STOCK     STOCK      STOCK     PURCHASED      TOTAL
                          --------- -------- --------- ----------- ------------ -----------
Entities associated with
 Summit Partners, L.P. .  5,888,749 $67,300   13,933   $13,933,000  $8,000,000  $22,000,300
Entities associated with
 Sigma Partners, L.P. ..    586,249   6,700    1,493     1,493,000         --     1,499,700
Management..............    533,748   6,100      --            --          --         6,100
                          --------- -------   ------   -----------  ----------  -----------
  Total.................  7,008,746 $80,100   15,426   $15,426,000  $8,000,000  $23,506,100
                          ========= =======   ======   ===========  ==========  ===========

  The Splash Acquisition constituted a leveraged transaction. As of January 30, 1996, the Company had approximately $12.6 million in assets and approximately $9.6 million of liabilities. Immediately following the Splash Acquisition, the Company had $18.2 million in assets and $19.7 million of liabilities. See "Splash Acquisition," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Principal and Selling Stockholders."

  In October 1996, the Company used approximately $15.4 million and $8.0 million of the net proceeds of the Company's initial public offering to redeem, in accordance with their terms, all the outstanding shares of the Company's Series A Preferred Stock and all outstanding subordinated promissory notes.

                       PRINCIPAL AND SELLING STOCKHOLDERS

  The following table sets forth certain information regarding the beneficial ownership of the Common Stock of the Company as of July 10, 1997 and as adjusted to reflect the sale of the shares of Common Stock offered hereby with respect to (i) each person (or group of affiliated persons) known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each of the Company's directors, (iii) each of the Named Executive Officers, (iv) all directors and executive officers as a group and (v) each Selling Stockholder.

                                      BENEFICIAL                  BENEFICIAL
                                    OWNERSHIP PRIOR             OWNERSHIP AFTER
                                    TO OFFERING(1)   NUMBER OF  OFFERING(1)(2)
                                   -----------------  SHARES   -----------------
     NAME OF BENEFICIAL OWNER       NUMBER   PERCENT  OFFERED   NUMBER   PERCENT
     ------------------------      --------- ------- --------- --------- -------
Summit Partners, L.P.(3)(4)....... 5,888,749  48.6%    875,000 5,013,749  37.5%
 499 Hamilton Avenue, Suite 200
 Palo Alto, CA 94301
Gregory M. Avis(3)(4)............. 5,888,749  48.6     875,000 5,013,749  37.5
Peter Y. Chung(3)(4)..............       --    --          --        --    --
Radius Inc.(5).................... 1,741,127  14.4     875,000   866,127   6.5
 215 Moffett Park Drive
 Sunnyvale, CA 94089
Charles W. Berger(5).............. 1,741,127  14.4     875,000   866,127   6.5
Putnam Investments, Inc.(6).......   908,566   7.5         --    908,566   6.8
 One Post Office Square
 Boston, MA 02109
Lawrence G. Finch.................    44,356     *         --     44,356     *
Kevin K. Macgillivray(7)..........   286,965   2.4      43,000   243,965   1.8
Joan P. Platt(8)..................   119,031   1.0      23,500    95,531     *
Timothy D. Kleffman(9)............   217,147   1.8      43,000   174,147   1.3
Christine A. Beheshti(10).........   167,778   1.4      33,500   134,278   1.0
All directors and executive
 officers as a group
 (8 persons)(3)(5)(11)............ 8,465,153  69.3   1,893,000 6,572,153  48.8
Other Selling Stockholders:
 Non-executive employee selling
  stockholders(12)................   167,471   1.4     107,000    60,471     *

--------
  *Less than 1%

 (1) Beneficial ownership is determined in accordance with the rules of Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of July 10, 1997 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder's name.

 (2) Percentage of ownership is based on 12,108,561 shares of Common Stock outstanding on July 10, 1997 and 13,358,561 shares of Common Stock outstanding after completion of the Offering assuming no exercise of the Underwriters' over-allotment option. If the Underwriters' over-allotment option is exercised in full, the Company and certain stockholders will sell an aggregate of 487,500 additional shares of Common Stock. Specifically, (i) subject to Note (12) below, the Company will sell an additional 243,750 shares, (ii) Summit Partners, L.P. will sell an additional 121,875 shares and beneficially own 4,891,874 shares or 35.1% of the outstanding Common Stock, after completion of the Offering and
     (iii) Radius Inc. will sell an additional 121,875 shares and beneficially own 744,252 shares or 5.3% of the outstanding Common Stock, after completion of the Offering. See "Description of Capital Stock."

 (3) Includes 5,254,812, 224,175 and 409,762 shares of Common Stock held of record by Summit Ventures IV, L.P., Summit Investors III, L.P. and Summit Subordinated Debt Fund, L.P., respectively. Summit Partners IV, L.P. is a General Partner of Summit Ventures IV, L.P. and Summit Partners SD, L.P. is a General Partner of Summit Subordinated Debt Fund, L.P. Stamps, Woodsum & Co., IV is a General Partner of Summit Ventures IV, L.P. and Stamps, Woodsum & Co., III is a General Partner of Summit Subordinated Debt Fund, L.P. Gregory M. Avis, a director of the Company, is a General Partner of Stamps, Woodsum & Co., III, Stamps, Woodsum & Co., IV and Summit Investors III, L.P. See Note (4).

 (4) Includes shares described in Note (3) above. Mr. Avis, a director of the Company, is a general partner of affiliates of Summit Partners, L.P. Mr. Avis exercises shared investment and voting power with respect to such shares, but disclaims beneficial ownership of such shares.

 (5) Includes 1,741,127 shares beneficially owned by Radius Inc. Mr. Berger, a director of the Company, is Chairman of the Board of Directors of Radius Inc. Mr. Berger exercises shared investment and voting power with such shares, but disclaims beneficial ownership of such shares.
 (6) According to a Schedule 13G filed with the Securities and Exchange Commission on January 27, 1997, Putnam Investments, Inc. has shared voting power with respect to 244,227 of these shares and shared dispositive power with respect to all 905,566 shares.

 (7) Includes 109,646 shares that are subject to a right of repurchase in favor of the Company which expires ratably through February 2000. Also includes 40,000 shares issuable upon the exercise of an option which vests over four years; such option may be exercised immediately as to all shares, provided that the unvested shares shall be subject to a right of repurchase in favor of the Company.

 (8) Includes 66,453 shares that are subject to a right of repurchase in favor of the Company which expires ratably through March 2000. Also includes 20,000 shares issuable upon the exercise of an option which vests over four years; such option may be exercised immediately as to all shares, provided that the unvested shares shall be subject to a right of repurchase in favor of the Company.

 (9) Includes 88,757 shares that are subject to a right of repurchase in favor of the Company which expires ratably through February 2000. Also includes 20,000 shares issuable upon the exercise of an option which vests over four years; such option may be exercised immediately as to all shares, provided that the unvested shares shall be subject to a right of repurchase in favor of the Company.

(10) Includes 67,853 shares that are subject to a right of repurchase in favor of the Company which expires ratably through February 2000. Also includes 20,000 shares issuable upon the exercise of an option which vests over four years; such option may be exercised immediately as to all shares, provided that the unvested shares shall be subject to a right of repurchase in favor of the Company.

(11) Includes 330,695 shares that are subject to a right of repurchase in favor of the Company which expires ratably through March 2000. Also includes 100,000 shares issuable upon the exercise of options which vest over four years; such options may be exercised immediately as to all shares, provided that the unvested shares shall be subject to a right of repurchase in favor of the Company.

(12) Consists of non-executive and non-director Company employees electing to sell up to 107,000 aggregate shares of outstanding Common Stock in the Offering. To the extent such employee stockholders elect to sell fewer than 107,000 aggregate shares, the unused balance will be offered by the Company.

                          DESCRIPTION OF CAPITAL STOCK

  The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, par value $0.001 per share, and 5,000,000 shares of Preferred Stock, par value $0.001 per share.

  The following summary of certain provisions of the Common Stock and Preferred Stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company's Amended and Restated Certificate of Incorporation, which is included as an exhibit to the Registration Statement of which this Prospectus is a part, and by the provisions of applicable law.

COMMON STOCK

  As of June 30, 1997, there were 12,108,561 shares of Common Stock outstanding held of record by approximately 61 stockholders, as well as options to purchase an aggregate of approximately 802,000 shares of Common Stock. The holders of Common Stock are entitled to one vote per share on all matters to be voted on by the stockholders. Subject to preferences that may be applicable to outstanding shares of Preferred Stock, if any, the holders of Common Stock are entitled to receive ratably such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior liquidation rights of Preferred Stock, if any, then outstanding. The Common Stock has no preemptive conversion rights or other subscription rights. There are no redemption or sinking funds provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable, and the shares of Common Stock to be outstanding upon completion of the Offering will be fully paid and non-assessable.

PREFERRED STOCK

  The Company is authorized to issue 5,000,000 shares of undesignated Preferred Stock. The Board of Directors will have the authority to issue the undesignated Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued shares of undesignated Preferred Stock and to fix the number of shares constituting any series in the designations of such series, without any further vote or action by the stockholders. The Board of Directors, without stockholder approval, can issue Preferred Stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no present plan to issue Preferred Stock.

REGISTRATION RIGHTS

  Under the terms of the Registration Rights Agreement dated as of January 30, 1996 among the Company and certain holders of its securities (the "Rights Agreement"), after the Offering the holders of approximately 6,600,000 shares of Common Stock (the "Registrable Securities") will be entitled to certain rights with respect to the registration of such shares of Common Stock under the Securities Act. Under the Rights Agreement, if the Company proposes to register any of its Common Stock under the Securities Act, certain holders of Registrable Securities are entitled to notice of such registration and to include their Registrable Securities therein; provided, among other conditions, that the underwriters have the right to limit the number of shares included in any such registration. Beginning in April 1997, the holders of at least fifty percent (50%) of the Registrable Securities have the right to require the Company, on not more than two occasions, to file a registration statement under the Securities Act in order to register all or any part of their Registrable Securities. The Company may, in certain circumstances, defer such registration and the underwriters have the right, subject to certain limitations, to limit the number of shares included in such registrations. Further, the holders of Registrable Securities may require the Company to register all or any portion of their Registrable Securities on Form S-3, when such form becomes available to the Company, subject to certain conditions and limitations.

ANTITAKEOVER EFFECTS OF PROVISIONS OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AMENDED AND RESTATED BYLAWS AND DELAWARE LAW

  The Company's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, among other things, (i) permit vacancies on the Board of Directors that may occur between annual meetings and any newly created seats to be filled only by the Board of Directors and not by the stockholders, subject to any rights of holders of the Preferred Stock that may be granted by the Board of directors in the future, (ii) limit the rights of stockholders to call special meetings of stockholders, (iii) provide for classification of the Board of Directors into three classes having terms of three years each, and (iv) provide that the Board of Directors, without action by the stockholders, may issue and fix the rights and preferences of shares of Preferred Stock. These provisions may have the effect of delaying, deferring or preventing a change of control of the Company without further action by the stockholders, may discourage bids for the Common Stock at a premium over the market price of the Common Stock, may adversely affect the market price of, and the voting and other rights of, the holders of the Common Stock and could have the effect of discouraging certain attempts to acquire the Company or remove incumbent management, including incumbent members of the Company's Board of Directors, even if some or a majority of the Company's stockholders deemed such an attempt to be in their best interests. See "Risk Factors--Control by Principal Stockholders, Officers and Directors; Antitakeover Effects of Certificate of Incorporation and Delaware Law" and "Management--Executive Officers, Directors and Key Personnel."

  The Company is subject to Section 203 of the Delaware General Corporation Law ("Section 203"). Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) prior to such date, the board of directors of the corporation approves either the business combination of the transaction that resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock, excluding certain shares held by employee directors and employee stock plans, or (iii) on or after the consummation date the business combination is approved by the board of directors and by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder. For purposes of
Section 203, a "business combination" includes, among other things, a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is generally a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock.

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar for the Common Stock is The First National Bank of Boston. Its telephone number is (617) 575-2000.

LISTING

  The Company's Common Stock is listed on the Nasdaq National Market under the trading symbol "SPLH."

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of the Offering, the Company will have outstanding 13,358,561 shares of Common Stock (assuming no exercise of options after June 30, 1997). Of these shares, in addition to the 3,250,000 shares sold in the Offering, an aggregate of approximately 4,300,000 shares of Common Stock currently outstanding, issuable on exercise of outstanding options or issuable pursuant to the Purchase Plan will be eligible for sale on or prior to the date of this Prospectus and approximately 6,800,000 additional shares of Common Stock currently outstanding, issuable on exercise of outstanding options or issuable pursuant to the Purchase Plan will become eligible for sale 90 days after the date of this Prospectus upon the expiration of certain lock-up agreements with the Company and the Underwriters, subject in certain cases to certain volume and other resale restrictions under Rule 144.

  The holders of approximately 6,650,000 shares of, or options to purchase shares of, the Company's Common Stock (including all of the Company's officers and each of the Selling Stockholders) have agreed with the Company or the Representatives that until 90 days after the Effective Date they will not sell, offer to sell, contract to sell or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of Common Stock, any options or warrants to purchase shares of Common Stock, or any securities convertible or exchangeable for shares of Common Stock, owned directly by such holders or with respect to which they have power of disposition. The Company has also agreed not to sell, offer to sell, contract to sell, grant any option to purchase or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or any rights to acquire Common Stock for a period of 90 days after the Effective Date without the prior written consent of Alex. Brown & Sons Incorporated subject to certain limited exceptions. The lock-up agreements may be released at any time as to all or any portion of the shares subject to such agreements at the sole discretion of Alex. Brown & Sons Incorporated.

  Pursuant to the Amended and Restated Working Capital Financing and Term Loan Agreement between Radius and IBM Credit Corporation ("IBM Credit"), Radius has agreed that, upon the request of IBM Credit, Radius will use its best efforts to dispose of a specified percentage of its ownership interest in Splash as of August 30, 1996 (excluding any shares subject to any option issued by Radius in favor of IBM Credit). As of August 30, 1996, Radius owned 1,741,127 shares of Common Stock. During the first, second and third year following Splash's October 1996 initial public offering, the specified percentage of Radius' interest in Splash required to be disposed of at IBM Credit's request is 50%, 75% (minus the percent sold in the previous year) and 100% (minus the percent sold in the previous years), respectively, and in each case excluding any shares subject to any option granted by Radius to IBM Credit. In addition, as of any date that Radius' outstanding term loans under the foregoing agreement exceed 90% of the market value of Radius' interest in Splash (excluding any shares subject to any option granted by Radius to IBM Credit), upon the request of IBM Credit, Radius must use its best efforts to dispose of the balance of its ownership interest in Splash. Subject to certain rights of Radius to demand that the Company register Radius' shares of Common Stock under the Securities Act, Radius' ability to dispose of such shares may be subject to the volume and other resale restrictions under Rule 144. See "Risk Factors--Financial Difficulties of a Certain Stockholder; Potential Sales of Common Stock."

                                  UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below (the "Underwriters"), Alex. Brown & Sons Incorporated, Montgomery Securities and Piper Jaffray Inc., have severally agreed to purchase from the Company and the Selling Stockholders the following respective numbers of shares of Common Stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus.

                                                                       NUMBER OF
UNDERWRITERS                                                            SHARES
------------                                                           ---------
Alex. Brown & Sons Incorporated.......................................
Montgomery Securities.................................................
Piper Jaffray Inc.....................................................






                                                                       ---------
    Total............................................................. 3,250,000
                                                                       =========

  The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all shares of the Common Stock offered hereby if any of such shares are purchased.

  The Company and the Selling Stockholders have been advised by the Underwriters that the Underwriters propose to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess
of $     per share. The Underwriters may allow, and such dealers may reallow, a
concession not in excess of $     per share to certain other dealers. After the
Offering, the offering price and other selling terms may be changed by the Underwriters.

  The Company and certain Selling Stockholders have granted to the Underwriters an option, exercisable not later than 30 days after the date of this Prospectus, to purchase up to 487,500 additional shares of Common Stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof that the number of shares of Common Stock to be purchased by it shown in the above table bears to 3,250,000 and the Company and such Selling Stockholders will be obligated, pursuant to the option, to sell such shares to the Underwriters. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of Common Stock offered hereby. If purchased, the Underwriters will offer such additional shares on the same terms as those on which the 3,250,000 shares are being offered.

  The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.

  The Selling Stockholders and all of the officers of the Company have agreed not to offer, sell, contract to sell, or otherwise dispose of any of such Common Stock for a period of 90 days after the date of this Prospectus without the prior written consent of the Representatives of the Underwriters. See "Shares Eligible for Future Sale."

  The Representatives of the Underwriters have advised the Company that the Underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

  In general, the rules of the Securities and Exchange Commission (the "Commission") will prohibit the Underwriters from making a market in the Company's Common Stock during the restricted period immediately preceding the pricing of the Common Stock offered hereby. The Commission has, however, adopted exemptions from its rules that permit passive market making under certain conditions. The rules permit an Underwriter to continue to make a market subject to certain conditions, including that its bid not exceed the highest bid by a market maker not connected with the Offering and that its net purchases on any one trading day not exceed prescribed limits. Pursuant to these exemptions, certain Underwriters, selling group members (if any) or their respective affiliates intend to engage in passive market making in Common Stock during the restricted period.

  In connection with the Offering, the Underwriters and other persons participating in the Offering may engage in transactions that stabilize, maintain or otherwise affect the price of Common Stock. Specifically, the Underwriters may over-allot in connection with the Offering, creating a short position in Common Stock for their own account. To cover over-allotments or to stabilize the price of Common Stock the Underwriters may bid for, and purchase, shares of Common Stock in the open market. The Underwriters may also impose a penalty bid whereby they may reclaim selling concessions allowed to an underwriter or a dealer for distributing Common Stock in the Offering, if the Underwriters repurchase previously distributed Common Stock in transactions to cover their short position, in stabilization transactions or otherwise. Finally, the Underwriters may bid for, and purchase, shares of Common Stock in market making transactions. These activities may stabilize or maintain the market price of Common Stock above market levels that may otherwise prevail. The Underwriters are not required to engage in these activities and may end any of these activities at any time.

                                 LEGAL MATTERS

  The validity of the issuance of shares of Common Stock offered hereby will be passed upon for the Company by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Certain legal matters in connection with the Offering will be passed upon for the Underwriters by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, Menlo Park, California. Jeffrey D. Saper, a member of Wilson Sonsini Goodrich & Rosati, Professional Corporation, is the Secretary of the Company.

                                    EXPERTS

  The consolidated balance sheets of the Company as of September 30, 1995 and 1996 and the consolidated statements of operations and cash flows for each of the two years in the period ended September 30, 1995 and the four months ended January 31, 1996, the eight months ended September 30, 1996 and the five months ended June 30, 1996; and statement of parent company investment for each of the two years in the period ended September 30, 1995 and the four months ended January 31, 1996 and the consolidated statement of stockholders' equity for the eight months ended September 30, 1996, included in this Prospectus have been so included in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of such firm as experts in auditing and accounting.

  The consolidated financial statements of Quintar Holdings Corporation at December 31, 1995 and 1996, and for each of the years then ended, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                        SPLASH TECHNOLOGY HOLDINGS, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
SPLASH TECHNOLOGY HOLDINGS, INC.
Report of Independent Accountants.........................................  F-2
Consolidated Financial Statements:
  Consolidated Balance Sheets as of September 30, 1995 and 1996; and June
   30, 1997 (unaudited)...................................................  F-3
  Consolidated Statements of Operations for the years ended September 30,
   1994 and 1995; the four months ended January 31, 1996; the eight months ended September 30, 1996; the four months ended January 31, 1996; the five months ended June 30, 1996; and the nine months ended June 30,
   1997 (unaudited).......................................................  F-4
  Consolidated Statements of Stockholders' Equity for the eight months ended September 30, 1996; and the nine months ended June 30, 1997
   (unaudited)............................................................  F-5
  Predecessor Business Statement of Parent Company Investment for the
   years ended September 30, 1994 and 1995; and the four months ended
   January 31, 1996.......................................................  F-6
  Consolidated Statements of Cash Flows for the years ended September 30,
   1994 and 1995; the four months ended January 31, 1996; the eight months ended September 30, 1996; the four months ended January 31, 1996; the five months ended June 30, 1996, and the nine months ended June 30,
   1997 (unaudited).......................................................  F-7
  Notes to Consolidated Financial Statements..............................  F-8
QUINTAR HOLDINGS CORPORATION
Report of Independent Auditors............................................ F-18
Consolidated Financial Statements:
  Consolidated Balance Sheets as of December 31, 1995 and 1996............ F-19
  Consolidated Statements of Operations for the years ended December 31,
   1995 and 1996.......................................................... F-20
  Consolidated Statements of Stockholders' Equity for the years ended
   December 31, 1995 and 1996............................................. F-21
  Consolidated Statements of Cash Flows for the years ended December 31,
   1995 and 1996.......................................................... F-22
  Notes to Consolidated Financial Statements.............................. F-23
Condensed Consolidated Financial Statements (unaudited):
  Condensed Consolidated Balance Sheet as of March 31, 1997............... F-28
  Condensed Consolidated Statements of Operations for the three months ended March 31, 1996 and 1997.......................................... F-29
  Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 1996 and 1997.......................................... F-30
  Notes to Condensed Consolidated Financial Statements.................... F-31

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders
Splash Technology Holdings, Inc.

  We have audited the accompanying consolidated balance sheet of Splash Technology Holdings, Inc. and its subsidiaries as of September 30, 1996 and the related consolidated statements of operations and cash flows for the eight months ended September 30, 1996 and the five months ended June 30, 1996 and the related consolidated statement of stockholders equity for the eight months ended September 20, 1996. We have also audited the balance sheet at September 30, 1995, and the statements of operations, cash flows and parent company investment of the Predecessor Business for the years ended September 30, 1994 and 1995 and the four months ended January 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Splash Technology Holdings, Inc. and its subsidiaries as of September 30, 1996, and the consolidated results of their operations and their cash flows for the eight months ended September 30, 1996 and the five months ended June 30, 1996, in conformity with generally accepted accounting principles. Also in our opinion, the financial statements of the Predecessor Business referred to above, present fairly, in all material respects, the financial position of the Predecessor Business as of September 30, 1995 and the results of its operations and its cash flows for the years ended September 30, 1994 and 1995, and the four months ended January 31, 1996, in conformity with generally accepted accounting principles.

                                            Coopers & Lybrand L.L.P

San Jose, California
October 14, 1996, except for Note 5, for which the date is October 16, 1996 and for Note 7, for which the date is October 18, 1996.

                        SPLASH TECHNOLOGY HOLDINGS, INC.

                          CONSOLIDATED BALANCE SHEETS
              (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE DATA)

                                     PREDECESSOR      SPLASH TECHNOLOGY
                                      BUSINESS         HOLDINGS, INC.
                                    ------------- -------------------------
                                    SEPTEMBER 30, SEPTEMBER 30,  JUNE 30,
                                        1995          1996         1997
                                    ------------- ------------- -----------
                                                                (UNAUDITED)
ASSETS
Current assets:
 Cash and cash equivalents.........    $   --        $ 6,179      $ 6,601
 Accounts receivable, net of
  allowance for doubtful accounts
  of $84, $299 and $304 as of
  September 30, 1995 and 1996 and
  June 30, 1997 (unaudited),
  respectively.....................     4,716          6,582       11,713
 Inventories.......................     3,965          3,651        3,112
 Prepaid expenses and other
  current assets...................        --            119          321
 Deferred income taxes.............       622          3,962        3,962
                                       ------        -------      -------
   Total current assets............     9,303         20,493       25,709
Property and equipment, net........       385            913        1,270
Deferred income taxes..............        --          8,315       11,615
Other long term assets.............        --          1,511        1,457
                                       ------        -------      -------
   Total assets....................    $9,688        $31,232      $40,051
                                       ======        =======      =======
LIABILITIES
Current liabilities:
 Trade accounts payable............    $2,538        $ 1,239      $ 3,226
 Other accrued liabilities.........     1,074          3,348        6,377
 Royalties payable.................     1,978          1,260        1,950
 Deferred revenue..................        --          4,150        2,068
 Income taxes payable..............     1,395          1,725        2,078
                                       ------        -------      -------
   Total current liabilities.......     6,985         11,722       15,699
Subordinated promissory notes
 payable to stockholders...........        --          8,600           --
Other long term liabilities........        --             --          400
                                       ------        -------      -------
   Total liabilities...............     6,985         20,322       16,099
                                       ------        -------      -------
Commitments (Note 6)
STOCKHOLDERS' EQUITY
Preferred stock:
 Authorized: 5,000,000 shares
 Series A preferred stock, par
  value $.001 per share:
   Authorized, issued and
    outstanding: 15,426 shares as
    of September 30, 1996 and no
    shares as of June 30, 1997
    (unaudited)....................        --              1           --
 Series B preferred stock, par
  value $.001 per share:
   Authorized, issued and
    outstanding: 4,282 shares as of
    September 30, 1996 and no
    shares as of June 30, 1997
    (unaudited)....................        --              1           --
Parent company investment..........     2,703
Common stock, par value $.001:
 Authorized: 50,000,000 shares;
  issued and outstanding:
  7,603,123 shares as of September
  30, 1996 and 12,108,561 as of
  June 30, 1997 (unaudited)........        --              8           13
Additional paid-in capital.........        --         19,826       33,048
Retained earnings (accumulated
 deficit)..........................        --         (8,926)      (9,109)
                                       ------        -------      -------
   Total stockholders' equity......     2,703         10,910       23,952
                                       ------        -------      -------
   Total liabilities and
    stockholders' equity...........    $9,688        $31,232      $40,051
                                       ======        =======      =======

  The accompanying notes are an integral part of these consolidated financial statements.

                        SPLASH TECHNOLOGY HOLDINGS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                   (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

                                                          SPLASH
                                                        TECHNOLOGY   PREDECESSOR    SPLASH TECHNOLOGY
                             PREDECESSOR BUSINESS     HOLDINGS, INC.  BUSINESS       HOLDINGS, INC.
                          --------------------------- -------------- ----------- -----------------------
                            YEAR ENDED    FOUR MONTHS  EIGHT MONTHS  FOUR MONTHS FIVE MONTHS NINE MONTHS
                           SEPTEMBER 30,     ENDED        ENDED         ENDED       ENDED       ENDED
                          --------------- JANUARY 31, SEPTEMBER 30,  JANUARY 31,  JUNE 30,    JUNE 30,
                           1994    1995      1996          1996         1996        1996        1997
                          ------- ------- ----------- -------------- ----------- ----------- -----------
                                                                                             (UNAUDITED)
Net revenue.............  $16,354 $30,472   $13,008      $34,713       $13,008    $ 18,326     $51,227
Cost of net revenue.....   12,068  20,723     8,427       19,381         8,427      11,455      24,864
                          ------- -------   -------      -------       -------    --------     -------
  Gross profit..........    4,286   9,749     4,581       15,332         4,581       6,871      26,363
                          ------- -------   -------      -------       -------    --------     -------
Operating expenses:
  Research and
   development..........    1,999   3,295     1,498        2,627         1,498       1,624       3,972
  Sales and marketing...      562   2,076       688        1,756           688         806       4,126
  General and
   administrative.......      377     891       287        1,276           287         668       1,945
  Amortization and
   write-off of
   technology...........       --      --        --       22,803            --      22,729      11,039
                          ------- -------   -------      -------       -------    --------     -------
    Total operating
     expenses...........    2,938   6,262     2,473       28,462         2,473      25,827      21,082
                          ------- -------   -------      -------       -------    --------     -------
Income (loss) from
 operations.............    1,348   3,487     2,108      (13,130)        2,108     (18,956)      5,281
Other income............       --      --        --           --            --          --        (600)
Interest (income)
 expense, net...........       --      --        18          575            18         388        (379)
                          ------- -------   -------      -------       -------    --------     -------
Income (loss) before
 provision for income
 taxes..................    1,348   3,487     2,090      (13,705)        2,090     (19,344)      6,260
Provision for (benefit
 from) income taxes.....       99   1,395       836       (5,509)          836      (7,765)      6,447
                          ------- -------   -------      -------       -------    --------     -------
Net income (loss).......  $ 1,249 $ 2,092   $ 1,254      $(8,196)      $ 1,254    $(11,579)    $  (187)
                          ======= =======   =======      =======       =======    ========     =======
Net income (loss) per
 share..................                                 $  (.93)                 $  (1.25)    $  (.02)
                                                         =======                  ========     =======
Shares used in computing
 per share amounts......                                   9,583                     9,580      11,903
                                                         =======                  ========     =======

  The accompanying notes are an integral part of these consolidated financial statements.

                        SPLASH TECHNOLOGY HOLDINGS, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                     (IN THOUSANDS, EXCEPT FOR SHARE DATA)

                            PREFERRED                                     RETAINED
                              STOCK         COMMON STOCK     ADDITIONAL   EARNINGS
                          --------------- ------------------  PAID-IN   (ACCUMULATED
                          SHARES   AMOUNT   SHARES    AMOUNT  CAPITAL     DEFICIT)    TOTAL
                          -------  ------ ----------  ------ ---------- ------------ --------
Balances, February 1,
 1996
 Issuance of preferred
  stock:
 Series A...............   15,426   $ 1           --   $--    $ 14,699    $    --    $ 14,700
 Series B...............    4,282     1           --    --       4,099         --       4,100
 Issuance of common
  stock.................       --    --    7,008,746     8         198         --         206
 Exercise of employee
  stock options.........       --    --      599,627    --         101         --         101
 Accretion for dividends
  on Series A and B
  preferred stock.......       --    --           --    --         730       (730)         --
 Repurchase of common
  stock.................       --    --       (5,250)   --          (1)        --          (1)
 Net loss...............       --    --           --    --          --     (8,196)     (8,196)
                          -------   ---   ----------   ---    --------    -------    --------
Balances, September 30,
 1996...................   19,708     2    7,603,123     8      19,826     (8,926)     10,910
 Redemption of preferred
  stock:
 Series A...............  (15,426)   (1)          --    --     (14,699)      (726)    (15,426)
 Series B...............   (4,282)   (1)   1,741,127     2          --         --           1
 Reversal of accretion
  for dividends on
  Series A and B
  preferred stock.......       --    --           --    --        (730)       730          --
 Issuance of common
  stock (IPO)...........       --    --    2,700,500     3      26,617         --      26,620
 Exercise of employee
  stock options and
  employee stock
  purchase plan and
  warrants..............       --    --       69,286    --         447         --         447
 Repurchase of common
  stock.................       --    --       (5,475)   --          (1)        --          (1)
 Quintar acquisition
  compensation..........       --    --           --    --       1,588         --       1,588
 Net loss...............       --    --           --    --          --       (187)       (187)
                          -------   ---   ----------   ---    --------    -------    --------
Balance, June 30, 1997
 (unaudited)............       --   $--   12,108,561   $13    $ 33,048    $(9,109)   $ 23,952
                          =======   ===   ==========   ===    ========    =======    ========


  The accompanying notes are an integral part of these consolidated financial statements.

                        SPLASH TECHNOLOGY HOLDINGS, INC.

                         PREDECESSOR BUSINESS STATEMENT
                          OF PARENT COMPANY INVESTMENT

                                 (IN THOUSANDS)

Balance, October 1, 1993.............................................. $   (20)
Net change in parent company investment...............................   3,097
Net income............................................................   1,249
                                                                       -------
Balance, September 30, 1994...........................................   4,326
Net change in parent company investment...............................  (3,715)
Net income............................................................   2,092
                                                                       -------
Balance, September 30, 1995...........................................   2,703
Net change in parent company investment...............................     (12)
Net income............................................................   1,254
                                                                       -------
Balance, January 31, 1996............................................. $ 3,945
                                                                       =======


  The accompanying notes are an integral part of these consolidated financial statements.

                        SPLASH TECHNOLOGY HOLDINGS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                           SPLASH
                                                         TECHNOLOGY   PREDECESSOR    SPLASH TECHNOLOGY
                             PREDECESSOR BUSINESS       HOLDING, INC.  BUSINESS       HOLDINGS, INC.
                          ----------------------------- ------------- ----------- -----------------------
                            YEAR ENDED      FOUR MONTHS EIGHT MONTHS  FOUR MONTHS FIVE MONTHS NINE MONTHS
                           SEPTEMBER 30,       ENDED        ENDED        ENDED       ENDED       ENDED
                          ----------------  JANUARY 31, SEPTEMBER 30, JANUARY 31,  JUNE 30,    JUNE 30,
                           1994     1995       1996         1996         1996        1996        1997
                          -------  -------  ----------- ------------- ----------- ----------- -----------
                                                                                              (UNAUDITED)
CASH FLOWS FROM
 OPERATING ACTIVITIES:
Net income (loss).......  $ 1,249  $ 2,092    $ 1,254     $ (8,196)     $ 1,254    $(11,579)    $  (187)
Adjustments to reconcile
 net income (loss) to
 net cash provided by
 operating activities:
 Depreciation and
  amortization..........       80      259        102          195          102          57         381
 Provision for doubtful
  accounts..............       16       68         17          198           17         199        (143)
 Gain on repayment of
  promissory notes......                                                                           (600)
 Purchased and in-
  process technology....       --       --         --       22,729           --      22,729      11,039
 Deferred income taxes..     (622)      --        622      (11,409)         622     (11,014)         --
 Changes in assets and
  liabilities:
 Accounts receivable....   (3,947)     490     (4,597)       3,330       (4,597)      5,059      (4,772)
 Inventories............     (513)  (2,678)     2,231       (1,917)       2,231      (2,211)        740
 Prepaids and other
  current assets........       --       --         --         (119)          --        (119)       (158)
 Other long term assets.       --       --         --         (464)          --        (118)        120
 Trade accounts payable.     (914)   1,766     (2,391)       1,093       (2,391)      2,008       3,444
 Other accrued
  liabilities...........      317      743      1,986         (464)       1,986      (1,042)         27
 Royalties payable......      796      745      1,434       (2,112)       1,434      (2,302)        690
 Deferred revenue.......       --       --        905        1,080          905       2,157      (2,323)
 Income taxes payable...      721      674       (559)       1,725         (559)      1,974         353
                          -------  -------    -------     --------      -------    --------     -------
Net cash provided by
 (used in) operating
 activities.............   (2,817)   4,159      1,004        5,669        1,004       5,798       8,611
                          -------  -------    -------     --------      -------    --------     -------
CASH FLOWS FROM
 INVESTING ACTIVITIES:
Purchase of property and
 equipment..............     (280)    (444)       (63)        (604)         (63)       (306)       (633)
Acquisition of
 businesses (net of cash
 acquired)..............       --       --         --      (23,421)          --     (23,421)    (11,196)
                          -------  -------    -------     --------      -------    --------     -------
Net cash used in
 investing activities...     (280)    (444)       (63)     (24,025)         (63)    (23,727)    (11,829)
                          -------  -------    -------     --------      -------    --------     -------
CASH FLOWS FROM
 FINANCING ACTIVITIES:
Proceeds from initial
 public offering........       --       --         --           --           --          --      26,620
Proceeds from Series A
 preferred stock........       --       --         --       14,700           --      14,700          --
Redemption of Series A
 preferred stock........       --       --         --           --           --          --     (14,700)
Premium paid on Series A
 preferred stock........       --       --         --           --           --          --        (726)
Proceeds from common
 stock..................       --       --         --          206           --         206          --
Proceeds from
 subordinated debt......       --       --         --        8,600           --       8,600          --
Repayment of
 subordinated debt......       --       --         --           --           --          --      (8,000)
Exercise of stock
 options/repurchase of
 common stock/proceeds
 of Employee Stock
 Purchase Plan..........       --       --         --          100           --          95         446
Net change in Parent
 Company Investment.....    3,097   (3,715)       (12)          --          (12)         --          --
                          -------  -------    -------     --------      -------    --------     -------
Net cash provided by
 (used in) financing
 activities.............    3,097   (3,715)       (12)      23,606          (12)     23,601       3,640
                          -------  -------    -------     --------      -------    --------     -------
Net increase in cash....       --       --        929        5,250          929       5,672         422
Cash and cash
 equivalents at
 beginning of period....       --       --         --          929           --         929       6,179
                          -------  -------    -------     --------      -------    --------     -------
Cash and cash
 equivalents at end of
 period.................  $    --  $    --    $   929     $  6,179      $   929    $  6,601     $ 6,601
                          =======  =======    =======     ========      =======    ========     =======
SUPPLEMENTAL DISCLOSURE
 OF CASH FLOW
 INFORMATION:
Taxes paid..............  $    --  $    --    $    --     $  4,175      $    --    $  1,275     $ 6,010
Interest paid...........  $    --  $    --    $    --     $    704      $    --    $    198     $    --
NON-CASH INVESTING AND
 FINANCING ACTIVITIES:
Accretion of preferred
 stock..................  $    --  $    --    $    --     $    730      $    --    $    365     $  (730)
Issuance of Series B
 preferred stock........  $    --  $    --    $    --     $  4,100      $    --    $     --     $ 4,100
Conversion of Series B
 preferred stock........  $    --  $    --    $    --     $     --      $    --    $     --     $    --
Issuance of options in
 connection with
 acquisition............  $    --  $    --    $    --     $     --      $    --    $     --     $ 1,588

  The accompanying notes are an integral part of these consolidated financial statements.

                        SPLASH TECHNOLOGY HOLDINGS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. RECENT REORGANIZATION AND BASIS OF PRESENTATION

  Splash Technology Holdings, Inc. (the "Company"), through its wholly-owned subsidiaries Splash Technology, Inc., Splash Foreign Sales Corporation and Splash Technology S.a.r.l., develops, produces and markets color servers, which consist of computer hardware and software systems that provide an integrated link between desktop computers and digital color copiers and enable such copiers to provide high speed and quality networked color printing and scanning. The Company sells its color servers through two original equipment manufacturers ("OEMs") who integrate the Company's color servers into connected digital color photocopier systems which are sold to end users in North and South America, Europe, Asia, Australia, Japan, New Zealand, Africa and the Middle East. The Company operates in one business segment.

  The business of the Company was previously operated as the unincorporated Color Server Group of SuperMac Technology Inc. ("SuperMac") until August 1994 when SuperMac merged with Radius Inc. ("Radius"). In January 1996, the assets and liabilities of the Color Server Group of Radius were transferred by Radius into its newly created wholly-owned subsidiary, Splash Technology, Inc. In December 1995, Splash Technology Holdings, Inc. was incorporated in Delaware and was capitalized by the sale of Series A preferred stock and common stock and subordinated debt to an investor group led by certain affiliates of Summit Partners, L.P., and Sigma Partners, L.P. On January 31, 1996, Splash Technology, Inc. merged with a wholly-owned subsidiary of Splash Technology Holdings, Inc. and as part of the consideration for the merger, Splash Technology Holdings, Inc. issued Series B preferred stock to Radius. The surviving corporation in the merger was Splash Technology, Inc., a wholly-owned subsidiary of the Company.

  The acquisition of Splash Technology, Inc. (the "Splash Acquisition") was regarded as a purchase of net assets accounted for under the purchase method of accounting as of January 31, 1996. The total purchase price of $27,843,000 (including the costs of the acquisition of $321,000), consisting of cash and the fair value of Series B preferred stock of $4,100,000, has been allocated to the net assets acquired based on their estimated fair values as of January 31, 1996. The two principal components of the initial excess purchase price allocation included in-process research and development projects ($19,324,000) and existing purchased technology ($3,405,000). The Company allocated a portion of the purchase price to various in-process research and development projects that had identifiable economic value and expensed this value as of the date of the acquisition. The purchased technology is related to the Company's Power Series product for which the Company was developing a replacement product at the time of the Splash Acquisition due to the discontinuance of the Apple NuBus architecture on which the Power Series product relied. The Company transitioned to the new product in May 1996 and accordingly, the fair value of the purchased technology was fully amortized over the four months to May 31, 1996.

  The fair value of the assets acquired (net of cash acquired of $929,000) and liabilities assumed were as follows:

      In-process technology............................................ $19,324
      Purchased technology.............................................   3,405
      Receivables......................................................   9,296
      Inventories......................................................   1,734
      Property and equipment...........................................     430
      Other long term assets...........................................   1,121
      Payables.........................................................    (147)
      Other accrued liabilities........................................  (6,049)
      Deferred revenue.................................................  (2,200)
                                                                        -------
                                                                        $26,914
                                                                        =======

                        SPLASH TECHNOLOGY HOLDINGS, INC.

  Of the purchase consideration, $2,350,000 remains in escrow pending resolution of certain events including unasserted claims.

  The Predecessor Business' financial statements presented herein include the results of operations and cash flows for the years ended September 30, 1994 and 1995, and for the four months ended January 31, 1996 and the balance sheet as of September 30, 1995, as if the Color Server Group existed as a corporation separate from Radius and SuperMac during such periods on a historical basis. The Company's financial statements presented herein include the results of operations and cash flows for the five months ended June 30, 1996, eight months ended September 30, 1996 and the nine months ended June 30, 1997 (unaudited) and the balance sheet as of June 30, 1996 and 1997.

  Radius and SuperMac each performed certain corporate headquarter functions on behalf of the Color Server Group and provided certain marketing, technology, human resource and financial and accounting services. Costs associated with these services have been allocated to the Color Server Group based on relative headcount, which management believes to be a reasonable basis for allocation.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Consolidation

  The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Splash Technology, Inc., Splash Foreign Sales Corporation, Splash Technology S.a.r.l. and, at and for the period ended June 30, 1997, Quintar Holdings Corporation and its wholly owned subsidiary, Quintar Company. All significant intercompany transactions between the entities have been eliminated.

 Use of Estimates

  The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Revenue Recognition

  Revenue is generally recognized upon shipment of the product to the customer. The Company generally does not grant rights of return. In May 1996, the Company made the transition from its Power Series products to its new PCI Series products. In calendar year 1996, one of the Company's OEM customers accumulated a substantial quantity of the Power Series product.

  During the year ended September 30, 1996, due to the transition of products and the accumulation of Power Series product, the Company had recognized revenue from the sales of the Power Series product upon notification from the OEM that the product had been sold to their end user and accordingly at September 30, 1996, the Company had deferred revenue of $4.2 million from sales of Power Series products to one of its OEM customers.

  For the nine months ended June 30, 1997 the Company continued to evaluate the carrying value of the Power Series product inventory and the related deferred revenue on a quarterly basis and determined that the amount of future returns of the Power Series product could be reasonably estimated

                        SPLASH TECHNOLOGY HOLDINGS, INC.

based on historical experience. Accordingly, the net revenues relating to the Power Series products were fully recognized and, in accordance with the Company's policy, an allowance for expected returns of the Power Series products was recorded in the nine months ended June 30, 1997.

 Warranties

  The Company's products are generally warranted for 15 months. Estimated future costs of repair, replacement, or customer accommodations are reflected in the accompanying consolidated financial statements.

 Research and Development

  Costs incurred in the research and development of new software products are expensed as incurred until technological feasibility has been established. To date, the establishment of technological feasibility of the Company's products and general release substantially coincide. As a result, the Company has not capitalized any software development costs since such costs have not been significant.

 Income Taxes

  The Company uses the liability method to calculate deferred income taxes. The realization of deferred tax assets is based on historical tax positions and expectations about future taxable income.

  Income taxes have been provided in the Predecessor Business statements of operations as if the Predecessor Business was a separate taxable entity. Since the division was not a separate taxable entity but was included in the consolidated income tax returns of the Radius and SuperMac companies, the current benefit from or provision for U.S. federal and state income taxes was ultimately assumed to be receivable from or payable to Radius or SuperMac in the period presented. In accordance with the merger agreement with Radius, the Company is not required to repay Radius for the utilization of their tax losses against the Company's taxable income as a Predecessor Business. Such benefits are reflected as capital contributions as of each fiscal year end.

 Cash and Cash Equivalents

  All highly liquid investments with an original, or remaining, maturity of three months or less at the date of purchase and money market funds are considered cash equivalents.

  Cash and cash equivalents consist primarily of money market funds held in banks and other financial institutions in the United States and France.

 Financial Instruments

  The Company's financial instruments, including cash and cash equivalents and the subordinated promissory notes payable to stockholders, are stated at fair value.

 Inventories

  Inventories are stated at the lower of cost or market. Cost is determined on a first-in, first-out basis.

 Property and Equipment

  Property and equipment are stated at cost and are depreciated using the straight line method over their estimated useful lives ranging from three to seven years or, in the case of leasehold improvements,

                        SPLASH TECHNOLOGY HOLDINGS, INC.

the lease period, if shorter. Upon disposal, the assets and related accumulated depreciation are removed from the Company's accounts, and the resulting gains or losses are reflected in the statements of income. The Predecessor Business' accounting policy was to expense all items of property and equipment upon acquisition. Accordingly, appropriate adjustments have been included in the financial statements to reflect the capitalization and depreciation of property and equipment during the periods presented.

 Concentration of Credit Risks

  Cash and cash equivalents are deposited with major banks in the United States and France. Deposits in these banks may exceed the amount of insurance provided on such deposits. The Company has not experienced any losses on its deposits of cash and cash equivalents.

  The Company sells its products to two OEM customers who distribute the Company's products with their own color photocopier systems on a worldwide basis. The Company performs ongoing credit evaluations of its customers. The Company does not require collateral for its receivables and maintains an allowance for potential credit losses. At September 30, 1996, the accounts receivable balance is comprised primarily of one customer, which represents 93% of accounts receivable.

  Certain components necessary for the manufacture of the Company's products are obtained from a sole supplier or a limited group of suppliers.

 Recent Pronouncements

  During March 1995, the Financial Accounting Standards Board issued Statement No. 121 ("SFAS 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which requires the Company to review for impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets whenever events or changes in circumstances indicate that the carrying amount of an asset might not be recoverable. In certain situations, an impairment loss would be recognized. SFAS 121 will become effective for the Company's year ending September 30, 1997. The Company believes the impact will not be significant.

  During October 1995, the Financial Accounting Standards Board issued Statement No. 123 ("SFAS No. 123"), "Accounting for Stock-Based Compensation," which established a fair value based method of accounting for stock-based compensation plans and requires additional disclosures for those companies who elect not to adopt the new method of accounting. The Company intends to continue to account for stock options under Accounting Practice Bulletin Opinion No. 25, "Accounting for Stock Issued to Employees." SFAS No. 123 will be effective for fiscal years beginning after December 15, 1995, and will require the Company to provide additional disclosures in the financial statements for the year ending September 30, 1997. The Company believes the impact will not be significant.

 Computation of Net Income (Loss) Per Share

  Net income (loss) per share is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the period.

  The Company has determined the number of shares used in calculating earnings per share for all periods presented prior to the Company's initial public offering pursuant to the Securities and Exchange Commission Staff Accounting Bulletin ("SAB") No. 83. SAB 83 requires the Company to include all common shares and all common share equivalents issued during the 12 month period preceding the filing date of an initial public offering in its calculation of the number of shares used to determine earnings per share as if the shares had been outstanding for all periods presented. Net loss for the purposes of the computation reflects the dividend accretion on the shares of preferred stock.

                        SPLASH TECHNOLOGY HOLDINGS, INC.

 Unaudited Interim Financial Information

  The accompanying interim balance sheet as of June 30, 1997, the statements of operations and cash flows for the nine months ended June 30, 1997 and the statement of stockholders' equity for the nine months ended June 30, 1997 together with the related notes are unaudited but include all adjustments, consisting of only normal recurring adjustments, which the Company considers necessary to present fairly, in all material respects, the financial position of the Company as of June 30, 1997 and the results of operations and cash flows for the period ended June 30, 1997. Results for the period ended June 30, 1997 are not necessarily indicative of results for an entire year.

 Reclassifications

  Certain items have been reclassified within the balance sheets at September 30, 1995 and 1996 to be consistent with the presentation at June 30, 1997. The reclassifications have no effect on previously disclosed net income or stockholders' equity.

3. BALANCE SHEET DETAIL (IN THOUSANDS)

 Inventories

                                                                SPLASH
                                          PREDECESSOR         TECHNOLOGY
                                           BUSINESS         HOLDINGS, INC.
                                         ------------- -------------------------
                                         SEPTEMBER 30, SEPTEMBER 30,  JUNE 30,
                                             1995          1996         1997
                                         ------------- ------------- -----------
                                                                     (UNAUDITED)
   Raw materials........................    $  591        $1,580       $2,253
   Work in process......................       166            --           --
   Finished goods.......................     3,208         2,071          859
                                            ------        ------       ------
                                            $3,965        $3,651       $3,112
                                            ======        ======       ======

 Property and Equipment

                                                               SPLASH
                                         PREDECESSOR         TECHNOLOGY
                                          BUSINESS         HOLDINGS, INC.
                                        ------------- -------------------------
                                        SEPTEMBER 30, SEPTEMBER 30,  JUNE 30,
                                            1995          1996         1997
                                        ------------- ------------- -----------
                                                                    (UNAUDITED)
   Furniture and fixtures..............     $ 201        $  392       $  732
   Computer equipment..................       523           415          729
   Leasehold improvements..............        --            81           81
   Trade show booth....................        --           146          146
                                            -----        ------       ------
                                              724         1,034        1,688
   Less accumulated depreciation and
    amortization.......................      (339)         (121)        (418)
                                            -----        ------       ------
                                            $ 385        $  913       $1,270
                                            =====        ======       ======

4. REVOLVING CREDIT FACILITY

  In September 1996, the Company entered into an agreement with a bank to borrow up to a maximum of $5,000,000 under a revolving line of credit subject to a borrowing base of 80% and 75% of eligible domestic and foreign accounts receivable, respectively. The line bears interest at prime rate, is collateralized by accounts receivable, owned property and equipment and inventory of the Company

                        SPLASH TECHNOLOGY HOLDINGS, INC.

and matures on January 1, 1998. The agreement contains dividend restrictions and certain financial covenants concerning required liquidity, net worth and indebtedness ratios as well as required profitability. The Company has no borrowings outstanding under the line of credit as of September 30, 1996 or June 30, 1997 (unaudited).

5. SUBORDINATED PROMISSORY NOTES PAYABLE TO STOCKHOLDERS

  The Company issued subordinated promissory notes payable to stockholders, with a face value totaling $8,000,000, which bear interest at 12%, payable quarterly. The subordinated promissory notes were issued to certain stockholders concurrent with the issuance of the Series A preferred stock and the fair value of the notes was established at $8,600,000 by an independent third party valuation. On October 16, 1996, the Company repaid the subordinated promissory notes payable to stockholders with proceeds of its initial public offering (see Note 12).

6. COMMITMENTS

  The Company leases certain office facilities under noncancelable operating leases which expire in April 2001. The Company is responsible for taxes, insurance and maintenance expenses related to the leased facilities. Under the term of certain lease agreements, the leases may be extended, at the Company's options, and certain of the leases provide for adjustments of the minimum monthly rent.

  Future minimum annual lease payments under the leases are as follows (in thousands):

             PERIOD ENDING
             -------------
            September 30, 1997...................... $413
            September 30, 1998......................  416
            September 30, 1999......................  417
            September 30, 2000......................  431
            September 30, 2001......................  294

  Rent expense for the eight months ended September 30, 1996, the five months ended June 30, 1996 and the nine months ended June 30, 1997 (unaudited) was $226, $84 and $288, respectively.

7. PREFERRED STOCK

  The Company has authorized and issued 15,426 shares of Series A preferred stock at a face value of $1,000 per share and 4,282 shares of Series B preferred stock in a non cash transaction as part of the consideration for the Acquisition. The valuation of the Series A and Series B preferred stock by an independent third party resulted in values of $14,700,000 and $4,100,000, respectively for those instruments. The carrying amounts of both Series A and Series B preferred stock have been increased by amounts representing dividends not currently declared or paid but which may be payable under each series' dividend rights. The increases have been effected by a charge against retained earnings.

  On October 9, 1996, the Company initiated trading of its common stock following an initial public offering and the Series B preferred stock converted to common stock. On October 18, 1996, the Company redeemed the Series A preferred stock.

8. COMMON STOCK

  On January 31, 1996, the Company sold 7,008,746 shares of common stock for $80,100. The shares have been valued at $206,000 based on a independent third party appraisal. The Company has granted certain registration rights to certain holders of common shares, options, warrants and convertible securities in the event of any registration of shares by the Company under the Securities Act.

                        SPLASH TECHNOLOGY HOLDINGS, INC.

  In connection with the line of credit, the Company issued the bank a warrant to purchase 8,750 shares of common stock with an exercise price of $0.011 per share. The warrant became exercisable upon the Company's initial public offering. The warrant was exercised in April 1997.

 Stock Options and Repurchase Agreements

  The Company reserved 3,150,000 shares of common stock for issuance under its stock option plan. Under this plan, the Board of Directors may grant incentive or nonstatutory stock options at a price not less than 100% or 85%, respectively, of fair market value of common stock at grant date. Options under the plan are immediately exercisable. Stock issued through option exercises are subject to the Company's right of repurchase at the original exercise price. The number of shares subject to repurchase generally decrease by 25% of the options shares one year after the grant date, and, thereafter, ratably over 36 months.

  Activity for the Company's stock option plan is summarized as follows:

                                                      AVERAGE
                                                       PRICE
                             AVAILABLE  OUTSTANDING  PER SHARE       AMOUNT
                             ---------  ----------- ------------ --------------
                                                                 (IN THOUSANDS)
   Options authorized....... 3,150,000
   Options granted..........  (894,880)   894,880   $0.14-$11.00     $  776
   Options canceled.........    27,128    (27,128)     $0.14             (4)
   Options repurchased......     5,250
   Options exercised........             (599,627)  $0.14-$ 0.29       (101)
                             ---------   --------                    ------
   Balances, September 30,
    1996.................... 2,287,498    268,125   $0.14-$11.00        671
   Options granted..........  (545,948)   545,948   $0.80-$37.00     11,490
   Options canceled.........     1,531     (1,531)  $1.60-$ 2.41         (2)
   Options repurchased......     5,471
   Options exercised........              (10,537)     $0.14             (1)
                             ---------   --------                    ------
   Balances, June 30, 1997
    (unaudited)............. 1,748,552    802,005   $0.14-$37.00     12,158
                             =========   ========                    ======

  The terms of each option are no more than 10 years from the date of grant. At September 30, 1996, all options and shares outstanding under the Plan were subject to repurchase. At June 30, 1997 options to purchase 479,000 shares of Common Stock were subject to the Company's right of repurchase.

9. BUSINESS SEGMENTS, EXPORTS AND MAJOR CUSTOMERS

  The Company operates in a single industry segment encompassing the development, manufacture, sales and support of high performance color servers.

  The Company sells its product to OEM customers in the United States and Japan. Net revenue from export sales accounted for 60%, 59%, 61% and 55% of net revenue for the years ended September 30, 1994 and 1995, the four months ended January 31, 1996 and the eight months ended September 30, 1996, respectively. All export sales were made to Japan.

  In the years ended September 30, 1994 and 1995, the four months ended January 31, 1996 and the eight months ended September 30, 1996, each of the two customers accounted for 60% and 40%; 59% and 41%; 62% and 38%; and 55% and 45% of net revenue, respectively. In addition, although all sales made to the Company's U.S. based customer are considered U.S. sales, this customer has a significant international customer base, and the Company believes that a significant portion of the Company's products purchased by the customer are resold outside the U.S.

                        SPLASH TECHNOLOGY HOLDINGS, INC.

10. INCOME TAXES

  The provision for (benefit from) income taxes consists of the following (in thousands):

                                                               SPLASH
                                                             TECHNOLOGY
                             PREDECESSOR BUSINESS          HOLDINGS, INC.
                          --------------------------- -------------------------
                            YEAR ENDED    FOUR MONTHS EIGHT MONTHS  FIVE MONTHS
                          SEPTEMBER 30,      ENDED        ENDED        ENDED
                          --------------- JANUARY 31, SEPTEMBER 30,  JUNE 30,
                           1994    1995      1996         1996         1996
                          ------  ------- ----------- ------------- -----------
   Current:
     Federal............. $  522  $ 1,095    $192       $  4,690      $ 2,551
     State...............    199      300      22          1,210          698
                          ------  -------    ----       --------      -------
                             721    1,395     214          5,900        3,249
                          ------  -------    ----       --------      -------
   Deferred:
     Federal.............   (537)      --     537         (9,794)      (9,365)
     State...............    (85)      --      85         (1,615)      (1,649)
                          ------  -------    ----       --------      -------
                            (622)      --     622        (11,409)     (11,014)
                          ------  -------    ----       --------      -------
                          $   99  $ 1,395    $836       $ (5,509)     $(7,765)
                          ======  =======    ====       ========      =======

  The Company's effective tax rate differs from the statutory federal income tax rate as shown in the following schedule:

                                                                  SPLASH
                                                                TECHNOLOGY
                               PREDECESSOR BUSINESS           HOLDINGS, INC.
                            ---------------------------- -------------------------
                              YEAR ENDED     FOUR MONTHS EIGHT MONTHS  FIVE MONTHS
                            SEPTEMBER 30,       ENDED        ENDED        ENDED
                            -------------    JANUARY 31, SEPTEMBER 30,  JUNE 30,
                             1994     1995      1996         1996         1996
                            -------  ------  ----------- ------------- -----------
   Tax provision (benefit
    from) at federal
    statutory rate.........    34.0%   34.0%    34.0%        (35.0)%      (34.0)%
   State taxes, net of
    federal tax benefit....     6.1     6.1      6.1          (6.0)        (6.1)
   Net operating losses....   (33.3)     --       --            --           --
   Other...................     0.6    (0.1)    (0.1)          1.0           --
                            -------  ------     ----         -----        -----
                                7.4%   40.0%    40.0%        (40.0)%      (40.1)%
                            =======  ======     ====         =====        =====

  The components of the deferred tax assets are as follows (in thousands):

                                                       SEPTEMBER 30,
                                                       --------------  JUNE 30,
                                                       1995    1996      1996
                                                       --------------  --------
   Deferred tax assets:
     In-process and purchased technology.............. $  -- $  8,903   $8,865
     Receivable allowances............................    34      511       80
     Inventory valuation allowance....................   221      422      334
     Warranty accruals................................   128      191       92
     State taxes......................................   102      424      240
     Deferred revenue.................................    --    1,704    2,055
     All other........................................   137      122      216
                                                       ----- --------   ------
       Total deferred tax assets......................   622   12,227   11,882
     Long-term portion of in-process and purchased
      technology......................................    --   (8,315)  (8,249)
                                                       ----- --------   ------
       Current portion of deferred tax asset.......... $ 622 $  3,962   $3,633
                                                       ===== ========   ======

                        SPLASH TECHNOLOGY HOLDINGS, INC.

  At September 30, 1996, the Company assessed the recoverability of the deferred tax asset and based on its expectations about taxable income for future periods, determined that it was more likely than not that the deferred tax asset would be recovered.

11. EMPLOYEE BENEFIT PLAN

  The Company adopted the Splash Technology, Inc. 401(k) Profit Sharing Plan (the "Plan") effective April 1996, which qualifies under Section 401(k) of the Internal Revenue Code of 1986, as amended, and covers essentially all employees. Each eligible employee may elect to contribute to the Plan, through payroll deductions, up to 15% of compensation, subject to certain limitations. The Company, at its discretion, may make additional contributions. All employer contributions are 100% vested after four years. During the eight months ended September 30, 1996, the Company recorded approximately $119,000 in contributions to the Plan.

  On July 31, 1996, the Board of Directors adopted a payroll deduction Employee Stock Purchase Plan (the "Purchase Plan") effective upon the closing of the Company's initial public offering, and reserved an aggregate of 175,000 shares of Common Stock for issuance thereunder. As of June 30, 1997, the Company issued 50,000 shares under the Purchase Plan.

12. SUBSEQUENT EVENTS

  On October 3, 1996, the following corporate matters were completed:

  . The Company's Amended and Restated Certificate of Incorporation was amended to increase the Company's authorized number of shares to an aggregate of 50,000,000 shares of common stock, par value $.001 per share and 5,000,000 shares of preferred stock, par value $.001 per share.

  . The Company's common stock was split 3.5 shares to one share. The accompanying financial statements reflect the stock split.

  On October 9, 1996, the Company initiated trading of 2,600,000 shares of its common stock following an initial public offering and the Series B preferred stock was converted into the Company's common stock (see Note 7). On October 16, 1996, the proceeds from the initial public offering were used to retire the subordinated debt (see Note 5). On October 18, 1996, the Company redeemed its Series A preferred stock.

13. QUINTAR ACQUISITION (UNAUDITED)

  On May 28, 1997, the Company acquired the shares of Quintar Holdings Corporation ("Quintar") for an aggregate purchase price of $13,532,000 plus contingent earn-out payments of up to $3,200,000, subject to achieving certain net revenue and operating income targets. The purchase price was comprised of a cash payment of $11,519,000, issuance of Company stock options valued at $1,588,000 in exchange for Quintar stock options and net acquisition costs of $425,000.

                        SPLASH TECHNOLOGY HOLDINGS, INC.

  The acquisition was accounted for using the purchase method of accounting and the results of Quintar were included in the Company's results from the date of acquisition. The purchase price was allocated to the tangible and intangible assets and liabilities acquired based on their estimated fair values at May 28, 1997, as follows (in thousands):

       Current assets.................................................. $   784
       Other assets....................................................     170
       Deferred tax asset..............................................   3,300
       Liabilities.....................................................  (1,761)
       In-process research and development.............................  11,039
                                                                        -------
                                                                        $13,532
                                                                        =======

  Summary unaudited pro forma information for the combined results of operations of Quintar and the Company for the year ended September 30, 1996 and the nine months ended June 30, 1997 is presented below. The pro forma information assumes the acquisition occurred on October 1, 1995 and presents the combined results of the companies, excluding the $11,039,000 nonrecurring write-off of in process research and development activities for which there were no alternative future uses and technological feasibility had not been established.

                                                          SEPTEMBER 30, JUNE 30,
                                                              1996        1997
                                                          ------------- --------
                                                              (IN THOUSANDS,
                                                          EXCEPT PER SHARE DATA)
       Net revenue.......................................   $ 53,104    $53,822
       Operating income (loss)...........................   $(12,541)   $14,872
       Net income (loss).................................   $ (8,530)   $ 9,388
       Net income (loss) per share.......................   $  (0.89)   $  0.77
       Shares used in computing per share amounts........      9,583     12,251

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Quintar Holdings Corporation

  We have audited the accompanying consolidated balance sheets of Quintar Holdings Corporation as of December 31, 1995 and 1996 and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Quintar Holdings Corporation at December 31, 1995 and 1996, and the consolidated results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                                              Ernst & Young LLP

March 27, 1997, except for Note 8, as to which the date is May 6, 1997

                          QUINTAR HOLDINGS CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                                           DECEMBER 31,
                                                      ------------------------
                                                         1995         1996
                                                      -----------  -----------
ASSETS
Current assets:
  Cash and cash equivalents.......................... $   709,000  $   976,000
  Accounts receivable, net of an allowance for
   doubtful accounts of $36,000 in 1995 and $158,000
   in 1996...........................................     667,000      604,000
  Inventories........................................     535,000      517,000
  Prepaid expenses and other current assets..........      55,000       56,000
                                                      -----------  -----------
    Total current assets.............................   1,966,000    2,153,000
                                                      -----------  -----------
Property and equipment:
  Machinery and equipment............................     706,000      535,000
  Furniture and fixtures.............................      64,000       64,000
  Leasehold improvements.............................      45,000       52,000
                                                      -----------  -----------
                                                          815,000      651,000
  Accumulated depreciation and amortization..........     673,000      537,000
                                                      -----------  -----------
Property and equipment, net..........................     142,000      114,000
Other assets, net....................................     246,000       39,000
                                                      -----------  -----------
    Total assets..................................... $ 2,354,000  $ 2,306,000
                                                      ===========  ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable................................... $   537,000  $   731,000
  Deferred revenue...................................     426,000      464,000
  Accrued warranty expense...........................      40,000       90,000
  Other accrued expenses.............................     432,000      504,000
                                                      -----------  -----------
    Total current liabilities........................   1,435,000    1,789,000
Deferred revenue, long-term..........................          --      350,000
Stockholders' Equity:
 Series A convertible preferred stock, no par value:
  Authorized shares--4,200,000
  Issued and outstanding shares--4,160,445 in 1995
   and 1996..........................................   4,641,000    4,641,000
 Series C convertible preferred stock, no par value:
  Authorized shares--2,166,668
  Issued and outstanding shares--833,333 in 1995 and
   1,500,001 in 1996                                    1,250,000    2,250,000
 Common stock, no par value:
  Authorized shares--10,000,000
  Issued and outstanding shares--972,541 in 1995 and
   1996..............................................      49,000       49,000
Additional paid in capital...........................      85,000       85,000
Stock subscription...................................     250,000           --
Accumulated deficit..................................  (5,356,000)  (6,858,000)
                                                      -----------  -----------
    Total stockholders' equity.......................     919,000      167,000
                                                      -----------  -----------
    Total liabilities and stockholders' equity....... $ 2,354,000  $ 2,306,000
                                                      ===========  ===========

                            See accompanying notes.

                          QUINTAR HOLDINGS CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                      YEAR ENDED DECEMBER 31,
                                                      ------------------------
                                                         1995         1996
                                                      -----------  -----------
REVENUES:
  Product sales...................................... $ 3,117,000  $ 4,361,000
  Engineering and royalty revenues...................   1,389,000    1,022,000
                                                      -----------  -----------
    Total revenues...................................   4,506,000    5,383,000
COST AND EXPENSES:
  Cost of revenues
   Product...........................................   2,183,000    3,327,000
   Engineering.......................................   1,033,000      568,000
  Engineering expense................................     756,000    1,293,000
  Selling, general and administrative expenses.......   1,582,000    1,714,000
  Interest (income) expense, net.....................      32,000      (17,000)
                                                      -----------  -----------
    Total costs and expenses.........................   5,586,000    6,885,000
                                                      -----------  -----------
Net loss............................................. $(1,080,000) $(1,502,000)
                                                      ===========  ===========
Net loss per share................................... $     (1.11) $     (1.54)
                                                      ===========  ===========
Shares used in computing net loss per share..........     972,541      972,541
                                                      ===========  ===========


                            See accompanying notes.

                          QUINTAR HOLDINGS CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                             SERIES A             SERIES C
                           CONVERTIBLE          CONVERTIBLE
                         PREFERRED STOCK      PREFERRED STOCK     COMMON STOCK   ADDITIONAL
                       -------------------- -------------------- ---------------  PAID IN       STOCK     ACCUMULATED
                        SHARES     AMOUNT    SHARES     AMOUNT   SHARES  AMOUNT   CAPITAL   SUBSCRIPTIONS   DEFICIT       TOTAL
                       --------- ---------- --------- ---------- ------- ------- ---------- ------------- -----------  -----------
Balance at
 December 31, 1994...  3,200,000 $3,200,000   833,333 $1,250,000 972,541 $49,000  $    --     $      --   $(4,276,000) $   223,000
 Conversion of bridge
  loan into equity...    960,445  1,441,000        --         --      --      --       --            --            --    1,441,000
 Stock options and
  subscriptions......         --         --        --         --      --      --   85,000       250,000            --      335,000
 Net loss............         --         --        --         --      --      --       --            --    (1,080,000)  (1,080,000)
                       --------- ---------- --------- ---------- ------- -------  -------     ---------   -----------  -----------
Balance at
 December 31, 1995...  4,160,445  4,641,000   833,333  1,250,000 972,541  49,000   85,000       250,000    (5,356,000)     919,000
 Issuance of
  preferred stock....         --         --   666,668  1,000,000      --      --       --      (250,000)           --      750,000
 Net loss............         --         --        --         --      --      --       --            --    (1,502,000)  (1,502,000)
                       --------- ---------- --------- ---------- ------- -------  -------     ---------   -----------  -----------
Balance at
 December 31, 1996...  4,160,445 $4,641,000 1,500,001 $2,250,000 972,541 $49,000  $85,000     $      --   $(6,858,000) $   167,000
                       ========= ========== ========= ========== ======= =======  =======     =========   ===========  ===========


                            See accompanying notes.

                          QUINTAR HOLDINGS CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                     YEAR ENDED DECEMBER 31,
                                                     ------------------------
                                                        1995         1996
                                                     -----------  -----------
OPERATING ACTIVITIES
Net loss............................................ $(1,080,000) $(1,502,000)
Adjustments to reconcile net loss to net cash used
 in operating activities:
  Depreciation and amortization.....................     148,000       99,000
  Discontinued product line.........................          --      368,000
  Change in operating assets and liabilities:
   Accounts receivable..............................    (319,000)      63,000
   Inventories......................................      (3,000)    (132,000)
   Prepaid expenses and other assets................     114,000       38,000
   Accounts payable.................................     (55,000)     194,000
   Deferred revenue.................................    (113,000)     388,000
   Accrued warranty expense.........................          --       50,000
   Other accrued expenses...........................     201,000       22,000
                                                     -----------  -----------
Net cash used in operating activities...............  (1,107,000)    (412,000)
INVESTING ACTIVITIES
Purchase of property and equipment..................     (21,000)     (71,000)
FINANCING ACTIVITIES
Issuance of preferred stock.........................          --      750,000
Stock options and subscriptions.....................     335,000           --
Repayment of line-of-credit.........................    (100,000)          --
                                                     -----------  -----------
Net cash provided by financing activities...........     235,000      750,000
                                                     -----------  -----------
Increase (decrease) in cash and cash equivalents....    (893,000)     267,000
Cash and cash equivalents at beginning of year......   1,602,000      709,000
                                                     -----------  -----------
Cash and cash equivalents at end of year............ $   709,000  $   976,000
                                                     ===========  ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid....................................... $     5,000  $       900
Taxes paid..........................................         800          800
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND
 FINANCING ACTIVITIES
Conversion of notes payable and accrued interest
 into common stock.................................. $ 1,441,000

                            See accompanying notes.

                          QUINTAR HOLDINGS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1996

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Description of Business

  Quintar Holdings Corporation (the "Company") is a California corporation, established in November 1989 to design, manufacture and market computer presentation graphics and image processing products. The Company generates revenues primarily in the United States and Japan through product sales, engineering fees and software licensing agreements.

 Principles of Consolidation

  The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Quintar Company. All significant intercompany balances and transactions have been eliminated in consolidation.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Significant estimates made in preparing these financial statements include inventory reserves, deferred revenue and the allowance for doubtful accounts.

 Cash Equivalents

  The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

 Concentration of Credit Risks

  Certain financial instruments potentially subject the Company to concentrations of credit risk. These financial instruments consist primarily of accounts receivable. The Company performs credit evaluations and generally does not require collateral. Credit losses have traditionally been minimal and such losses have been within management's expectations.

  Three customers accounted for 14%, 12% and 10% of net revenues in 1995 and 23%, 13% and 11% of net revenues in 1996. Export sales in 1995 and 1996 were $1,239,000 and $2,106,000, respectively. Concentrations of credit risk with respect to accounts receivable are limited due to the high credit quality of the Company's customer base and the customers geographic dispersion.

 Inventories

  Inventories are stated at the lower of cost (average costs method) or market. At December 31, 1995 and 1996, inventories consisted of the following:

                                                                1995     1996
                                                              -------- --------
   Raw materials and purchased parts......................... $484,000 $307,000
   Work-in-process...........................................   36,000  152,000
   Finished goods............................................   15,000   58,000
                                                              -------- --------
                                                              $535,000 $517,000
                                                              ======== ========

                          QUINTAR HOLDINGS CORPORATION

 Property and Equipment

  Property and equipment are stated at cost. Depreciation is provided using the straight-line method over estimated useful lives of one to five years. Leasehold improvements are amortized over the shorter of their estimated five-year life or the related lease term.

 Other Assets

  Other assets consist primarily of prepaid license fees, which are amortized using the straight-line method over the estimated one-year to ten-year lives of the related licenses.

 Revenue Recognition

  The Company records revenues from product sales upon shipment. Revenues from engineering and license fees related to the modification of existing products to meet particular customer requirements are recognized on a percentage of completion basis. Amounts received from customers in excess of revenues recognized to date are recorded as deferred revenues.

 Research and Development Expenses

  Research and Development expenses represent the costs of modifying and testing products and are expensed as incurred. In accordance with Statement of Financial Accounting Standards No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed, the Company has not capitalized any production costs of computer software, as the technological feasibility of the related products is established concurrently with the sale of such products to customers. These costs have been expensed as incurred and are included in engineering expenses in the accompanying statements of operations.

 Net Loss Per Share

  Net loss per share is computed using the weighted average number of shares of common stock outstanding during the year.

2. INCOME TAXES

  Deferred income taxes reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of December 31, 1995 and 1996 are as follows:

                                                          1995         1996
                                                       -----------  -----------
   Deferred tax assets:
    Tax operating loss carryforwards.................. $ 2,025,000  $ 2,352,000
    Research and development credit carryforwards.....     386,000      481,000
    Accruals not currently deductible.................     100,000      254,000
    Inventory reserves................................      44,000      143,000
    Depreciation......................................      29,000       30,000
                                                       -----------  -----------
       Total deferred tax assets......................   2,584,000    3,260,000
    Valuation reserve.................................  (2,584,000)  (3,260,000)
                                                       -----------  -----------
       Net deferred tax assets........................ $        --  $        --
                                                       ===========  ===========

                          QUINTAR HOLDINGS CORPORATION

  A valuation allowance has been established to fully reserve deferred tax assets because the Company cannot yet determine if the asset will be realized.

  At December 31, 1996, the Company had net operating loss carryforwards of $6,070,000 and $2,544,000 available to reduce future federal and state taxable income, respectively. The federal carryforwards expire in 2004 through 2011, and the state carryforwards began to expire in 1996. The ultimate realization of the benefit of these carryforwards is dependent on future profitable operations. In addition, their utilization may also be limited on an annual basis if a cumulative change in ownership of more than 50% occurs within any three-year period.

3. STOCK WARRANTS

  In connection with a credit facility which expired in December 1995, the Company granted the bank a warrant to purchase 20,000 shares of common stock at a price of $2.00 per share, which exceeded the fair market value at the date of the grant. The warrant, which expires on December 13, 1998, is exercisable, at the bank's option, in whole or in part, and is subject to certain anti-dilution provisions.

  In addition, the Company granted the holders of certain subordinated notes (later converted to Series A preferred stock) warrants to purchase a variable number of shares of the Company's common stock for an aggregate purchase price of $62,500. On a monthly basis, from the date of issuance through October 1, 1994, the aggregate purchase price increased by 2% of the notes payable balance outstanding to $362,500. The warrants are exercisable, at the holders' option, from time to time, in whole or in part. The exercise price is the lesser of $1.00 per share or the price of the stock at the date of the exercise, as determined in conjunction with an initial public offering, a private placement exceeding $500,000, or the acquisition of the Company by a third party. The number of shares exercisable is determined by dividing the aggregate purchase price balance by the exercise price per share at the time of exercise. The warrants, which expire on October 17, 1998, are subject to certain anti-dilution provisions.

4. CONVERTIBLE PREFERRED STOCK

  During 1994, the Company issued 833,333 shares of Series C preferred stock at a purchase price of $1.50 per share. In addition, the preferred shareholder paid $85,000 for an option to acquire additional shares of preferred stock which expired on May 31, 1995.

  In 1996, the Company issued an additional 666,668 shares of Series C Convertible preferred stock at $1.50 per share. The purchaser made an advance payment of $250,000 which has been reflected as a stock subscription in the consolidated balance sheet in 1995. The remaining payment of $750,000 was made during 1996.

  Each share of the Company's Series A and Series C preferred stock is, at the holder's option, convertible into one share of common stock, subject to adjustment for dilution. If 75% of previously issued shares of preferred stock are converted into common stock, conversion of the remaining outstanding shares of preferred stock is mandatory. Conversion of outstanding preferred stock into common stock is also mandatory if the Company issues common stock in an underwritten public offering registered under the Securities Act of 1933 in which the per share and aggregate public offering price equals or exceeds $5.00 and $5,000,000, respectively.

  Holders of preferred stock are entitled to vote on all matters based upon the number of shares of common stock into which the preferred stock may be converted. The Company is authorized to seat five directors on its board, three of whom are elected by holders of the preferred stock and two of whom

                         QUINTAR HOLDINGS CORPORATION
are elected by holders of the common stock. Among other provisions, the Company is restricted from amending any of the rights, preferences or privileges of the preferred stock, issuing other preferred equity securities, or transferring substantially all of the Company's assets to others without the consent of a majority of the holders of preferred stock.

  Upon the declaration of cash dividends on common stock, the Company is required to declare cash dividends on the preferred stock. The preferred stock dividend must at least equal the per share amount of the common stock dividend and must be paid prior to the payment of any common stock dividends. As of December 31, 1996, the Company had not declared any dividends. The Series A and Series C preferred stock also carries a liquidation preference equal to $1.00 and $1.50 per share, respectively, ($6,891,000 in the aggregate) plus an amount equal to unpaid preferred stock dividends.

5. COMMON STOCK AND STOCK OPTION PLAN

  Pursuant to the Company's Restricted Stock Plan, common stock is held solely by Company officers, employees and former employees and vests ratably over forty-eight months. Common stock is subject to certain restrictions which relate principally to the transfer of ownership. Shares may be sold to third parties, but only after first being offered to the Company at prevailing market prices as determined in accordance with the Company's stock subscription agreement.

  On April 29, 1993, the board of directors and stockholders of the Company approved the 1993 Stock Option Plan (the Plan). Under the Plan as amended, 1,510,500 shares of common stock have been reserved for issuance to eligible employees, directors, consultants and advisors, subject to certain limitations, as defined in the Plan. Incentive stock options may be granted at prices not less than 100% of the fair market value at the date of the grant. All options granted expire ten years after the date of the grant.

  Information regarding options outstanding under the Plan is summarized below:

                                               1995               1996
                                         ----------------- --------------------
                                                 WEIGHTED-            WEIGHTED-
                                                  AVERAGE              AVERAGE
                                                 EXERCISE             EXERCISE
                                         OPTIONS   PRICE    OPTIONS     PRICE
                                         ------- --------- ---------  ---------
   Outstanding at beginning of year..... 349,500   $0.08     349,500    $0.08
   Granted..............................      --      --   1,188,500     0.15
   Terminated...........................      --      --     (27,500)    0.10
                                         -------           ---------
   Outstanding at end of year........... 349,500    0.08   1,510,500     0.13
                                         =======           =========
   Exercisable at end of year........... 259,250   $0.08     749,250    $0.13
                                         =======   =====   =========    =====
   Weighted-average fair value of
    options granted during the year.....           $0.08                $0.13
                                                   =====                =====

  Exercise prices on options outstanding at December 31, 1996 ranged from $0.05 to $0.15. The weighted average remaining contractual life of the options is eight and one half years.

  The Company applies Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for the Plan. Accordingly, no compensation expense has been recognized for the Plan. The impact on the Company's net loss would have been insignificant had compensation cost for the Plan been determined consistent with the methodology prescribed under Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation.

                          QUINTAR HOLDINGS CORPORATION

6. PROFIT SHARING PLAN

  The Company's 401(k) savings and profit sharing plan is available to substantially all of its employees. Company contributions to the plan are made at the discretion of the Board of Directors. The Company contributed $5,000 to the plan during both 1995 and 1996.

7. DISCONTINUED PRODUCT LINE

  The Company has adopted a plan to cease production of one of its product lines. The Company will complete its contractual obligations through fiscal 1997, and cease production of the products by December 1997. In connection with the decision, the Company charged $368,000 to 1996 operations, consisting of inventory write-downs, warranty costs, and the accelerated amortization of intangible assets.

8. PROPOSED CHANGE IN OWNERSHIP

  The Company has agreed to be acquired by Splash Technology Holdings, Inc. for $11.5 million plus additional compensation based on future operations. The proposed transaction is expected to be completed in the second quarter of 1997. The Company's financial position and results of operations reflect the operating plans of current management without consideration of strategic changes which may take place upon consummation of the change in ownership.

                          QUINTAR HOLDINGS CORPORATION

                      CONDENSED CONSOLIDATED BALANCE SHEET

                                                                 MARCH 31, 1997
                                                                 --------------
                                                                  (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.....................................  $    799,000
  Accounts receivable, net of an allowance for doubtful accounts
   of $158,000..................................................       108,000
  Inventories...................................................       373,000
  Prepaid expenses and other current assets.....................       154,000
                                                                  ------------
    Total current assets........................................     1,434,000
                                                                  ------------
  Property and equipment, net...................................        66,000
  Other assets, net.............................................        73,000
                                                                  ------------
    Total assets................................................  $  1,573,000
                                                                  ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..............................................  $    576,000
  Deferred revenue..............................................       227,000
  Accrued warranty expense......................................       105,000
  Other accrued expenses........................................       647,000
                                                                  ------------
    Total current liabilities...................................     1,555,000
                                                                  ------------
  Deferred revenue, long term...................................       350,000
                                                                  ------------
Stockholders' Equity:
  Series A convertible preferred stock, no par value:
    Authorized shares--4,200,000; Issued and outstanding
     shares--4,160,445..........................................     4,641,000
  Series C convertible preferred stock, no par value:
    Authorized shares--2,166,668; Issued and outstanding
     shares--1,500,001..........................................     2,250,000
  Common stock, no par value:
    Authorized shares--10,000,000; Issued and outstanding
     shares--972,541............................................        49,000
  Additional paid in capital....................................        85,000
  Accumulated deficit...........................................   (7,358,000)
                                                                  ------------
    Total stockholders' equity..................................      (333,000)
                                                                  ------------
    Total liabilities and stockholders' equity..................  $  1,572,000
                                                                  ============


   The accompanying notes are an integral part of these financial statements

                          QUINTAR HOLDINGS CORPORATION

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                         THREE MONTHS ENDED
                                                              MARCH 31,
                                                        ----------------------
                                                           1996        1997
                                                        ----------  ----------
                                                             (UNAUDITED)
Revenues:
  Product sales........................................ $  706,000  $  771,000
  Engineering and royalty revenues.....................    314,000     193,000
                                                        ----------  ----------
      Total revenues...................................  1,020,000     964,000
Cost and expenses:
  Cost of revenues
    Product............................................    412,000     474,000
    Engineering........................................    176,000      83,000
  Engineering expense..................................    544,000     641,000
  Selling, general and administrative expenses.........    304,000     258,000
  Interest (income) expense, net.......................     (5,000)      8,000
                                                        ----------  ----------
      Total costs and expenses.........................  1,431,000   1,464,000
                                                        ----------  ----------
  Net loss............................................. $ (411,000) $ (500,000)
                                                        ==========  ==========
  Net loss per share................................... $    (0.42) $    (0.51)
                                                        ==========  ==========
  Shares used in computing net loss per share..........    973,000     973,000
                                                        ==========  ==========


   The accompanying notes are an integral part of these financial statements

                          QUINTAR HOLDING CORPORATION

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                          THREE MONTHS ENDED
                                                               MARCH 31,
                                                          --------------------
                                                            1996       1997
                                                          ---------  ---------
                                                              (UNAUDITED)
OPERATING ACTIVITIES
  Net loss............................................... $(411,000) $(500,000)
  Adjustments to reconcile net loss to net cash used in
   operating activities:
    Depreciation and amortization........................    54,000     73,000
    Change in operating assets and liabilities:
     Accounts receivable.................................  (106,000)   496,000
     Inventories.........................................     4,000    144,000
     Prepaid expenses and other assets...................   (50,000)  (132,000)
     Accounts payable....................................   287,000   (156,000)
     Deferred revenue....................................   (16,000)  (243,000)
     Accrued warranty expense............................    41,000     80,000
     Other accrued expenses..............................    50,000     86,000
                                                          ---------  ---------
  Net cash used in operating activities..................  (147,000)  (152,000)
INVESTING ACTIVITIES
  Purchase of property and equipment.....................   (12,000)   (25,000)
FINANCING ACTIVITIES
  Issuance of preferred stock............................   249,000        --
                                                          ---------  ---------
  Increase (decrease) in cash and cash equivalents.......    90,000   (177,000)
  Cash and cash equivalents at beginning of the period...   709,000    976,000
                                                          ---------  ---------
  Cash and cash equivalents at end of the period......... $ 799,000  $ 799,000
                                                          =========  =========


   The accompanying notes are an integral part of these financial statements

                          QUINTAR HOLDING CORPORATION

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

  The accompanying unaudited consolidated financial information has been prepared by the Company in accordance with generally accepted accounting principles for interim financial statements. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. In the opinion of management, the accompanying unaudited consolidated financial statements contain all normal, recurring adjustments necessary to present fairly the Company's consolidated financial position as of March 31, 1997 and the results of operations and cash flows for the three months ended March 31, 1997 and 1996, which results are not necessarily indicative of results on an annual basis. Such consolidated financial statements should be read in conjunction with the consolidated financial statements and related notes contained in the Company's financial statements for the year ended December 31, 1996.

2. INVENTORIES

  Substantially all of the Company's inventories at March 31, 1997 are composed of raw materials and purchased parts.

  [Graphical chart inserted here illustrating how Splash fits in the creative workflow by depicting the input, design, photo retouching, layout and comping and preproofing phases.]

                    HOW SPLASH FITS IN THE CREATIVE WORKFLOW

Design                           Layout                           Comping and Preproofing
  Illustrator                      QuarkXPress                     Splash Server
  Freehand                         PageMaker                        . Accurate Press Simulation
  Corel                            Ventura                          . Spot Color Matching
              PC                               PC                   . Mixed RGB/CMYK
                                                                    . Macintosh Platform
                                                                    . Graphics Workstation
                                                                    . Unlimited Separations
                                                                    . Easy, Fast Calibration
                                                                      Scanning

Input                            Photo Retouching
  Slide Scanner                    PhotoShop
                                   Live Picture
                                               PC

    [Graphical chart inserted here illustrating how Splash fits in the corporate workflow by depicting the needs and uses of the creative/marketing, executive and sales, service provider, engineering and finance functions.]

                   HOW SPLASH FITS IN THE CORPORATE WORKFLOW

Creative/Marketing        Executive and Sales        Service Provider
 Department Proofing/      Short Run                  Reprographics Center
 Short Run Brochures       Presentations              Provide volume
 Advertisements            Overheads Posters          printing for all other
 Newsletters Cards         Financials Memos           departments, using all
 Invitations                         PC               applications
       Mac or PC                                               Mac

Engineering Proofing/     Finance and Operations     Proofing and Printing
 Short Run Schedules       Short Run Billing
 Schematics Tech           Communications Memos
 Manuals Posters           Forms
 Presentations                       PC
       Unix or PC

Splash
 . Identical Color
Across Platform
 . Intranet Access
 . Handles Problem Files
 . Simultaneous Network
Access
 . Collated Sets of
Documents
 . Color Accuracy
 . Monitor Matching
(Blue to Purple)
 . Job Accounting

 [Graphical artwork appears here with Splash logo and five colored stripes.]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale of the Common Stock being registered hereby. All amounts are estimates except the SEC registration fee and the NASD filing fee:

                                                                      AMOUNT TO
                                                                      BE PAID BY
                                                                      REGISTRANT
                                                                      ----------
   SEC Registration Fee..............................................  $ 42,967
   NASD Filing Fee...................................................    14,679
   Nasdaq National Market Application Fee............................    17,500
   Printing..........................................................   100,000
   Legal Fees and Expenses...........................................   150,000
   Accounting Fees and Expenses......................................    62,000
   Blue Sky Fees and Expenses........................................     5,000
   Custodial Fees....................................................     2,500
   Transfer Agent and Registrar Fees.................................     2,500
   Miscellaneous.....................................................     2,854
                                                                       --------
     Total...........................................................  $400,000
                                                                       ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145(a) of the General Corporation Law of the State of Delaware provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful.

  Section 145(b) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

  Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue, or matter therein, he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under such Section 145.

  Section 102(b)(7) of the General Corporation Law provides that a corporation in its original certificate of incorporation or an amendment thereto validly approved by stockholders may eliminate or limit personal liability of members of its board of directors or governing body for breach of a director's fiduciary duty. However, no such provision may eliminate or limit the liability of a director for breaching his or her duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase which was illegal, or obtaining an improper personal benefit. A provision of this type has no effect on the availability of equitable remedies, such as injunction or recession, for breach of fiduciary duty. The Company's Restated Certificate of Incorporation contains such a provision.

  The Registrant's Amended and Restated Certificate of Incorporation (Exhibit
3.1 hereto) and Amended and Restated Bylaws (Exhibit 3.2 hereto) provide for indemnification of the Registrant's directors, officers, employees and other agents to the maximum extent permitted by Delaware Law. In addition, the Registrant has entered into Indemnification Agreements (Exhibit 10.1 hereto) with its officers and directors. The Underwriting Agreement (Exhibit 1.1) also provides for cross-indemnification among the Company and the Underwriters with respect to certain matters, including matters arising under the Securities Act of 1933, as amended (the "Securities Act").

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  Since December 31, 1994, the Registrant has issued and sold the following unregistered securities:

  1. On January 30, 1996, the Registrant issued and sold an aggregate of 533,750 shares of Common Stock to four members of management pursuant to restricted stock purchase agreements for aggregate cash consideration of $6,100.

  2. On January 30, 1996, the Registrant issued and sold an aggregate of 15,426 shares of mandatorily redeemable Series A Preferred Stock to Summit Subordinated Debt Fund L.P., Summit Ventures IV, L.P., Summit Investors III, L.P., Sigma Partners III, L.P., Sigma Associates III, L.P. and Sigma Investors III, L.P. pursuant to the Purchase Agreement for an aggregate cash consideration of $15,426.

  3. On January 30, 1996, the Registrant issued and sold an aggregate of 4,282 shares of Series B Preferred Stock to Radius Inc. in return for a portion of its ownership of Splash Technology, Inc.

  4. On January 31, 1996, the Registrant issued a warrant to purchase an aggregate of 8,750 shares of Common Stock to Imperial Bank for an aggregate cash consideration of $.01.

  There was no underwriter involved in connection with any transaction set forth above. The issuances of the securities set forth in paragraph 1 of this
Item 15 were deemed to be exempt from registration under the Securities Act in reliance upon Rule 701 promulgated thereunder. The other issuances set forth in this Item 15 were deemed to be exempt from registration pursuant to Section 4(2) of the Securities Act and Regulation D promulgated thereunder as a transaction by an issuer not involving a public offering.

  In all of such transactions, the recipients of securities represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the securities issued.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES

  (a)  Exhibits

 EXHIBIT
  NUMBER                         DESCRIPTION OF DOCUMENT
 -------                         -----------------------
  1.1     Form of Underwriting Agreement.
  2.1(1)  Merger Agreement, dated December 21, 1995, among Radius Inc., Splash
          Technology, Inc., Summit Subordinated Debt Fund, L.P., Summit
          Ventures IV, L.P., Summit Investors II, L.P., Splash Technology
          Holdings, Inc. and Splash Merger Company, Inc.
  2.2(1)  Amendment No. 1 to Merger Agreement dated January 30, 1996.
  2.3(2)  Agreement and Plan of Reorganization dated as of May 1, 1997, by and among Splash Technology Holdings, Inc., Splash Acquisition
          Corporation and Quintar Holdings Corporation.
  3.1(1)  Amended and Restated Certificate of Incorporation of Registrant.
  3.2(1)  Amended and Restated Bylaws of Registrant.
  5.1     Opinion of Wilson Sonsini Goodrich & Rosati, Professional
          Corporation.
 10.1(1)  Form of Indemnification Agreement.
 10.2(1)  1996 Stock Option Plan and form of Stock Option Agreement.
 10.3(1)  1996 Employee Stock Purchase Plan and form of Subscription Agreement.
 10.4(1)  Registration Rights Agreement dated January 30, 1996 among the
          Registrant and certain stockholders of the Registrant.
 10.5(1)  Configurable Postscript Interpreter OEM License Agreement dated
          September 18, 1992 between the Registrant and Adobe Systems
          Incorporated.
 10.5a(1) Amendment No. 2 and Appendix No. 2 to Configurable Postscript
          Interpreter OEM License Agreement dated September 18, 1992 between the Registrant and Adobe Systems Incorporated.
 10.6(1)  Xerox and SMT Hardware Purchase and Software Development/License
          Agreement between the Registrant and Xerox Corporation dated November
          13, 1993.
 10.6a(1) Attachments I and II to Xerox and SMT Hardware Purchase and Software
          Development/License Agreement between the Registrant and Xerox
          Corporation dated November 13, 1993.
 10.7(1)  Property Lease covering Registrant's facilities in Sunnyvale,
          California.
 10.8(1)  Security and Loan Agreement dated January 31, 1996, between the
          Registrant and Imperial Bank.
 10.9     Revolving Loan & Security Agreement between the Registrant and
          Comerica Bank-California dated September 3, 1996; Collateral
          Assignment, Patent Mortgage and Security Agreement between the
          Registrant and Comerica Bank-California dated September 3, 1996; and
          Modification to the Loan & Security Agreement dated February 4, 1997.
 11.1     Computation Regarding Earnings Per Share.
 21.1(1)  Subsidiaries of Registrant.
 23.1     Consent of Coopers & Lybrand L.L.P.
 23.2     Consent of Ernst & Young LLP
 23.3     Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation
          (included in Exhibit 5.1).
 24.1(1)  Power of Attorney (see page II-5).
 27.1     Financial Data Schedule

--------
(1) Incorporated by reference to the Company's Registration Statement on Form S-1 (No. 333-09591) originally filed with the Securities and Exchange Commission on August 5, 1996.
(2) Incorporated by reference to the Company's filing on Form 8-K filed with the Securities and Exchange Commission on May 30, 1997.

  (b)  Financial Statement Schedules

  Schedule II--Valuation and Qualifying Accounts

ITEM 17. UNDERTAKINGS

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of this prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the Offering of such securities at that time shall be deemed to be the initial bona fide Offering thereof.

  The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing, as specified in the Underwriting Agreement, certificates in such denomination and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on July 28, 1997.

                                          SPLASH TECHNOLOGY HOLDINGS, INC.


                                          By:/s/  Kevin K. Macgillivray
                                             ----------------------------------
                                                  KEVIN K. MACGILLIVRAY,
                                               PRESIDENT AND CHIEF EXECUTIVE
                                                          OFFICER

  KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Kevin Macgillivray and Joan P. Platt, and each of them, his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agent, proxy and attorney-in-fact or any of his substitutes may lawfully do or cause to be done by virtue thereof.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

             SIGNATURE                           TITLE                       DATE
             ---------                           -----                       ----
/s/     Kevin K. Macgillivray        Director, President and            July 28, 1997
------------------------------------  Chief Officer (Principal
        KEVIN K. MACGILLIVRAY         Executive Officer)

/s/     Joan P. Platt                Chief Financial Officer and        July 28, 1997
------------------------------------  Vice President, Finance and
        JOAN P. PLATT                 Administration (Principal
                                      Financial and Accounting
                                      Officer)

/s/     Gregory M. Avis              Director                           July 28, 1997
------------------------------------
        GREGORY M. AVIS

/s/     Charles W. Berger            Director                           July 28, 1997
------------------------------------
        CHARLES W. BERGER

/s/     Peter Y. Chung               Director                           July 28, 1997
------------------------------------
        PETER Y. CHUNG

/s/     Lawrence G. Finch            Director                           July 28, 1997
------------------------------------
        LAWRENCE G. FINCH

                        SPLASH TECHNOLOGY HOLDINGS, INC.

                     REPORT ON FINANCIAL STATEMENT SCHEDULE

  In connection with our audit of the consolidated financial statements of Splash Technology Holdings, Inc., and its subsidiaries as of September 30, 1996 and for the eight months ended September 30, 1996, and in connection with our audit of the Predecessor Business as of September 30, 1995, and for each of the two years in the period ended September 30, 1995 and for the four months ended January 31, 1996, which financial statements are included in the Prospectus, we have also audited the financial statement schedules listed in Item 16(b) herein.

  In our opinion, this financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information required to be included therein.

                                          Coopers & Lybrand L.L.P.

San Jose, California
October 14, 1996

                          FINANCIAL STATEMENT SCHEDULE
                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

  VALUATION FOR DOUBTFUL       BALANCE AT                            BALANCE AT
         ACCOUNTS          BEGINNING OF PERIOD ADDITIONS DEDUCTIONS END OF PERIOD
  ----------------------   ------------------- --------- ---------- -------------
 Years ended:
 September 30, 1994 (1)..         $ --          $   16     $  --       $   16
 September 30, 1995 (1)..         $ 16          $   68     $  --       $   84
 Four months ended
  January 31, 1996 (1)...         $ 84          $   17     $  --       $  101
 Eight months ended
  September 30, 1996.....         $101          $  198     $  --       $  299

 VALUATION FOR INVENTORY       BALANCE AT                            BALANCE AT
         RESERVES          BEGINNING OF PERIOD ADDITIONS DEDUCTIONS END OF PERIOD
 -----------------------   ------------------- --------- ---------- -------------
 Years ended:
 September 30, 1994 (1)..         $ --          $  575     $  --       $  575
 September 30, 1995 (1)..         $575          $   --     $ (25)      $  550
 Four months ended
  January 31, 1996 (1)...         $550          $   --     $(550)      $   --
 Eight months ended
  September 30, 1996.....         $ --          $1,028     $  --       $1,028

  VALUATION FOR WARRANTY       BALANCE AT                            BALANCE AT
         RESERVES          BEGINNING OF PERIOD ADDITIONS DEDUCTIONS END OF PERIOD
  ----------------------   ------------------- --------- ---------- -------------
 Years ended:
 September 30, 1994 (1)..         $ --          $  136     $  --       $  136
 September 30, 1995 (1)..         $136          $  181     $  --       $  317
 Four months ended
  January 31, 1996 (1)...         $317          $   --     $(176)      $  141
 Eight months ended
  September 30, 1996.....         $141          $  353     $ (27)      $  467

--------
(1) Predecessor Business.

 EXHIBIT
  NUMBER                         DESCRIPTION OF DOCUMENT
 -------                         -----------------------
  1.1     Form of Underwriting Agreement.
  2.1(1)  Merger Agreement, dated December 21, 1995, among Radius Inc., Splash
          Technology, Inc., Summit Subordinated Debt Fund, L.P., Summit
          Ventures IV, L.P., Summit Investors II, L.P., Splash Technology
          Holdings, Inc. and Splash Merger Company, Inc.
  2.2(1)  Amendment No. 1 to Merger Agreement dated January 30, 1996.
  2.3(2)  Agreement and Plan of Reorganization dated as of March 26, 1997, by and among Splash Technology Holdings, Inc., Splash Acquisition
          Corporation and Quintar Holdings Corporation.
  3.1(1)  Amended and Restated Certificate of Incorporation of Registrant.
  3.2(1)  Amended and Restated Bylaws of Registrant.
  5.1     Opinion of Wilson Sonsini Goodrich & Rosati, Professional
          Corporation.
 10.1(1)  Form of Indemnification Agreement.
 10.2(1)  1996 Stock Option Plan and form of Stock Option Agreement.
 10.3(1)  1996 Employee Stock Purchase Plan and form of Subscription Agreement.
 10.4(1)  Registration Rights Agreement dated January 30, 1996 among the
          Registrant and certain stockholders of the Registrant.
 10.5(1)  Configurable Postscript Interpreter OEM License Agreement dated
          September 18, 1992 between the Registrant and Adobe Systems
          Incorporated.
 10.5a(1) Amendment No. 2 and Appendix No. 2 to Configurable Postscript
          Interpreter OEM License Agreement dated September 18, 1992 between the Registrant and Adobe Systems Incorporated.
 10.6(1)  Xerox and SMT Hardware Purchase and Software Development/License
          Agreement between the Registrant and Xerox Corporation dated November
          13, 1993.
 10.6a(1) Attachments I and II to Xerox and SMT Hardware Purchase and Software
          Development/License Agreement between the Registrant and Xerox
          Corporation dated November 13, 1993.
 10.7(1)  Property Lease covering Registrant's facilities in Sunnyvale,
          California.
 10.8(1)  Security and Loan Agreement dated January 31, 1996, between the
          Registrant and Imperial Bank.
 10.9     Revolving Loan & Security Agreement between the Registrant and
          Comerica Bank-California dated September 3, 1996; Collateral
          Assignment, Patent Mortgage and Security Agreement between the
          Registrant and Comerica Bank-California dated September 3, 1996; and
          Modification to the Loan & Security Agreement dated February 4, 1997.
 11.1     Computation Regarding Earnings Per Share.
 21.1(1)  Subsidiaries of Registrant.
 23.1     Consent of Coopers & Lybrand L.L.P.
 23.2     Consent of Ernst & Young LLP.
 23.3     Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation
          (included in Exhibit 5.1).
 24.1(1)  Power of Attorney (see page II-5).
 27.1     Financial Data Schedule

--------
(1) Incorporated by reference to the Company's Registration Statement on Form S-1 (No. 333-09591) originally filed with the Securities and Exchange Commission on August 5, 1996.
(2) Incorporated by reference to the Company's filing on Form 8-K filed with the Securities and Exchange Commission on May 30, 1997.